EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT AND SECOND AMENDED

AND RESTATED PLEDGE AND SECURITY AGREEMENT

AMENDMENT NO. 1 (the “Amendment”), dated as of March 5, 2018, to (i) the Second Amended and Restated Credit and Guaranty Agreement dated as of November 21, 2017 (the “Credit Agreement”) among Pattern US Finance Company LLC (“US Borrower”), Pattern Canada Finance Company ULC (“Canada Borrower” and, together with US Borrower, the “Borrowers”), the Guarantors party thereto (the “Guarantors”), Royal Bank of Canada (acting through its New York Branch), as Administrative Agent (the “Agent”) and the other parties party thereto, (ii) the Second Amended and Restated Pledge and Security Agreement, dated as of November 21, 2017 (the “US Security Agreement”) among US Borrower, the Agent, and the other Grantors party thereto and (iii) the Second Amended and Restated Canada Pledge and Security Agreement, dated as of November 21, 2017 (the “Canadian Security Agreement”) among Canada Borrower, the Agent and the other Grantors party thereto.

W I T N E S S E T H :

WHEREAS the parties hereto have agreed to make certain changes to the terms of the Credit Agreement and the Security Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement and Security Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement and Security Agreement as amended hereby.

Section 2.  Amendments.

(a)  The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto.

(b)  The US Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:

~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the US Security Agreement attached as Annex B hereto.

(c)  The Canadian Security Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Canadian Security Agreement attached as Annex C hereto.

(d)  The US Pledge Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the US Pledge Agreement attached as Annex D hereto.

(e)  The Canada Pledge Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Canada Pledge Agreement attached as Annex E hereto.

Section 3. Limited Effect. The foregoing amendments are limited in effect and, except as specifically set forth above, shall apply only as expressly set forth in this Amendment and shall not constitute a consent, waiver, modification, approval or amendment of any other provision of the Credit Agreement, Security Agreement or the other Financing Documents. The Credit Agreement and Security Agreement are modified only by the express provisions of this Amendment, and shall, as so modified, remain in full force and effect and is hereby ratified and confirmed by Borrowers and the Guarantors in all respects. Except as expressly provided herein, nothing herein shall limit in any way the rights and remedies of the Agents, the Lenders and the Issuing Banks under the Credit Agreement, Security Agreement and the other Financing Documents.

Section 4. Representations of Borrowers. The Borrowers represent and warrant, as of the date hereof, that (i) the representations and warranties of the Borrowers set forth in Section 4 of the Credit Agreement, Section 4 of the Security Agreement and in the other Credit Documents are true and correct in all material aspects on and as of the date hereof (including, for the avoidance of doubt, as such representations and warranties relate to this Amendment and the execution and performance of this Amendment); provided that (x) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (y) in each case such materiality qualifier shall not be applicable to any representations and warranties that are already qualified by “materiality”, “Material Adverse Effect”

[SIGNATURE PAGE TO AMENDMENT NO. 1]

or any similar qualifier, in the text thereof and (ii) no Event of Default exists and no Default or Event of Default shall exist after giving effect to this Amendment.

Section 5. Governing Law, Etc. Sections 10.15, 10.16 and 10.17 of the Credit Agreement are hereby incorporated by reference as if fully set forth in this Amendment mutatis mutandis (except that any references to “Agreement” shall mean this Amendment).

Section 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7. Effectiveness. This Amendment shall be effective as of the date first written above.

[Signature Pages Follow]

[SIGNATURE PAGE TO AMENDMENT NO. 1]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Pattern US FINANCE COMPANY LLC, as US Borrower

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Pattern Canada FINANCE COMPANY ULC, as Canada Borrower

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Pattern Gulf Wind Equity LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Hatchet Ridge Holdings LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

Nevada Wind Holdings LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Santa Isabel Holdings LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Ocotillo WIND HOLDINGS LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

PANHANDLE WIND HOLDINGS LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

PANHANDLE B MEMBER 2 LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

Lost Creek Wind Finco, LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Lincoln County Wind Project Holdco, LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Logan’s Gap B Member LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Fowler Ridge IV B Member LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

Broadview Finco Pledgor LLC, as Guarantor and US Restricted Holding Company Subsidiary

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

PATTERN US OPERATIONS HOLDINGS LLC, as Pledgor

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

PATTERN CANADA OPERATIONS HOLDINGS ULC, Limited Recourse Guarantee and Pledgor

By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

ROYAL BANK OF CANADA,

ACTING THROUGH ITS NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

By:	/s/ Yvonne Brazier
Name:	Yvonne Brazier
Title:	Manager, Agency Services

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

ROYAL BANK OF CANADA,

as Lender

By:	/s/ Frank Lambrinos
Name:	Frank Lambrinos
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Wells Fargo Bank, N.A.,

as Lender

By:	/s/ Yann Blindert
Name:	Yann Blindert
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

KEYBANK NATIONAL ASSOCIATION,

as Lender

By:	/s/ Sukanya V. Raj
Name:	Yann Blindert
Title:	Senior Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Morgan Stanley Bank N.A.,

as Lender

By:	/s/ Jack Kuhns
Name:	Jack Kuhns
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Citibank, N.A.,

as Lender

By:	/s/ Carl Cho
Name:	Carl Cho
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Bank of Montreal, Chicago Branch,

as Lender

By:	/s/ Paul Heikkila
Name:	Paul Heikkila
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Bank of America, N.A.,

as Lender

By:	/s/ Maggie Halleland
Name:	Maggie Halleland
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

MUFG Union Bank, N.A.,

as Lender

By: /s/ Jeffrey Flagg___________________

Name: Jeffrey Flagg

Title: Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

SOCIETE GENERALE,

as Lender

By:	/s/ Richard Bernal
Name:	Richard Bernal
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

GOLDMAN SACHS BANK USA,

as Lender

By:	/s/ Chris Lam
Name:	Chris Lam
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ACKNOWLEDGED AND AGREED:

Sumitomo Mitsui Banking Corporation,

as Lender

By:	/s/ Juan Kreutz
Name:	Juan Kreutz
Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ANNEX A

(separately attached)

SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

dated as of November 21, 2017

among

PATTERN US FINANCE COMPANY LLC

PATTERN CANADA FINANCE COMPANY ULC

CERTAIN SUBSIDIARIES OF PATTERN US FINANCE COMPANY LLC

CERTAIN SUBSIDIARIES OF PATTERN CANADA FINANCE COMPANY ULC

THE LENDERS FROM TIME TO TIME PARTY HERETO

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)

as Swingline Lender

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)
as Administrative Agent

ROYAL BANK OF CANADA

(ACTING THROUGH ITS NEW YORK BRANCH)
as Collateral Agent

and

ROYAL BANK OF CANADA, ACTING THROUGH ITS NEW YORK BRANCH, BANK OF MONTREAL, CHICAGO BRANCH, MORGAN STANLEY BANK, N.A., CITIBANK, N.A. AND BANK OF AMERICA, N.A.
each as LC Issuing Bank

________________________________________________________

$440,000,000 Revolving Credit Facilities

________________________________________________________

BANK OF MONTREAL, CHICAGO BRANCH

as Syndication Agent

CITIBANK, N.A.

as Documentation Agent

ROYAL BANK OF CANADA, ACTING THROUGH ITS NEW YORK BRANCH, BANK OF MONTREAL, CHICAGO BRANCH, MORGAN STANLEY SENIOR FUNDING, INC., CITIBANK, N.A., BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION, MUFG UNION BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION, SOCIÉTÉ GÉNÉRALE, GOLDMAN SACHS BANK USA AND WELLS FARGO SECURITIES, LLA
as Joint Bookrunners

Page

Section 1.	DEFINITIONS AND INTERPRETATION	2

1.1	Definitions	2
1.2	Accounting Terms	~~44~~45
1.3	Terms Generally	~~45~~46
1.4	Exchange Rates; Currency Equivalents	~~45~~47
1.5	Letter of Credit Amounts	~~46~~47
1.6	Calculations	~~46~~47
1.7	Limited Conditionality	~~46~~47
1.8	Alternative Currencies.	~~47~~48

Section 2.	LOANS AND LETTERS OF CREDIT	~~48~~49

2.1	Revolving Loans	~~48~~49
2.2	Swingline Loans	~~50~~51
2.3	Letters of Credit	~~52~~53
2.4	Pro Rata Shares	~~62~~63
2.5	Use of Proceeds	~~62~~63
2.6	Evidence of Debt; Lenders’ Books and Records; Notes	~~62~~64
2.7	Interest on Loans	~~63~~64
2.8	Conversion/Continuation	~~65~~66
2.9	Default Interest	~~66~~67
2.10	Fees	~~66~~67
2.11	Voluntary Prepayments/Commitment Reductions	~~67~~68
2.12	Mandatory Prepayments	~~69~~70
2.13	Application of Prepayments	~~71~~72
2.14	General Provisions Regarding Payments	~~72~~73
2.15	Ratable Sharing	~~75~~76
2.16	Making or Maintaining Eurodollar Rate Loans or CDOR Loans	~~76~~77
2.17	Increased Costs; Capital or Liquidity Adequacy	~~78~~79
2.18	Taxes; Withholding, Etc	~~79~~80
2.19	Obligation to Mitigate	~~84~~85
2.20	Defaulting Lenders	~~84~~85
2.21	Removal or Replacement of a Lender	~~88~~89
2.22	Additional Indebtedness	~~89~~90
2.23	Extensions of Loan Terms	~~92~~93
2.24	Refinancing Facilities	~~95~~96

Section 3.	CONDITIONS PRECEDENT	~~98~~99

3.1	Closing Date	~~98~~99
3.2	Conditions to Each Credit Extension	~~100~~101

Section 4.	REPRESENTATIONS AND WARRANTIES	~~101~~102

i	CREDIT AGREEMENT (PATTERN REVOLVER)

4.1	Organization; Requisite Power and Authority; Qualification	~~101~~102
4.2	Subsidiaries; Capital Stock and Ownership	~~102~~103
4.3	Due Authorization	~~102~~103
4.4	No Conflict	~~102~~103
4.5	Governmental Authorizations	~~103~~104
4.6	Binding Obligation	~~103~~104
4.7	Historical Financial Statements	~~104~~105
4.8	Projections	~~104~~105
4.9	Adverse Proceedings, Etc	~~104~~105
4.10	Payment of Taxes	~~104~~105
4.11	Properties	~~104~~105
4.12	Environmental Matters	~~105~~106
4.13	No Defaults	~~105~~106
4.14	Liens	~~106~~107
4.15	Compliance with Laws	~~106~~107
4.16	Governmental Regulation	~~106~~107
4.17	Margin Stock	~~106~~107
4.18	Employee Matters	~~106~~107
4.19	Solvency	~~106~~107
4.20	Disclosure	~~106~~107
4.21	Sanctions, Patriot Act, FCPA	~~107~~108
4.22	OFAC	~~107~~108
4.23	Canadian Pension and Benefit Plans	~~107~~108

Section 5.	AFFIRMATIVE COVENANTS	~~108~~109

5.1	Financial Statements and Other Reports	~~108~~109
5.2	Existence	~~110~~111
5.3	Payment of Indebtedness, Taxes and Claims	~~111~~112
5.4	Maintenance of Properties and Assets	~~111~~112
5.5	Insurance	~~111~~112
5.6	Books and Records; Inspections	~~111~~112
5.7	Compliance with Laws	~~112~~113
5.8	Environmental	~~112~~113
5.9	Subsidiaries	~~112~~113
5.10	Non-Wholly Owned Subsidiaries; Other Restricted Subsidiaries	~~113~~114
5.11	Maintenance of Liens; Further Assurances	~~114~~115
5.12	Separateness	~~114~~115
5.13	[Reserved.]	~~114~~115

Section 6.	NEGATIVE COVENANTS	~~114~~115

6.1	Indebtedness	~~114~~115
6.2	Liens	~~117~~118
6.3	Burdensome Agreements	~~120~~121
6.4	Restricted Payments	~~120~~121
6.5	Investments	~~121~~122

ii	CREDIT AGREEMENT (PATTERN REVOLVER)

6.6	Financial Covenants	~~123~~124
6.7	Disposition of Assets	~~124~~125
6.8	Transactions with Affiliates	~~125~~126
6.9	Conduct of Business	~~125~~126
6.10	Amendments of Organizational Documents; Accounting Changes	~~125~~126
6.11	Fundamental Changes	~~126~~127
6.12	Hedge Agreements.	~~126~~127
6.13	Sanctions	~~126~~127
6.14	No Employees	~~126~~127
6.15	[Reserved.]	~~127~~128
6.16	Disqualified Stock	~~127~~128
6.17	Project Financing Documents	~~127~~128
6.18	Subsidiaries	~~127~~128

Section 7.	GUARANTY	~~127~~128

7.1	Guaranty of the Obligations	~~127~~128
7.2	Payment by Guarantors	~~127~~128
7.3	Liability of Guarantors Absolute	~~128~~129
7.4	Waivers by Guarantors	~~129~~130
7.5	Guarantors’ Rights of Subrogation, Contribution, Etc	~~130~~131
7.6	Subordination of Other Obligations	~~131~~132
7.7	Continuing Guaranty	~~131~~132
7.8	Authority of Guarantors or Borrowers	~~131~~132
7.9	Financial Condition of Borrowers	~~131~~132
7.10	Bankruptcy, Etc	~~132~~133
7.11	Guarantors, Defined; Discharge of Guaranty	~~132~~133

Section 8.	EVENTS OF DEFAULT	~~133~~134

8.1	Events of Default	~~133~~134
8.2	Right to Cure	~~138~~139

Section 9.	AGENTS	~~139~~140

9.1	Appointment of Agents	~~139~~140
9.2	Powers and Duties	~~139~~140
9.3	General Immunity	~~140~~141
9.4	Agents Entitled to Act as Lender	~~141~~142
9.5	Lenders’ Representations, Warranties and Acknowledgment	~~142~~143
9.6	Resignation of Administrative Agent	~~142~~143
9.7	Collateral Documents and Guaranty	~~143~~144
9.8	No Other Duties, Etc	~~145~~146
9.9	Secured Hedging Obligations	146

Section 10.	MISCELLANEOUS	~~145~~146

10.1	Notices	~~145~~146

iii	CREDIT AGREEMENT (PATTERN REVOLVER)

10.2	Expenses	~~146~~147
10.3	Indemnity	~~147~~148
10.4	Set-Off	~~149~~150
10.5	Amendments and Waivers	~~149~~150
10.6	Successors and Assigns; Participations; Sale and Transfer Limitations	~~152~~153
10.7	Independence of Covenants	~~156~~157
10.8	Survival of Representations, Warranties and Agreements	~~156~~157
10.9	No Waiver; Remedies Cumulative	~~157~~158
10.10	Marshalling; Payments Set Aside	~~157~~158
10.11	Severability	~~158~~159
10.12	Obligations Several; Independent Nature of Lenders’ Rights	~~158~~159
10.13	No Advisory or Fiduciary Responsibility	~~158~~159
10.14	Headings	~~159~~160
10.15	APPLICABLE LAW	~~159~~160
10.16	CONSENT TO JURISDICTION	~~159~~160
10.17	WAIVER OF JURY TRIAL	~~159~~160
10.18	Usury Savings Clause	~~160~~161
10.19	Counterparts	~~161~~162
10.20	Effectiveness	~~161~~162
10.21	Patriot Act	~~161~~162
10.22	Canadian AML Legislation	~~161~~162
10.23	Electronic Execution of Assignments	~~162~~163
10.24	Judgment Currency	~~162~~163
10.25	ENTIRE AGREEMENT	~~163~~164
10.26	No Recourse to Sponsor or Pledgors	~~163~~164
10.27	Disclaimer	~~163~~164
10.28	Treatment of Certain Information; Confidentiality	~~163~~164
10.29	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	~~164~~165
10.30	Amendment and Restatement.	~~165~~166
10.31	Keepwell	167

iv	CREDIT AGREEMENT (PATTERN REVOLVER)

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses
SCHEDULES:	1.1(a)	Existing Letters of Credit
	1.1(b)	Closing Date Management
	1.1(c)	Projects
	1.1(d)	Project PPAs
	2.1(a)(i)	Existing Closing Date Loans
	3.1(e)	UCC or PPSA Financing Statements To Be Terminated
	4.1	Jurisdictions of Organization
	4.2	Subsidiaries; Capital Stock and Ownership
	4.8	Base Case Model
	5.12	Separateness
	6.1(d)	Form of Subordination Agreement
	6.3	Burdensome Agreements
	6.8	Affiliate Transactions

EXHIBITS:	A-1	Borrowing Notice And Certificate
	A-2	Conversion/Continuation Notice
	A-3	Notice of LC Activity and Certificate
	B-1	US Dollar Denominated Revolving Loan Note
	B-2	Canadian Dollar Denominated Revolving Loan Note
	C-1	Closing Date Certificate
	C-2	Compliance Certificate
	D-1	Opinion of Davis Polk & Wardwell LLP
	D-2	Opinion of Blake, Cassels & Graydon LLP
	D-3	Opinion of McInnes Cooper LLP
	D-4	Opinion of Morris, Nichols, Arsht & Tunnell LLP
	E	Assignment and Assumption Agreement
	F-1-F-4	US Tax Compliance Certificates
	G	Solvency Certificate
	H	Counterpart Agreement
	I-1	US Pledge and Security Agreement
	I-2	US Pledge Agreement
	I-3	Canada Pledge and Security Agreement
	I-4	Canada Pledge Agreement
	K	Subsidiaries

v	CREDIT AGREEMENT (PATTERN REVOLVER)

SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of November 21, 2017, is entered into by and among PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (“US Borrower”), PATTERN CANADA FINANCE COMPANY ULC, a Nova Scotia unlimited company (“Canada Borrower”; and together with US Borrower, “Borrowers”), CERTAIN SUBSIDIARIES OF BORROWERS, THE LENDERS PARTY HERETO FROM TIME TO TIME, ROYAL BANK OF CANADA (“Royal Bank”), acting through its New York Branch, as swingline lender (together with its permitted successors in such capacity, the “Swingline Lender”), ROYAL BANK OF CANADA, acting through its New York Branch, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), ROYAL BANK OF CANADA, acting through its New York Branch, as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”) and ROYAL BANK OF CANADA, acting through its New York Branch, BANK OF MONTREAL, Chicago Branch, MORGAN STANLEY BANK, N.A., CITIBANK, N.A., AND BANK OF AMERICA, N.A., each together with its permitted successors in such capacity, as LC Issuing Bank.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof.

WHEREAS, the Borrowers, certain lenders, certain letter of credit issuing banks, the Administrative Agent and the Collateral Agent are party to that certain Amended and Restated Credit and Guaranty Agreement, dated as of December 17, 2014 (as amended prior to the date hereof, the “Existing Credit Agreement”), which amended and restated that certain Credit and Guaranty Agreement, dated as of November 15, 2012, as amended prior to the date of the Existing Credit Agreement, and pursuant to which such lenders made revolving loans and other extensions of credit to the Borrower pursuant to the terms thereof.

WHEREAS, the parties hereto wish to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein, and to increase the revolving credit facilities to be made available pursuant to this Agreement to four hundred and forty million Dollars ($440,000,000).

WHEREAS, Borrowers and certain Restricted Holding Company Subsidiaries have agreed to secure all of the Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien in accordance with the Collateral Documents, on certain of their respective assets as described therein.

WHEREAS, subject to the limitations set forth herein, Guarantors have agreed to guarantee the obligations of Borrowers hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their respective assets as described herein and in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.   DEFINITIONS AND INTERPRETATION

1.1   Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Abandonment” means any willful and voluntary suspension or cessation of the operations of one or more Projects owned by one or more Restricted Operating Company Subsidiaries, but only to the extent that each such suspension or cessation (a) is expected to be permanent and (b) has continued for a period of more than sixty (60) consecutive days (other than force majeure and excluding any period of forced outage or scheduled outage, maintenance or repair to such Project).

“Acceptable Bank” means any bank, trust company or other financial institution that has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “A-” or better by S&P, “A3” or better by Moody’s or “A-” or better by Fitch.

“Act” as defined in Section 4.21.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of an Authorized Representative of any Credit Party, threatened in writing against or affecting a Credit Party, any Restricted Operating Company Subsidiary or any Project.

“Affected Lender” as defined in Section 2.16(b).

“Affected Loans” as defined in Section 2.16(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.15.

-2-	CREDIT AGREEMENT (PATTERN REVOLVER)

“Agreement” means this Second Amended and Restated Credit and Guaranty Agreement, dated as of November 21, 2017 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” as defined in Section 10.24.

“Applicable Margin” means, in respect of (x) Revolving Loans (including pursuant to any Increased Commitment), the percentage per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below and (y) any Incremental Term Loans, the applicable percentages per annum set forth in the relevant Incremental Amendment.

Pricing Level	Leverage Ratio	Applicable Margin for Eurodollar Rate/CDOR Loans and Letter of Credit Fees	Applicable Margin for Base Rate/Canadian Prime Rate Loans
1	< 3.50:1.00	1.625%	0.625%
2	≥ 3.50:1.00 but < 4.50:1.00	1.75%	0.75%
3	≥ 4.50:1.00	1.875%	0.875%

Any increase or decrease in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c); provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with Section 5.1(c) or (ii) while any Event of Default exists, then in each case, upon the request of the Required Revolving Lenders with notice to the Borrowers from the Administrative Agent, Pricing Level 3 shall apply in respect of clause (x) above (in the case of clause (i), as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and such Pricing Level shall remain in effect until the date on which such Compliance Certificate is delivered).

For purposes of the foregoing, the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable), or, until such financial statements have been delivered hereunder, based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable) of the Existing Credit Agreement. The calculation of Leverage Ratio shall be subject in all respects to Section 1.6.

For the avoidance of doubt, on the Closing Date, the Pricing Level shall be Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), or other Transfer, of all or any part of Borrowers’ or the Restricted Subsidiaries’ assets or properties of any kind,

-3-	CREDIT AGREEMENT (PATTERN REVOLVER)

whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of the Restricted Subsidiaries, other than sales, leases, sub-leases, sale and leasebacks, Transfers and other transactions permitted by or otherwise provided for in Section 6.7, but in the case of Transfers made pursuant to Section 6.7(d) only to the extent the Net Asset Sale Proceeds received by the Credit Parties do not exceed the thresholds set forth in clause (iii) thereof.

“Assignee” as defined in Section 10.6(d)(i).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Assignment Effective Date” as defined in Section 10.6(d)(i).

“Authorized Representative” means, as applied to any Person, any authorized signatory or officer appointed or designated in accordance with such Person’s Organizational Documents.

“Auto-Extension Letters of Credit” as defined in Section 2.3(b)(iv).

“Available Cash” means, for any specified period and without duplication, Internally Generated Cash and Qualifying Cash actually received by a Borrower or any Restricted Holding Company Subsidiary from any Restricted Operating Company Subsidiary or any Permitted Minority Investment Company (and including for such purposes, cash received pursuant to any related Hedge Agreement (but without duplication of any Internally Generated Cash or Qualifying Cash denominated in a currency hedged pursuant to such Hedge Agreement)) as and when deposited into a Deposit Account (which Deposit Account shall be in the name of a Credit Party and fully pledged to Collateral Agent for the benefit of the Secured Parties); provided that, notwithstanding the foregoing, for purposes of calculating Borrower Cash Flow from non-U.S. and non-Canada Restricted Operating Company Subsidiaries (or non-U.S. and non-Canada Permitted Minority Investment Companies), “Available Cash” shall mean Internally Generated Cash and Qualifying Cash permitted to be distributed pursuant to the applicable Project Financing Documents and available for distribution (and without counting any such Cash actually received by a Borrower or any Restricted Holding Company Subsidiary), net of all withholding taxes and other applicable taxes that would be payable (at then-applicable rates) if such amounts were distributed to a Borrower or Restricted Holding Company Subsidiary (including pursuant to a Hedge Agreement (but without duplication of any Internally Generated Cash or Qualifying Cash denominated in a currency hedged pursuant to such Hedge Agreement)), as reasonably determined by the US Borrower. Without limiting the foregoing, Available Cash shall exclude, with respect to such period, such net Cash proceeds received from (a) payments in respect of federal, state, provincial or local cash grants (or payments in lieu of tax credits), (b) Net Asset Sale Proceeds that constitute extraordinary receipts, (c) disbursements from Project or Permitted Minority Investment Project reserve accounts of Cash replaced with Letters of Credit, (d) the Transfer of any Restricted Operating Company Subsidiary or Permitted Minority Investment Company by a Borrower or any Restricted Holding Company Subsidiary, (e) Net Insurance/Condemnation Proceeds (excluding, for the avoidance of doubt, proceeds received from business interruption insurance) received by the Borrower or a Restricted Holding

-4-	CREDIT AGREEMENT (PATTERN REVOLVER)

Company Subsidiary, but only to the extent such Net Insurance/Condemnation Proceeds are remuneration received by such Borrower or Restricted Holding Company Subsidiary for the diminished cash generating capacity of a Restricted Operating Company Subsidiary’s or Permitted Minority Investment Company’s assets, (f) any incurrence of Indebtedness by any Restricted Operating Company Subsidiary or Permitted Minority Investment Company, (g) any issuance of Capital Stock by any Restricted Subsidiary or Permitted Minority Investment Company, or (h) any capital contribution to any Restricted Subsidiary or Permitted Minority Investment Company.

“Available Incremental Amount” as defined in Section 2.22(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Case Model” as defined in Section 4.8.

“Base Rate” means, for any day, the rate of interest per annum equal to the greater of (i) the rate determined by the Administrative Agent from time to time as its prime commercial lending rate for U.S. Dollar loans in the United States for such day (such rate is not necessarily the lowest rate that the Administrative Agent is charging any corporate customer (any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination)); (ii) 0.5% per annum above the Federal Funds Rate; and (iii) 1% per annum above the LIBOR Rate having a term of one (1) month.  Each interest rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, LC Issuing Bank and Lender, and shall include all former Agents, LC Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, LC Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full. For purposes of the guarantee and collateral provisions of this Agreement and the other Credit Documents, “Beneficiary” shall also include each counterparty to a Hedge Agreement that is a Secured Hedging Obligation.

“Borrower Cash Flow” means, for any period, an amount equal to (a) Available Cash during such period, minus (b) the sum, without duplication, of: (i) the aggregate amount of expenditures actually made by the Credit Parties in Cash during such period and (ii) the amount

-5-	CREDIT AGREEMENT (PATTERN REVOLVER)

of Cash taxes actually paid by the Credit Parties during such period. For the avoidance of doubt, the foregoing calculation is subject to the adjustments described in Section 6.6(c).

“Borrower Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness and other amounts that~~,~~ (in each case) in accordance with GAAP~~,~~ would be classified as indebtedness on a stand-alone balance sheet of each Borrower (including all L/C Obligations but excluding (i) any unused Revolving Commitments ~~and~~, (ii) any Permitted Subordinated Indebtedness or (iii) Indebtedness of US Borrower owed to a Japanese Subsidiary of US Borrower to the extent permitted pursuant to Section 6.1(m)). For the avoidance of doubt, “Borrower Debt” shall not include any Permitted Project Debt (including any guarantees or indemnities with respect to such Permitted Project Debt) for which there is no recourse to either Borrower (other than recourse limited to pledges of Capital Stock or intercompany debt).

“Borrower Interest Expense” means, (a) the sum of (i) total cash interest expense of each Borrower on a stand-alone basis with respect to all outstanding Borrower Debt and (ii) all Transaction Costs (excluding any upfront or other amounts payable only on the Closing Date); less (b) any cash interest income received by either Borrower on a stand-alone basis, in the case of each of (a) and (b), during the relevant measurement period.

“Borrowing” means the borrowing of the same Type of Revolving Loans by the applicable Borrower (or resulting from a conversion or conversions on such date), having in the case of Eurodollar Rate Loans or CDOR Loans, the same Interest Period.

“Borrowing Notice And Certificate” means a notice substantially in the form of Exhibit A-1.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the Governmental Rules of the State of New York or is a day on which banking institutions located in such state are authorized or required by Governmental Rules to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, (c) with respect to all notices and determinations in connection with, and issuances, payments of principal and interest on or with respect to, Canadian Dollar Denominated Letters of Credit, Canadian Dollar Denominated Loans or the CDOR Rate or Canadian Prime Rate, any day which is a Business Day described in clauses (a) and (b) and which is also a day which is not a legal holiday under the Governmental Rules of Canada or is a day on which banking institutions are not authorized or required by Governmental Rules to close in Toronto, Canada.

“Canada Borrower” as defined in the preamble hereto.

“Canada Pledge and Security Agreement” means that certain Second Amended and Restated Canada Limited Recourse Guarantee and Pledge Agreement, dated as of the date hereof, by and between Canada Borrower and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

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“Canada Pledge Agreement” means that certain Amended and Restated Canada Limited Recourse Guarantee and Pledge Agreement, dated as of December 17, 2014, by and between Canada Pledgor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canada Pledgor” means Pattern Canada Operations Holdings ULC.

“Canada Restricted Holding Company Subsidiary” means any Restricted Holding Company Subsidiary that is a Canadian Subsidiary.

“Canada Restricted Operating Company Subsidiary” means any Restricted Operating Company Subsidiary that is a Canadian Subsidiary.

“Canadian AML Legislation” as defined in Section 10.22.

“Canadian Benefit Plans” means all employee benefit plans of any nature or kind whatsoever including all plans or arrangements which provide or promise post-employment health, dental or any other benefits (other than of any Borrower Canadian Pension Plans and any statutory plans with which any Borrower or Subsidiary is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation) that are governed by Governmental Rules of Canada and are maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any obligations, rights or liabilities, contingent or otherwise.

“Canadian Dollar Denominated Letter of Credit” means each Letter of Credit denominated in Canadian Dollars at the time of issuance thereof.

“Canadian Dollar Denominated Loans” means Revolving Loans denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Denominated Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Canadian Dollars as determined by Administrative Agent or the applicable LC Issuing Bank, as the case may be, using the Spot Rate at such time for the purchase of such Canadian Dollars with Dollars.

“Canadian Dollars” means freely transferable lawful money of Canada (expressed in Canadian Dollars).

“Canadian Insolvency Legislation” means any bankruptcy or insolvency Governmental Rules of Canada now or hereafter in effect, including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada).

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“Canadian Multiemployer Pension Plan” means any multiemployer pension plan as defined under applicable Governmental Rules of Canada for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Pension Plans” means all Canadian defined benefit or defined contribution pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards or Governmental Rules in Canada and that are established, maintained or contributed to by any Borrower or Subsidiary of any Borrower or for which any Borrower or Subsidiary of any Borrower has any rights, obligations or liabilities, contingent or otherwise.

“Canadian Prime Rate” means for any day a fluctuating rate per annum equal to the greater of (a) the per annum rate of interest quoted or established as the Canadian Dollar “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (b) the average CDOR Rate for a 30-day term plus ½ of 1% per annum adjusted automatically with each quoted or established change in either such rate, all without the necessity of any notice to any Borrower or any other Person.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Prime Rate Loan” means each Loan bearing interest at the rate determined by reference to the Canadian Prime Rate that is designated or deemed designated as such by Canada Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Subsidiary” means any Subsidiary of a Borrower organized under the Governmental Rules of Canada or any province or territory thereof.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent voting and economic ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing from the issuer thereof; provided that “Capital Stock” shall not include any tax equity financing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) Cash or deposit account balances, at a location and pursuant to documentation (including an acceptable Control Agreement) in form and substance satisfactory to Administrative Agent and the applicable LC Issuing Bank (and “Cash

-8-	CREDIT AGREEMENT (PATTERN REVOLVER)

Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Obligations in Dollars shall be Cash Collateralized in Dollars and Obligations in Canadian Dollars shall be Cash Collateralized in Canadian Dollars.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States or Canada or (ii) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P, at least “P-1” from Moody’s or “A-1” from Fitch; (d) certificates of deposit, bankers acceptances and other “money market instruments” issued by any bank having capital and surplus in an aggregate amount of not less than five hundred million Dollars ($500,000,000) and rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, and, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); (e) tax exempt short-term securities rated “A” or better by S&P or “Prime” or better by Moody’s or tax exempt long-term securities rated “A” or better by S&P, “A2” or better by Moody’s or “A-1” or better by Fitch, in each case, maturing or being due or payable in full not more than one (1) year after such date (or, in the case of any investments using Cash Collateral to be posted hereunder, three (3) months after such date); (f) money market funds comprised of at least 95% of the assets which constitute the types of investments referred to in clauses (a) through (e) above; and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in any currency, other than Dollars or Canadian Dollars, comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States and Canada to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction or controlling other Restricted Subsidiaries organized in such jurisdiction.

“CDOR Loan” means each Loan bearing interest at the rate determined by reference to the CDOR Rate, designated as such by Canada Borrower at the time of incurrence thereof or conversion thereto.

“CDOR Rate” means, on any day, the annual rate of interest determined by the Administrative Agent which is equal to the average of the yield rates per annum (calculated on the basis of a year of 365 days) applicable to Canadian Dollar bankers’ acceptances having, where applicable, identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m.

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(Toronto time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if those rates do not appear on that CDOR Page, then the CDOR Rate shall be the discount rate (expressed as a rate per annum on the basis of a year of 365 day) applicable to those Canadian Dollar bankers’ acceptances in a comparable amount to the Bankers’ Acceptances proposed to be issued by the Borrower quoted by the Administrative Agent as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day; and further provided that if any such rate is below zero, the CDOR Rate will be deemed to be zero. Each determination of the CDOR Rate by the Administrative Agent shall be conclusive and binding, absent manifest error.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Law” means the becoming effective, after the date of this Agreement, of any of the following: (a) any Governmental Rule, (b) any change in any Governmental Rule or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)   any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of any Borrower or its Restricted Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than PEG LP or PEG LP II, acquires or otherwise obtains Control, directly or indirectly, of at least 35% of the equity securities of Sponsor entitled to vote for members of the board of directors or equivalent governing body of Sponsor on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right); or

(b)   PEG LP or PEG LP II, holds, acquires or otherwise obtains Control, directly or indirectly, of greater than 40% of the equity securities of Sponsor entitled to vote for members of the board of directors or equivalent governing body of Sponsor on a fully-diluted basis (and taking into account all such securities that Pattern Development has the right to acquire pursuant to any option right), at a time when none of (together or individually) (i) Riverstone, by itself or through funds managed by it, (ii) direct investors in PEG LP II that are otherwise investors in Riverstone or its affiliated funds, (iii) investors (other than the investors set forth in clause (ii) of this definition) in PEG LP II on the Closing Date or (iv) Management, Control PEG LP or PEG LP II (as applicable); or

(c)   Sponsor shall cease to, directly or indirectly, own and Control legally and

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beneficially all of the equity interests in the Pledgors; or

(d)   the Pledgors shall cease to directly own and Control legally and beneficially all of the equity interests in the US Borrower or the Canada Borrower, as applicable (other than in connection with any transaction whereby any such Pledgor shall be dissolved or merged with or into the Sponsor as the surviving entity; provided that, in each such case, the Sponsor shall have acceded to Pledgors’ role(s) and shall have expressly and unconditionally assumed Pledgors’ obligations under the Credit Documents).

“Class” means (i) with respect to Revolving Lenders, Revolving Lenders with Revolving Commitments and Revolving Loans that expire on the same maturity date, (ii) with respect to Incremental Term Loan Lenders, Incremental Term Loan Lenders with Incremental Term Loan Commitments and Incremental Term Loans that expire on the same maturity date, (iii) with respect to the Lenders under any Extended Facility, Lenders with (x) Extended Revolving Commitments and Extended Revolving Loans that expire on the same maturity date or (y) Extended Incremental Term Loan Commitments and Extended Incremental Loans that expire on the same maturity date, (iv) with respect to Refinancing Lenders, Refinancing Lenders with Refinancing Loans that expire on the same maturity date, (v) with respect to Revolving Commitments and Revolving Loans, respectively, Revolving Commitments and Revolving Loans (as applicable) that mature on the same maturity date, (vi) with respect to Incremental Term Loan Commitments and Incremental Term Loans, respectively, Incremental Term Loan Commitments and Incremental Term Loans (as applicable) that mature on the same maturity date, (vii) with respect to Extended Revolving Commitments and Extended Revolving Loans, respectively, Extended Revolving Commitments and Extended Revolving Loans (as applicable) that mature on the same maturity date, (viii) with respect to Extended Incremental Term Loan Commitments and Extended Incremental Term Loans, respectively, Extended Incremental Term Loan Commitments and Extended Incremental Term Loans (as applicable) that mature on the same maturity date and (ix) with respect to Refinancing Loans, Refinancing Loans that mature on the same maturity date.

“Closing Date” means the date on which the Revolving Commitments become available, which date shall be November 21, 2017.

“Closing Date Certificate” means a Closing Date Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-1.

“Collateral” means, collectively, all of the personal and mixed property (including Capital Stock) of the Credit Parties in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreements, Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

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“Commitment” means a Revolving Commitment, an Increased Commitment, an Extended Commitment or an Incremental Term Loan Commitment, as the context may require.

“Commitment Fee Rate” means the percentage per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below.

Commitment Fee Level	Leverage Ratio	Commitment Fee Rate
1	< 3.50:1.00	0.30%
2	≥ 3.50:1.00 but < 4.50:1.00	0.40%
3	≥ 4.50:1.00	0.50%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(c); provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with Section 5.1(c) or (ii) while any Event of Default exists, then in each case, upon the request of the Required Revolving Lenders with notice to the Borrowers from the Administrative Agent, Commitment Fee Level 3 shall apply (in the case of clause (i), as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, and such Commitment Fee Level shall remain in effect until the date on which such Compliance Certificate is delivered).

For purposes of the foregoing, the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable), or, until such financial statements have been delivered hereunder, based upon the Borrowers’ financial statements delivered pursuant to Section 5.1(a) or (b) (as applicable) of the Existing Credit Agreement. The calculation of Leverage Ratio shall be subject in all respects to Section 1.6.

For the avoidance of doubt, on the Closing Date, the Commitment Fee Level shall be Commitment Fee Level 1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a Compliance Certificate executed and delivered by an Authorized Representative of Borrowers substantially in the form of Exhibit C-2, with such amendments or modifications as may be approved by Administrative Agent and Borrowers.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means, as the context may require, a Conversion/Continuation Notice substantially in the form of Exhibit A-2-A or Exhibit A-2-B.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Restricted Subsidiary of a Borrower pursuant to Section 5.9.

“Covered Parties” as defined in Section 10.28.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, (if any), the Subordination Agreements (if any), the Collateral Documents, any Letter of Credit Applications or reimbursement agreements or other documents or certificates requested by an LC Issuing Bank executed by Borrowers in favor of an LC Issuing Bank relating to Letters of Credit, and all other certificates, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any LC Issuing Bank or any Lender in connection herewith.

“Credit Extension” means (a) the making (but not the conversion or continuation) of a Revolving Loan, Swingline Loan or Incremental Term Loan, (b) the issuance, amendment, extension or renewal of a Letter of Credit (other than Auto-Extension Letters of Credit that renew in accordance with their terms) or (c) any increase in the Revolving Commitments.

“Credit Facility” means a Revolving Credit Facility, an Incremental Term Loan Facility, an Extended Facility or a Refinancing Facility, as the context may require.

“Credit Party” means Borrowers, each Restricted Holding Company Subsidiary and each Guarantor.

“Cure Amount” as defined in Section 8.2.

“Cure Period” as defined in Section 8.2.

“Cure Right” as defined in Section 8.2.

“Debtor Relief Laws” means the Bankruptcy Code, the Canadian Insolvency Legislation and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules of the United States, Canada or other applicable jurisdictions from time to time in effect.

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“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, as of a specified date and subject to Section 2.20(b), any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any LC Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified (without having subsequently withdrawn such notice) Borrowers, Administrative Agent, any LC Issuing Bank or any other Lender in writing that it does not intend to comply with its funding obligations hereunder (unless such notice relates to such Lenders’ obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) has not been satisfied), (c) has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity, or (iii) taken any action in furtherance of, or indicating its consent to or acquiescence in, any such proceeding or appointment, (d) (i) admits in writing its inability to pay its debts as they become due, or (ii) makes a general assignment for the benefit of its creditors, or (e) becomes (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(b)) upon delivery of written notice of such determination to Borrowers, each LC Issuing Bank and each Lender.

“Default Rate” means (a) with respect to the principal of a Loan, an interest rate equal to (i) the Base Rate, Canadian Prime Rate, CDOR Rate or the Eurodollar Rate (as applicable to such Loan), plus (ii) the Applicable Margin applicable to such Loan, plus (iii) 2.00% and (b) with respect to any Obligation not referred to in clause (a), (i) the Base Rate or Canadian Prime Rate (as applicable), plus (ii) the Applicable Margin applicable to Base Rate Loans or Canadian Prime Rate Loans (as applicable), plus (iii) 2.00%.

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“Deposit Account” means any demand, time, savings, passbook or like account, which if owned by a Grantor is in compliance with the terms of the applicable Collateral Document with respect to perfection of the Collateral Agent security interest therein.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the 91st date prior to the latest Revolving Loan Termination Date in effect at such time of issuance; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of either Borrower or convertible into or exchangeable for Qualified Stock) on or prior to the 91st date prior to the latest Revolving Loan Termination Date in effect at such time of issuance; (c) is redeemable at the option of the holder of the Capital Stock in whole or in part on or prior to the 91st date prior to the latest Revolving Loan Termination Date in effect at such time of issuance (excluding customary put rights upon a change of control) or (d) requires the payment of any cash dividend or any other scheduled payment constituting a return of capital (other than payments solely consisting of Qualified Stock) on or prior to the 91st date prior to the latest Revolving Loan Termination Date in effect at such time of issuance.

“Disregarded US Subsidiary” means any US Subsidiary (a) that has no material assets other than Capital Stock or Indebtedness of one or more Subsidiaries that are Japan Subsidiaries and other incidental assets related thereto (including other interests in Japanese Projects) or (b) that has no material assets other than Capital Stock or Indebtedness of one or more Subsidiaries that are Japan Subsidiaries or one or more Disregarded US Subsidiaries and other incidental assets related thereto (including other interests in Japanese Projects).

“Documentation Agent” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent amount thereof in Dollars as determined by Administrative Agent or an LC Issuing Bank, as the case may be, using the Spot Rate at such time for the purchase of Dollars with Canadian Dollars.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union,

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Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, Affiliate of any Lender or Approved Fund; provided that, in the case of an Approved Fund, for purposes of the assignment or establishment of Revolving Loans or Revolving Commitments, (i) the Revolving Commitments have expired or been terminated, and (ii) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date, (b) any Acceptable Bank that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided such Person extends credit on a revolving basis as one of its businesses, (c) any other lender approved in writing by the Borrowers or (d) (i) with respect to Assignments executed in accordance with section 10.6(c), at any time when an Event of Default pursuant to Sections 8.1(a) has occurred and is continuing, or (ii) with respect to Participations executed in accordance with section 10.6(f), at any time when an Event of Default pursuant to Sections 8.1(a), (f) or (g) has occurred and is continuing, any bank, trust company or other financial institution; provided, further, that no natural person, Defaulting Lender, Borrower, Pledgor, Sponsor nor any Affiliate of Borrowers shall be an Eligible Assignee (including a participant) of Revolving Loans.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers or any of their Subsidiaries.

“Energy Project” means a wind, natural gas, solar (including distributed residential, commercial and industrial), transmission, energy storage or other similar power asset or project.

“Engagement Letter” means that certain Senior Secured Credit Facility Engagement Letter by and among the Borrowers and Royal Bank dated as of October 7, 2014.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by or before any Governmental Authority or in written form by any other Person arising (a) pursuant to or in connection with any actual or alleged violation of or failure to comply with any Environmental Law; (b) in connection with any Release or threatened Release of, or exposure to, Hazardous Material; (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment; or (d) otherwise in connection with any Environmental Liability.

“Environmental Laws” means any and all current or future foreign or domestic, federal, regional, provincial, state or local (or any subdivision of either of them) Governmental Rules relating to (a) environmental matters, including those relating to pollution or any Release or threatened Release of Hazardous Materials; (b) the generation, use, storage, transportation, treatment, processing, removal, remediation or disposal of, or exposure to, Hazardous Materials;

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or (c) the protection of natural resources, wildlife or the environment, in any manner applicable to Borrowers or any of their Subsidiaries or any Project.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) any violation of or failure to comply with any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the Release or threatened Release of any Hazardous Materials; (e) any actual or alleged damage, injury, threat or harm to natural resources, wildlife or the environment or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition

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of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, if there is any potential material liability therefor, or the receipt by Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrowers or any of their Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries in connection with any Employee Benefit Plan; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (l) the determination that any Pension Plan is considered an at-risk plan or any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (a) the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on the applicable Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or services or if such page or services shall cease to be available, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request on such Interest Rate Determination Date; provided that if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If at any time the Required Lenders determine (which determination

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shall be conclusive absent manifest error) that the Eurodollar Rate shall cease to exist, then the Required Lenders and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate. Eurodollar Rate Loans may be denominated in Dollars only.

“Event of Abandonment” means an Abandonment with respect to Projects accounting for thirty percent (30%) or more of Available Cash during the most recently completed Measurement Period.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any applicable Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 10.31 of this Agreement and any other “keepwell”, support or other agreement for the benefit of such Credit Party) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and Taxes on branch profits and similar Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the Governmental Rules of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of such Beneficiary pursuant to a Governmental Rule in effect on the date on which (i) such Beneficiary becomes a party hereto (or in the case of a Lender, acquires the applicable interest in a Loan or Commitment) (other than pursuant to an assignment request by any Borrower under Section 2.21) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case with respect to a Lender to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either

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to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.18(g) or (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Class” as defined in Section 2.23(a).

“Existing Credit Agreement” as defined in the recitals.

“Existing Commitments” means, as applicable, any Existing Revolving Commitments or Existing Incremental Term Loan Commitments.

“Existing Incremental Term Loans” as defined in Section 2.23(c)(i).

“Existing Incremental Term Loan Commitments” as defined in Section 2.23(c)(i).

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.1(a) hereto.

“Existing Loans” means, as applicable, any Existing Revolving Loans or Existing Incremental Term Loans.

“Existing Revolving Commitments” as defined in Section 2.23(c)(i).

“Existing Revolving Loans” as defined in Section 2.23(c)(i).

“Extended Commitments” means, as applicable, any Extended Revolving Commitments or Extended Incremental Term Loan Commitments.

“Extended Facility” means, at any time, as the context may require, the aggregate amount of the Lenders’ Extended Commitments of Extended Loans of a given Class at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Extended Incremental Term Loans” as defined in Section 2.23(c)(i).

“Extended Incremental Term Loan Commitments” as defined in Section 2.23(c)(i).

“Extended Loans” means, as applicable, any Extended Revolving Loans or Extended Incremental Term Loans.

“Extended Maturity Date” as defined in Section 2.23(a).

“Extended Revolving Commitments” as defined in Section 2.23(c)(i).

“Extended Revolving Loans” as defined in Section 2.23(c)(i).

“Extension” as defined in Section 2.23(a).

“Extension Amendments” as defined in Section 2.23(d).

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“Extension Offer” as defined in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrowers or their Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Internal Revenue Code (or any such amended or successor version described above), and any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted to implement the foregoing.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of  one percent (0.01%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to a whole multiple of 1/100 of  one percent (0.01%)) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain Senior Secured Credit Facility Fee Letter by and among the Borrowers and Royal Bank dated as of October 7, 2014.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that no other Liens, except Permitted Liens or except to the extent provided by Governmental Rules (other than common law), are senior in right of payment or priority to such Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and their respective Restricted Subsidiaries, which as of the Closing Date ends on December 31 of each calendar year. Borrowers and their respective Restricted Subsidiaries may change any Fiscal Year at any time; provided that they furnish annual financial statements pursuant to Section 5.1(b) at least one time per twelve (12) month period and, in the initial annual financial statements delivered in the year following the change in Fiscal Year, reconciliation statements provided for in Section 5.1(d).

“Fitch” means Fitch Investor’s Service, Inc. and any successor thereto.

“Foreign Subsidiary” means a Subsidiary of a Borrower that is neither a Canadian Subsidiary nor a US Subsidiary.

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“Fronting Exposure” means (a) with respect to any LC Issuing Bank, the Defaulting Lender’s Pro Rata Share of all L/C Obligations with respect to any Letters of Credit issued by such LC Issuing Bank (except in such cases where the LC Issuing Bank or an Affiliate of such LC Issuing Bank is also a Defaulting Lender with respect to Letters of Credit it issues hereunder) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, the Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by the Swingline Lender, other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any Subsidiary, in the good faith determination of the Sponsor, substantially all of the assets of which constitute the equity or indebtedness of CFCs (or other FSHCOs).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to the limitations on the application thereof and requirement to consolidate in GAAP applicable in the United States as set forth in Section 1.2, (a) in respect of any Person organized under the Governmental Rules of the United States or a state thereof, Canada Borrower and the Canada Restricted Holding Company Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof (“US GAAP”), (b) except for Canada Borrower and the Canada Restricted Holding Company Subsidiaries, in respect of any Person organized under the Governmental Rules of Canada or a province or territory thereof generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth in the CPA Canada Handbook or other official record of accounting principles in Canada from time to time published by the Institute of Chartered Accountants in Canada, including International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to have been adopted, as consistently applied, and (c) in respect of any Person organized under the Governmental Rules of a jurisdiction other than as provided in clauses (a) and (b), generally accepted accounting principles in the jurisdiction of such Person’s organization.

“Governmental Authority” means any foreign or domestic, federal, regional, provincial, state, municipal, local, national or other government, governmental ministry or department, commission, board, bureau, court, agency or instrumentality, political subdivision or any entity or officer thereof exercising executive, legislative, judicial, taxing, regulatory or administrative functions of any government or any court.

“Governmental Authorization” means any permit, license, authorization, certification, approval, registration, plan, directive, consent order or consent decree of, from or issued by any Governmental Authority.

“Governmental Rule” means any applicable statute, law (including Environmental Law), regulation, by-law, ordinance, rule, treaty, judgment, order, decree, Governmental Authorization, concession, grant, franchise, agreement, requirement of, or other governmental

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restriction or any binding decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, whether now or hereafter in effect.

“Grantor” as defined in the US Pledge and Security Agreement or the Canada Pledge and Security Agreement, as the case may be.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” as defined in Section 7.11.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any explosive, radioactive, hazardous or toxic chemicals, materials, substances or wastes, contaminants or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other materials, substances or wastes of any nature prohibited, limited or regulated by any Governmental Authority due to their actual or potential adverse impact to the indoor or outdoor environment.

“Hedge Agreements” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the Governmental Rules applicable to any Lender which are presently in effect or, to the extent allowed by Governmental Rules, under such applicable Governmental Rules which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Governmental Rules now allow.

“Historical Financial Statements” means as of the Closing Date, and to the extent available (a)  the audited financial statements of Sponsor for the Fiscal Years 2015 and 2016, the Borrowers, for the Fiscal Years 2015 and 2016, in each case consisting of balance sheet and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years and (b) the unaudited financial statements of the Sponsor and the Borrowers, as at the most recently ended Fiscal Quarter ending after the date of the most recent financial statements referenced in clause (a) hereof and more than forty-five (45) days prior to the Closing Date, consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for the three-(3), six-(6) or nine-(9) month period, as applicable, ending on such date.

“Honor Date” as defined in Section 2.3(c)(i).

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“Increased Amount Date” as defined in Section 2.22(a).

“Increased Commitments” as defined in Section 2.22(a).

“Increased Commitment Lender” as defined in Section 2.22(b).

“Increased-Cost Lender” as defined in Section 2.21.

“Incremental Amendment” means an amendment to this Agreement, executed by the Borrower and each Incremental Term Loan Lender or Increased Commitment Lender (as applicable) providing Incremental Term Loan Commitments or Increased Commitments (as applicable), and the Administrative Agent.

“Incremental Equivalent Debt” as defined in Section 6.1(f).

“Incremental Facilities” as defined in Section 2.22(a).

“Incremental Term Loan” as defined in Section 2.22(e).

“Incremental Term Loan Commitments” as defined in Section 2.22(a).

“Incremental Term Loan Exposure” means, with respect to any Incremental Term Loan Lender, as of any date of determination, without duplication, the sum of (i) the aggregate amount of such Incremental Term Loan Lender’s Incremental Term Loan Commitments (to the extent not terminated) and (ii) the aggregate principal amount outstanding of such Incremental Term Loan Lender’s Incremental Term Loans.

“Incremental Term Loan Facility” means, at any time, the aggregate amount of the Incremental Term Loan Lenders’ Incremental Term Loan Commitments of a given Series at such time.

“Incremental Term Loan Lender” as defined in Section 2.22(b).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business, having a term of less than ninety (90) days and paid in accordance with customary trade practices); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such Letter of Credit has not been Cash Collateralized); and (g) the direct or indirect payment or performance guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another with

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respect to indebtedness set out in clauses (a) through (f) above; provided that the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lesser amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including costs related to any Remedial Action), and reasonable out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign Governmental Rules or equitable cause or on contract or otherwise, that may be imposed on or incurred by any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) any Revolving Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit); (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; or (d) any Environmental Claim, any Environmental Liability or any actual or alleged presence or Release or threatened Release of Hazardous Materials, in each case of this clause (d) related in any way to any Facility or to Borrowers or any of their Affiliates, including those arising from any past or present activity, operation, land ownership, or practice of Borrowers or any of their Affiliates.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Information” as defined in Section 10.28.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Borrower Cash Flow for such Measurement Period to (b) Borrower Interest Expense for such Measurement Period.

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“Interest Payment Date” means with respect to (a) any Base Rate Loan or Canadian Prime Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Eurodollar Rate Loan or CDOR Loan, the last day of each Interest Period applicable to such Loan and the final maturity date of such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan or CDOR Loan, an interest period of one- (1), two- (2), three- (3) or six- (6) months, as selected by Borrowers in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided (1) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (3) of this definition, end on the last Business Day of a calendar month; and (3) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date. Notwithstanding the foregoing, Borrowers may request irregular Interest Periods with a duration other than a one- (1), two- (2), three- (3) or six- (6) month Interest Period in order to consolidate outstanding Interest Periods and payment dates. Upon receipt of a Borrowing Notice And Certificate or Conversion/Continuation Notice from Borrowers which includes a request for such an irregular Interest Period, the Administrative Agent and Lenders shall use commercially reasonable efforts to provide Borrowers with such irregular Interest Period as long as such Interest Period does not exceed the Revolving Commitment Termination Date and is available to Lenders in the applicable interbank market, in the reasonable judgment of the Administrative Agent and the Lenders.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the Closing Date and from time to time thereafter, and any successor statute.

“Internally Generated Cash” means Cash that is recurring or reasonably expected to recur and generated in the ordinary course of operations or business of a Restricted Operating Company Subsidiary or Permitted Minority Investment Company.

“Intralinks” means the online digital workspace owned by Intralinks, Inc., which provides for the exchange of documents and other information over the internet and to which the Secured Parties are granted access (and any other service performing substantially the same function which is reasonably satisfactory to Administrative Agent and, so long as no Default or

-26-	CREDIT AGREEMENT (PATTERN REVOLVER)

Event of Default shall have occurred and be continuing, the Borrowers and agreed to be treated as “Intralinks” for purposes of this Agreement).

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrowers or any of their Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrowers or another Restricted Subsidiary); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary or Borrowers from any Person (other than Borrowers or any Restricted Subsidiary), of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, relocation, business, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Borrowers or any of their Restricted Subsidiaries to any other Person (other than Borrowers or any Restricted Subsidiary), including Permitted Project Acquisitions and all Indebtedness and accounts receivable from that other Person but only to the extent that the same are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“ITA” means the Income Tax Act (Canada), as amended from time to time and any successor thereto.

“~~Japan~~Japanese Subsidiary” means a Subsidiary of a Borrower organized under the laws of the Governmental Rules of Japan.

“Joint Bookrunners” means Royal Bank Of Canada, Acting Through Its New York Branch, Bank of Montreal, Chicago Branch, Morgan Stanley Senior Funding, Inc., Citibank, N.A., Bank of America, N.A., Keybank National Association, MUFG Union Bank, N.A., Sumitomo Mitsui Banking Corporation, Société Générale, Goldman Sachs Bank USA and Wells Fargo Securities, LLA.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in partnership or other legal form.

“Judgment Currency” as defined in Section 10.24.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Revolving Commitment hereunder at such time.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. L/C Advances shall be denominated in Dollars or Canadian Dollars (as applicable).

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“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan. All L/C Borrowings shall be denominated in Dollars or Canadian Dollars, as applicable.

“L/C Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date of determination plus the aggregate of all Reimbursement Amounts as of such date of determination. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means no more than the Revolving Commitments based upon the Dollar Equivalent for the stated amount of all Letters of Credit issued and outstanding at such time.

“LC Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any LC Issuing Bank and US Borrower or in favor of such LC Issuing Bank and relating to such Letter of Credit.

“LC Issuing Banks” means, collectively, the (i) banks or financial institutions listed as such on Appendix A or in the applicable Assignment Agreement (as such Appendix A may be amended from time to time) (together with their respective permitted successors and assigns in such capacity) and (ii) the issuing banks or financial institutions with respect to all Existing Letters of Credit. As of the Closing Date, each of Royal Bank, Bank of Montreal, Chicago Branch, Morgan Stanley Bank, N.A., Bank of America, N.A. and Citibank, N.A. shall be an LC Issuing Bank.

“Lender” means each financial institution with a Revolving Commitment listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement, an Incremental Amendment or a Refinancing Amendment. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lender Sublimit” means, with respect to each Lender, the amount obtained by multiplying (a) such Lender’s Pro Rata Share by (b) the aggregate Revolving Commitments of all Lenders then in effect (after giving effect to any availability limitation as of the date of determination).

“Letter of Credit” means a standby letter of credit in substantially the form attached to Exhibit A-3 (or as otherwise agreed by US Borrower and the applicable LC Issuing Bank) issued or to be issued by an LC Issuing Bank pursuant to Section 2.3 of this Agreement and shall include each Existing Letter of Credit. Letters of Credit may be issued in Dollars or Canadian Dollars, subject to the L/C Sublimit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an LC Issuing Bank.

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“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Commitment Termination Date.

“Letter of Credit Fees” as defined in Section 2.10(b)(ii).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Borrower Debt as of such date of determination (and giving effect to any Credit Extension to Borrowers on such date) to (b) Borrower Cash Flow for the Measurement Period ending immediately prior to such date of determination.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, hypothec, debenture, statutory deemed trust, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Conditionality Transaction” means any acquisition or Investment not prohibited hereunder by a Borrower or any Restricted Subsidiary of any assets, business or Person that such Borrower or Restricted Subsidiary is contractually committed (in the good faith determination of the Borrowers) to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement).

“Limited Recourse Collateral” as defined in Section 7.11(a).

“Loans” means the loans made by (i) the Revolving Lenders to any Borrower pursuant to this Agreement and any Incremental Amendment in the form of a Revolving Loan, (ii) the Swingline Lender to any Borrower pursuant to this Agreement in the form of a Swingline Loan and (iii) the Incremental Term Loan Lenders to any Borrower pursuant to this Agreement and any Incremental Amendment in the form of an Incremental Term Loan.

“Management” means (a) as of the Closing Date, the individuals who are listed on Schedule 1.1(b) together with their titles and roles, or (b) after the Closing Date, at least 4 of such individuals; provided that, at all times, the roles listed on Schedule 1.1(b) are filled with qualified individuals employed or engaged in the ordinary course of business.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their respective Obligations, or (c) the material rights, remedies, benefits and the enforceability and priority of security available to, or conferred upon, the Secured Parties under the Credit Documents.

“Measurement Period” means, with respect to any date, the period of the most recently completed four Fiscal Quarters of the Borrowers ended on or prior to such date.

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“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a “single employer plan” as defined in Section 4001(a)(15) of ERISA, which has two or more contributing sponsors (including Borrowers or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrowers or any of the Restricted Holding Company Subsidiaries from such Asset Sale, minus (b) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with such Asset Sale (or if such costs have not then been incurred or invoiced, Borrowers’ good faith estimate thereof), including (i) income taxes, stamp taxes, other taxes, duties or gains taxes payable or reasonably estimated to be payable by the seller or by any entity whose tax return includes the results of such sale either because the seller is a flow-through entity for tax purposes or because the seller is included in a consolidated tax filing by an upper tier affiliate, as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, breakage costs or other amounts payable on any Indebtedness (other than the Revolving Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) other taxes actually payable upon or in connection with the closing of such Asset Sale (including any transfer taxes or taxes on gross receipts), (iv) any taxes payable or reasonably estimated to be payable in connection with any transactions effected (or deemed effected) to make prepayments (e.g., taxes payable upon repatriation of funds to Borrowers), and (v) actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due (pursuant to a Contractual Obligation) paid to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale).

“Net Cash Proceeds” means, in connection with any incurrence or issuance of Indebtedness by Borrowers or any Restricted Holding Company Subsidiary (other than any incurrence or issuance of Permitted Indebtedness), the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions or other similar payments, and other direct reasonable fees, costs, commissions, stamp taxes, duties, premiums and expenses actually incurred in connection therewith; provided that if any such commissions, costs or expenses have not been incurred or invoiced at such time, Borrowers may deduct its good faith estimate thereof to the extent subsequently paid.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash

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payments or proceeds received by Borrowers or any Restricted Holding Company Subsidiary (i) under any insurance policy (to the extent constituting compensation for the loss of assets or property associated with the Projects) occurring after the Closing Date (but excluding any such amounts used for restoration or repair and excluding any such payments or proceeds received from business interruption insurance) or (ii) as a result of the taking of any assets of Borrowers or the Restricted Holding Company Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (but excluding any such amounts used for restoration or repair and any such payments or proceeds received from business interruption insurance), minus (b) (i) any actual and reasonable costs incurred by Borrowers or the Restricted Holding Company Subsidiaries in connection with the adjustment or settlement of any claims of Borrowers or such Restricted Subsidiary in respect thereof, (ii) any reasonable costs, fees, commissions, premiums and expenses incurred in connection with any adjustment or settlement or any such sale as referred to in clause (a)(ii) of this definition, including taxes payable as a result of any gain recognized in connection therewith and any actual, reasonable and documented out-of-pocket fees and expenses (including legal fees, fees to advisors and severance costs that are due to Persons other than Borrowers and the Restricted Holding Company Subsidiaries and their respective Affiliates in connection with such event, and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest, to the extent such Indebtedness is required to be repaid as a result of a loss of assets or property or a taking of assets referred to in clause (a)(i) or (a)(ii) of this definition, breakage cost or other amounts payable on any Indebtedness that is secured by a Lien; provided that if any costs, fees or expenses that may be deducted under this clause (ii) have not been incurred or invoiced at the time of any determination of Net Insurance/Condemnation Proceeds, Borrowers may deduct its good faith estimate thereof to the extent actually subsequently so paid.

“New Restricted Holding Company Subsidiaries” means each Restricted Holding Company Subsidiary identified as such in Exhibit K.

“Non-Consenting Lender” as defined in Section 2.21.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” as defined in Section 2.21.

“Non-Extension Notice Date” as defined in Section 2.3(b)(iv).

“Non-Recourse Parties” as defined in Section 10.26.

“Non-Refinanced Commitments” as defined in Section 2.24.

“Non-Refinanced Loans” as defined in Section 2.24.

“Non-US Agent” means each Agent that is not a US Person.

“Non-US Lender” means each Lender and each LC Issuing Bank that is not a US Person.

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“Non-Wholly Owned Subsidiary” means any Subsidiary that is not a Wholly-Owned Subsidiary.

“Note” means a Revolving Loan Note.

“Notice” means a Borrowing Notice And Certificate, an Notice of LC Activity and Certificate, or a Conversion/Continuation Notice.

“Notice of LC Activity and Certificate” means a notice substantially in the form of Exhibit A-3.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, the Swingline Lender and the LC Issuing Banks under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, and payments for fees (including fees related to unused Revolving Commitments and issued but undrawn Letters of Credit), expenses, indemnification or otherwise. Solely for purposes of the collateral and guarantee provisions of this Agreement and the other Credit Documents, “Obligations” shall also include Secured Hedging Obligations (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party).

“Obligee Guarantor” as defined in Section 7.6.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, organization or amalgamation, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (e) with respect to any unlimited company, its memorandum of association, as amended, and its articles of association, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by Administrative Agent or the LC Issuing Banks, in accordance with banking industry rules on interbank compensation.

“Panhandle B Member 2 Pledge Agreement” means that certain Pledge Agreement, dated as of December 20, 2013, by and among Panhandle B Member 2 LLC, a Delaware limited liability company, Pattern Panhandle Wind 2 LLC, a Delaware limited liability company, and Morgan Stanley Capital Group Inc.

“Participant Register” as defined in Section 10.6(f).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PEG LP” means Pattern Energy Group, LP, a Delaware limited partnership (and any successor thereof).

“PEG LP II” means Pattern Energy Group Holdings 2 LP, a Delaware limited partnership (and any successor thereof).

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Permitted Indebtedness” as defined in Section 6.1.

“Permitted Investments” means investments in Cash and Cash Equivalents.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Minority Investment” means any Investment permitted pursuant to the terms of Section 6.5 pursuant to which a Borrower or Restricted Subsidiary acquires less than the total amount of Capital Stock or other ownership interests in any Person and after giving effect such Investment, such Person is not a “Subsidiary” of such Borrower or Restricted Subsidiary.

“Permitted Minority Investment Company” means a Person in which a Borrower or Restricted Subsidiary has made a Permitted Minority Investment.

“Permitted Minority Investment Project” means an Energy Project owned by a Permitted Minority Investment Company.

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“Permitted Project Acquisitions” as defined in Section 6.5(i).

“Permitted Project Debt” means (a) all Indebtedness incurred, or permitted to be incurred, by any Restricted Operating Company Subsidiary or any other Restricted Subsidiary or any Borrower (but, in the case of a Borrower (except as otherwise permitted by Section 6.1(e)) or a Restricted Subsidiary that is not (x) a Restricted Operating Company Subsidiary or (y) the general partner of a Restricted Operating Company Subsidiary that was created for the purpose of being such Restricted Operating Company Subsidiary’s general partner, the recourse of such Indebtedness against assets of such Borrower or such Restricted Subsidiary shall be limited solely to any pledge by such Borrower or such Restricted Subsidiary of (i) Capital Stock (including tax equity interests) in a Restricted Operating Company Subsidiary (or other Restricted Subsidiary that is (A) solely in the case of such pledging Restricted Subsidiary, a direct or indirect parent company or (B) in the case of such Borrower or such pledging Restricted Subsidiary, the general partner of such Restricted Operating Company Subsidiary) or Permitted Minority Investment Company (or the general partner of such Permitted Minority Investment Company), and any proceeds thereof, or (ii) intercompany debt) pursuant to a Project Financing Document, (b) the incurrence or issuance, as applicable, by any Restricted Subsidiary or Restricted Subsidiaries of Indebtedness or Disqualified Stock (which may include the incurrence by the Borrower of such Indebtedness, so long as the recourse of such Indebtedness against assets of the Borrower is limited to a pledge of Capital Stock (including tax equity interests) or intercompany debt, in each case with respect to the applicable Restricted Subsidiaries or Permitted Minority Investment Companies) to finance a dividend, distribution, return of capital or loan to, Investment in or acquisition or ownership of, a Borrower or any Restricted Subsidiary (or Person that upon completion of an acquisition, will become a Restricted Subsidiary); provided that such amounts are not used (at the time of the ~~incurrence~~establishment of such Indebtedness, the making of such dividend, distribution, return of capital, loan ~~or~~, Investment~~,~~ or ~~at any other time~~Acquisition) to make Restricted Payments or an extension of credit (in the form of Permitted Subordinated Indebtedness or otherwise) to the Sponsor or a Pledgor, and (c) Permitted Refinancings of Permitted Project Debt set forth in clauses (a) and (b) of this definition.

“Permitted Project Liens” means the Liens securing the Permitted Project Debt and any other Liens permitted under the Project Financing Documents, including the Panhandle B Member 2 Pledge Agreement.

“Permitted Refinancing” means, with respect to any Person, any refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person in whole or in part; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, renewed or extended except by an amount equal to the sum of any reasonable and customary transaction costs and fees and any premium on the Indebtedness required to be paid in connection with such refinancing, replacement, renewal or extension unless the increase in the principal amount of such Indebtedness is permitted under Section 6.1; provided that, such refinancing shall not exceed one hundred percent (100%) of the Indebtedness so refinanced, plus any applicable premiums, transaction costs, expenses, fees and interest, plus other amounts to the extent independently permitted to be incurred pursuant to exceptions to Section 6.1 (which shall count as usage thereof), (b) the maturity date for such refinancing, replacement, renewal or

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extension must not be set at a date that, the good faith judgment of the Borrowers, would impair the ability of the Borrowers to repay the Revolving Loans based on updated pro forma projections prepared by the Borrowers and supplied to the Administrative Agent, (c) such refinancing, replacement, renewal or extension is incurred solely by the Person(s) who is an obligor under the Indebtedness being refinanced, replaced, refunded, renewed or extended and no other Person is an obligor thereunder, and (d) following such refinancing, replacement, renewal or extension of any Indebtedness, the terms of such refinanced, replaced, renewed or extended Indebtedness shall not preclude the Lenders from foreclosing or otherwise exercising remedies pursuant to the Credit Documents, except with respect to any preclusion that existed prior to the effectiveness of such refinanced, replaced, renewed or extended Indebtedness.

“Permitted Subordinated Indebtedness” means all unsecured Indebtedness of Borrowers or the Restricted Subsidiaries (a) that is incurred pursuant to Section 6.1(d) and subordinated pursuant to the Subordination Agreement (or another subordination agreement reasonably acceptable to the Administrative Agent), (b) the maturity date of which shall be later by at least ninety (90) days than the Latest Maturity Date (as determined on the date of incurrence of such intercompany Indebtedness), (c) that has no rights of acceleration at any time prior to the earlier of (x) such Latest Maturity Date (in effect at such time of issuance) and (y) the termination of the Revolving Commitments or the acceleration of the Obligations in accordance with Section 8.1 (in which case the payment priority set forth in Section 4(a) of the Subordination Agreement shall apply), (d) that shall at all times be held by Sponsor, a Pledgor, a Borrower or a Restricted Subsidiary, as the case may be, and (e) that subject to the first proviso to Section 6.1(d), to the extent owed to any Pledgor, Borrower or Restricted Subsidiary that is a party to a Pledge Agreement, are pledged to the Collateral Agent (for the benefit of the Secured Parties) in accordance with the applicable Pledge Agreement (but subject to any limitations and exclusions contained therein).

“Permitted Swingline Use” means any legally permissible use by the Borrowers and their Restricted Subsidiaries (including to make Restricted Payments in accordance with this Agreement).

“Permitted Uses” means any legally permissible use by the Borrowers and their Restricted Subsidiaries, including to fund general working capital and expenses of Borrowers and their Restricted Subsidiaries, the issuance of Letters of Credit (subject to the terms and conditions of this Agreement) and draws made thereunder, the Cash Collateralization of any Letter of Credit, Transaction Costs, reserves (whether required by any Credit Document or the Project Financing Documents), Investments in Restricted Operating Company Subsidiaries (as determined in the sole discretion of Borrowers), Permitted Project Acquisitions, distributions to Pledgors and Sponsor (including issuing Letters of Credit on behalf of a Pledgor, Sponsor or any of their Affiliates, subject to the terms and conditions of this Agreement regarding Restricted Payments and Letters of Credit), and other general and lawful business purposes of Borrowers.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, unlimited liability companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

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“Personal Information” as defined in Section 10.22.

“Pledge Agreements” means the US Pledge and Security Agreement, the US Pledge Agreement, the Canada Pledge and Security Agreement, the Canada Pledge Agreement, and after the Closing Date, any other pledge or security agreement entered into pursuant to Section 5.9.

“Pledgors” means the US Pledgor and the Canada Pledgor.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (a) personal property security legislation as in effect in a Canadian jurisdiction other than Ontario, or (b) the Civil Code of Quebec, “PPSA” means the personal property security or corresponding legislation as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

“Principal Office” means, for each of Administrative Agent and the LC Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrowers, Administrative Agent and each Lender.

“Project” means any of the Energy Projects owned by the Restricted Operating Company Subsidiaries, including all of the real, personal and mixed property related thereto. Subject to the terms of this Agreement and the other Credit Documents, a Project shall cease to be a Project at such time that Borrowers and any of their Restricted Subsidiaries cease to have any existing or future interests, rights or obligations (whether direct or indirect, contingent or matured) associated therewith. Schedule 1.1(c) sets forth the Projects as of the Closing Date as such Schedule may be amended and modified by the Lenders and the Borrower as appropriate.

“Project Financing Documents” means any credit agreement, loan or credit document, indenture, letter of credit reimbursement agreement, promissory note, letter of credit, security agreement, pledge agreement, collateral assignment, consent and agreement, guaranty, financing statement, indemnity agreement, formation document, Organizational Document, letter agreement or other document, agreement, or instrument entered into or executed by any Restricted Operating Company Subsidiary or any other Restricted Subsidiary or any Borrower or Permitted Minority Investment Company, in connection with any Indebtedness, any tax equity, lease financing or joint venture, in each case incurred to finance or govern the construction, acquisition, development, expansion, operation, ownership or maintenance of a Project (or Projects) or Permitted Minority Investment Project (or Permitted Minority Investment Projects).

“Project-Level Default” means either (a) the failure of a Restricted Operating Company Subsidiary to pay when due any principal of, or interest on, or regularly occurring fees in respect of, one or more items under the Project Financing Documents or any termination payments owing under interest rate hedge agreements entered into in connection with the Project Financing Documents, in each case beyond the grace period, if any, provided therefor, or (b) the default by

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a Restricted Operating Company Subsidiary in the performance of, or compliance with, any term contained in any Project Financing Document (other than any such term referred to clause (a) of this definition) and such default or noncompliance shall remain unremedied beyond the grace period, if any, provided therefor.

“Project Non- Payment Acceleration” as defined in Section 8.1(b)(ii).

“Project Payment Default” as defined in Section 8.1(b)(ii).

“Project PPA” means each of the agreements listed in Schedule 1.1(d) and any replacement thereof entered into pursuant to the applicable Project Financing Documents.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, at any time,  with respect to all payments, computations and other matters or amounts relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued, any Swingline Loans made or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Commitment of that Lender at such time by (b) the aggregate Revolving Commitments of all Lenders at such time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means any Capital Stock that is not Disqualified Stock.

“Qualifying Cash” means, with respect to any Project or Permitted Minority Investment Project, Cash (other than Internally Generated Cash) distributed by the relevant Restricted Operating Company Subsidiary or Permitted Minority Investment Company to a Credit Party (or, for purposes of calculating Borrower Cash Flow from non-U.S. and non-Canada Restricted Operating Company Subsidiaries (or non-U.S. and non-Canada Permitted Minority Investment Companies), permitted and available for distribution as provided in the definition of Available Cash) during the Ramp-up Phase for such Project or Permitted Minority Investment Project that is not excluded pursuant to clauses (a) through (h) of the final sentence of the definition of Available Cash and that does not exceed $5,000,000 in the aggregate in respect of such Project or Permitted Minority Investment Project.

“Ramp-up Phase” means, with respect to any Project or Permitted Minority Investment Project, the twelve (12) month period commencing on the later of (i) the month in which such Project or Permitted Minority Investment Project has reached commercial operation and (ii) the month in which the initial distribution of Cash is made by the relevant Restricted Operating Company Subsidiary or Permitted Minority Investment Company to a Credit Party following commercial operation.

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“Refinancing Amendment” as defined in Section 2.24(c).

“Refinancing Commitments” as defined Section 2.24.

“Refinancing Effective Date” as defined in Section 2.24.

“Refinancing Facility” means, at any time, as the context may require, the aggregate amount of the Refinancing Lenders’ Refinancing Loans at such time and, in each case, but without duplication, the Credit Extensions made thereunder.

“Refinancing Lender” as defined in Section 2.24(b).

“Refinancing Loans” as defined in Section 2.24(a).

“Register” as defined in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Amount” as defined in Section 2.3(c)(i).

“Reimbursement Date” as defined in Section 2.3(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the Representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, study, sample, test or abate, or in any other way perform a response action or otherwise address, the presence or Release of Hazardous Materials in the environment; (b) in connection with the presence or Release of Hazardous Materials in the environment, perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (c) any “response” as defined by 42 U.S.C. 9601(25) or any similar terms as defined by equivalent state law.

“Removal Effective Date” as defined in Section 9.6(b).

“Replacement Lender” as defined in Section 2.21.

“Representative” means, as to any Person, its officers, directors, managers, employees, partners, members, stockholders, counsel, accountants, advisors, engineers, consultants, agents, trustees, administrators, and any other representatives.

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“Required Incremental Term Loan Lenders” means, as of any date of determination, with respect to each Series of Incremental Term Loans, Incremental Term Loan Lenders holding more than 50% of such Series on such date; provided that the portion of such Series of Incremental Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Loan Lenders.

“Required Lenders” means Lenders having more than fifty percent (50%) of the aggregate Total Exposure of all Lenders; provided that such amount shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure and any Incremental Term Loan Exposure of such Defaulting Lender; provided, further, that with respect to any waiver or amendment of the conditions set forth in Section 3.2 with respect to any Revolving Loan (but not with respect to any waiver, consent or amendment with respect to any other provision hereof, including any covenant, Default or Event of Default), “Required Lenders” shall mean only the “Required Revolving Lenders.”

“Required Revolving Lenders” means, as of any date of determination, with Revolving Lenders and Increased Commitment Lenders holding more than fifty percent (50%) of the sum of the (a) Total Utilization of Revolving Commitments (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and in Swingline Loans, as applicable, being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments and Increased Commitments; provided that the unused Revolving Commitments of, and the portion of the Total Utilization of Revolving Commitments or Increased Commitments (as applicable) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resignation Effective Date” as defined in Section 9.6(a).

“RCRA” as defined in Section 4.12.

“Restricted Holding Company Subsidiaries” means each Subsidiary of a Borrower that is identified as a “Restricted Holding Company Subsidiary” on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

“Restricted Operating Company Subsidiaries” means each Subsidiary of a Borrower that is identified as a “Restricted Operating Company Subsidiary” on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of a Borrower or a Restricted Subsidiary, as applicable, now or hereafter outstanding; (d) management or similar fees payable to a Pledgor,

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Sponsor or any of their Affiliates; (e) repayment of principal or interest in respect of any Permitted Subordinated Indebtedness; or (f) any issuance of a Letter of Credit issued to any beneficiary that is an Affiliate of a Borrower that is not a Subsidiary of a Borrower.

“Restricted Subsidiaries” means, collectively, the Restricted Operating Company Subsidiaries, the Restricted Holding Company Subsidiaries and all other direct or indirect Subsidiaries of a Borrower identified as a Restricted Subsidiary on Exhibit K (as it may be amended, restated, supplemented or otherwise modified from time to time as provided under Section 5.9).

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Canadian Dollar Denominated Loan, (ii) each date of continuation of a CDOR Loan that is a Canadian Dollar Denominated Loan and (iii) the last Business Day of each Fiscal Quarter if there is a Canadian Dollar Denominated Loan outstanding; (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Canadian Dollar Denominated Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable LC Issuing Bank under any Canadian Dollar Denominated Letter of Credit and (iv) the last Business Day of each Fiscal Quarter if there is a Canadian Dollar Denominated Letter of Credit outstanding, in each case for purposes of determining whether such outstanding Canadian Dollar Denominated Loan or outstanding Canadian Dollar Denominated Letter of Credit causes the Revolving Commitment to be exceeded as of such date; and (c) with respect to any Canadian Dollar Denominated Loan and any Canadian Dollar Denominated Letter of Credit, each date on which an Event of Default has occurred or is continuing.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan pursuant to Section 2.1(a) or acquire participations in Swingline Loans pursuant to Section 2.2(e) or in Letters of Credit pursuant to Section 2.3(c), and the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.2(a). “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any availability limitation as of the date of determination or other adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of November 21, 2017 is four hundred and forty million Dollars ($440,000,000), which amount may be adjusted pursuant to Sections 2.11(b) or increased pursuant to Section 2.22.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the fifth anniversary of the Closing Date, (b) the date the Revolving Commitments are permanently reduced to zero in accordance with the Revolving Commitment reduction provisions set forth in this Agreement, and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

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“Revolving Credit Facility” means at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, without duplication, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of an LC Issuing Bank, the aggregate L/C Obligation in respect of all Letters of Credit issued by that LC Issuing Bank (net of any participations by Lenders in such Letters of Credit), and (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or Swingline Loan or any Unreimbursed Amount under any Letter of Credit.

“Revolving Lender” means each financial institution that has made a Revolving Commitment pursuant to Section 2.1(a), listed on the signature pages hereto as a Lender.

“Revolving Loan” means a loan made by a Lender to Borrowers pursuant to Section 2.1(a) or any Increased Commitment.

“Revolving Loan Note” means a Canadian Dollar Denominated Revolving Note or a US Dollar Denominated Revolving Note.

“Riverstone” means Riverstone Holdings LLC (or any of its Affiliates, affiliated funds or funds managed by it).

“Royal Bank” as defined in the preamble hereto.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the U.S. Department of State or the Department of Foreign Affairs and International Trade (Canada).

“S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc., and any successor thereto.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that are entered into after the Closing Date between any Borrower or Guarantor and any counterparty that is (or is an Affiliate of) the Administrative Agent or any Revolving Lender at the time such Hedge Agreement is entered into, for which such Borrower agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedging Obligation for purposes of the Credit Documents, it being understood that each counterparty thereto shall be deemed to appoint the Administrative Agent as its agent under the applicable Loan Documents. For the avoidance of doubt, Secured Hedging Obligations shall not be considered Indebtedness and the Hedge Agreements with respect to such Secured Hedging Obligations shall not constitute Credit Documents.

“Secured Parties” means the Agents, LC Issuing Banks, the Swingline Lender, the other Lenders and any other Persons the Obligations owing to which are purported to be secured by the

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Collateral under the Collateral Documents, and each counterparty to a Hedge Agreement that is a Secured Hedging Obligation.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Series” as defined in Section 2.22(b).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Sponsor and Pledgors substantially in the form of Exhibit G.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries; (ii) the capital of such Person and its Subsidiaries is not unreasonably small in relation to its business as contemplated on any determination date; and (iii) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they become due and payable (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable Governmental Rules relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Sponsor” means Pattern Energy Group Inc., a Delaware corporation.

“Sponsor G&A Amount” means twenty-five million Dollars ($25,000,000).

“Sponsor G&A Expenses” means operating expenses of Sponsor that shall be limited to salaries, direct overhead and other general and administrative expense of Sponsor to maintain its business and which shall, for the avoidance of doubt, exclude Project-related expenses, development costs, security deposits and any other discretionary or other items.

“Spot Rate” means, with respect to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada at 4:30 p.m.

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(Toronto time) on the Business Day that such conversion is to be made (or, if such conversion is to be made before 4:30 p.m. (Toronto time) on such Business Day, then at approximately close of business on the immediately preceding Business Day), and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such conversion is to be made in accordance with its normal practice.

“Subject Transaction” as defined in Section 6.6(c).

“Subordination Agreement” means a Subordination Agreement substantially in the form of Schedule 6.1(d), with such amendments or modifications as may be approved by Required Lenders and Borrowers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which  fifty percent (50%) or more of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether Representatives or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Swap Obligations” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” as defined in the preamble hereto.

“Swingline Loan” means a Loan made pursuant to Section 2.2(a) hereto.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” as defined in Section 2.21.

“Termination Date” means the date on which (a) the Revolving Commitment Termination Date has occurred, (b) the principal amount of all Revolving Loans and all other Obligations then due and payable have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) ~~and~~, (c) all Letters of Credit have been cancelled or have expired or have been Cash Collateralized in a maximum amount equal to not less than one hundred two percent (102%) of the face amount of such Letter of Credit on such date or otherwise secured to the satisfaction of the LC Issuing Bank thereof, and

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(d) to the extent required by the applicable Hedge Agreements, any Secured Hedging Obligations then due and payable at such time have been paid in full (or otherwise addressed) in accordance with the terms of such Hedge Agreements.

“Total Exposure” means, as at any date of determination, the sum of (a) the Total Utilization of Revolving Commitments and (b) all outstanding Incremental Term Loans.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, (b) the L/C Obligation and (c) the aggregate principal amount of all outstanding Swingline Loans as of such date of determination.

“Transaction Costs” means the fees, costs and expenses (including any Revolving Commitment fees, original issue discount or upfront fees) payable by Borrowers in connection with the Transactions.

“Transaction Documents” means each Credit Document, each Project Financing Document and each Project PPA.

“Transactions” means entering into the Credit Documents.

“Transfer” means to convey, sell, lease, sub-lease, assign, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, any specified property (whether real, personal or mixed).

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code or the ITA, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type of Loan” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, Eurodollar Rate Loan, Canadian Prime Rate Loan or CDOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unreimbursed Amount” as defined in Section 2.3(c)(i).

“US Borrower” as defined in the preamble hereto.

“US Dollar Denominated Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

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“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of December 17, 2014, by and between US Pledgor and Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Pledge and Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the date hereof, by and between US Borrower, each US Restricted Holding Company Subsidiary and the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Pledgor” means Pattern US Operations Holdings LLC.

“US Restricted Holding Company Subsidiary” means any Restricted Holding Company Subsidiary that is a US Subsidiary.

“US Restricted Operating Company Subsidiary” means any Restricted Operating Company Subsidiary that is a US Subsidiary.

“US Subsidiary” means a Subsidiary of a Borrower organized under the laws of the Governmental Rules of the United States or any state thereof.

“US Tax Compliance Certificates” means each of the certificates substantially in the form of Exhibits F-1 through F-4, as applicable.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means from time to time, with respect to any Person, (i) any corporation in which such Person or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Capital Stock at such time and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly-Owned Subsidiaries of such Person owns one hundred percent (100%) of the Capital Stock at such time.

“Withholding Agent” means any Credit Party and Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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1.2   Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrowers to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation and, where financial statements are required to be consolidated, GAAP applicable in the United States shall apply. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions used in Section 6.6 hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrowers or Administrative Agent shall so request, Administrative Agent and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrowers shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(d). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrowers or any Restricted Subsidiary of any Borrower at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating (or equivalent) lease as of the date of this Agreement and any similar lease entered into after the date of this Agreement by such Person shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capital Lease or other financing lease on the balance sheet of such Person. Furthermore, notwithstanding anything to the contrary contained herein or in the definition of “Capital Lease”, in the event of an accounting change or a change in the application of GAAP requiring all or certain leases to be capitalized or otherwise accounted for as liabilities on the balance sheet of the applicable Person, unless the Borrowers elect otherwise, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases (including leases that are classified as “financing leases” for purposes of GAAP) in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith.

1.3   Terms Generally. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”).

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The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use herein of the word “issue” or “issuance” with respect to any Letter of Credit shall be deemed to include any amendment, extension or renewal thereof. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

1.4   Exchange Rates; Currency Equivalents

(a)   Administrative Agent or the applicable LC Issuing Bank, as applicable, shall determine the applicable Spot Rate to be used for calculating Dollar Equivalent and Canadian Dollar Equivalent amounts. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent or the applicable LC Issuing Bank, as applicable.

(b)   Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, then with respect to Canadian Dollar Denominated Letters of Credit, such amount shall be the relevant Canadian Dollars Equivalent of such Dollar amount, as determined by Administrative Agent or the applicable LC Issuing Bank, as the case may be.

1.5   Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time in Dollar Equivalents; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit for purposes of determining the L/C Obligation at any specified time shall be equal to the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. In the event of any conflict between the terms hereof and the terms of any LC Issuer Document, the terms in this Agreement shall control.

1.6   Calculations. For purposes of all ratio and other calculations hereunder, including in connection with calculating the Applicable Margin, covering periods for which financial statements have not been delivered pursuant to Section 5.1(a) or (b) hereof, and are instead or also to be based upon information contained in the financial statements delivered pursuant to the equivalent provisions of the Existing Credit Agreement, such calculations shall be made on further pro forma basis taking into account all Restricted Subsidiaries and Collateral with respect to the Revolving Loans hereunder that do not provide credit support for the obligations (or are

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not “Restricted Subsidiaries”) under the Existing Credit Agreement. Notwithstanding anything herein to the contrary, in respect of any event for which a calculation hereunder is to be made with reference to financial statements delivered pursuant to Section 5.1(b), where such calculation is to be made during the period following the end of the Fiscal Quarter ended December 31 of any Fiscal Year, but prior to the delivery of audited financial statements pursuant to Section 5.1(b) with respect to such Fiscal Year, the Borrowers may include such Fiscal Quarter ended December 31 in such calculation; provided that, prior to so doing, the Borrowers shall have delivered to the Agent unaudited financial statements covering such Fiscal Quarter that would otherwise satisfy the requirements of Section 5.1(a) (without regard to any deadlines for delivery set forth in Section 5.1(a)).

1.7   Limited Conditionality. Notwithstanding anything to the contrary herein (including in connection with any calculation made on a pro forma basis), if the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, Section 6.6 hereof, any Leverage Ratio test or any Interest Coverage Ratio test) or any cap expressed as a percentage or multiple of Borrower Cash Flow, (ii) accuracy of any representation or warranty or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket or other condition, as a condition to (1) the consummation of any Limited Conditionality Transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness that is a Limited Conditionality Transaction) or (2) the making of any Restricted Payment solely for purposes of consummating a Limited Conditionality Transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (A) in the case of any Limited Conditionality Transaction, at the time of (or on the basis of the financial statements for the most recently ended Measurement Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Conditionality Transaction or (y) the consummation of such Limited Conditionality Transaction and (B) in the case of any Restricted Payment solely for purposes of consummating a Limited Conditionality Transaction, at the time of (or on the basis of the financial statements for the most recently ended Measurement Period at the time of) (x) the declaration of such related Restricted Payment or (y) the making of such related Restricted Payment, in each case, after giving effect to the relevant Limited Conditionality Transaction or such related Restricted Payment on a pro forma basis (including, in each case, after giving effect to the relevant transaction, any relevant Indebtedness (including the intended use of proceeds thereof) and after giving pro forma effect to other Limited Conditionality Transactions entered into in connection with such Limited Conditionality Transaction for which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such financial ratio or test occurring after the time such election is made (but any subsequent improvement in the applicable financial ratio or test may be utilized by the Borrowers or any Restricted Subsidiary). For the avoidance of doubt, if the Borrowers shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then (X) the Borrower shall be permitted to consummate such Limited Conditionality Transaction or such related Restricted Payment even if any applicable test or condition shall cease to be satisfied subsequent to the Borrower’s election of such option and (Y) in connection with any subsequent transaction or event that requires compliance with any financial ratio, financial test, basket or other condition, the accuracy of a representation or warranty or the absence of a Default or Event of Default following the date of such election and prior to the earlier of (i) the date on which such Limited Condition Transaction

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is consummated or such related Restricted Payment is made or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, the compliance with any such financial ratio, financial test, basket or other condition, accuracy of a representation or warranty or the absence of a Default or Event of Default shall be calculated or determined on a pro forma basis assuming such Limited Condition Transaction or such related Restricted Payment (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as such Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires or such related Restricted Payment (or a determination not to make such related Restricted Payment) has been made. The provisions of this Section 1.7 shall also apply in respect of the incurrence of any Incremental Facility. Subject to the preceding sentences in this Section 1.7, for purposes of determining whether any Indebtedness can be incurred pursuant to Section 2.22 or Section 6.1 (including any applicable defined terms), in the event of an incurrence of “revolving” Indebtedness, such Indebtedness shall be measured at the time it is initially established (assuming such revolving facility to be fully drawn) for purposes of determining whether such Indebtedness may be incurred (and not tested for purposes of incurrence at the time of each subsequent drawing). For the avoidance of doubt, the preceding sentence shall not act to ignore subsequent drawings of any such revolving facility for purposes of (i) the incurrence of other Indebtedness hereunder, (ii) calculation of the Applicable Margin or any fees hereunder or (iii) compliance with Section 6.6.

1.8   Alternative Currencies.

(a)   Borrowers may from time to time request that Revolving Loans be made in a currency other than Dollars or Canadian Dollars or Letters of Credit be issued in a currency other than Dollars or Canadian Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of all Revolving Lenders and, in the case of any such request with respect to the issuance of Letters of Credit denominated in any such other currency, such request shall be subject to the approval of the applicable LC Issuing Banks, in each case as set forth in Section 10.5(c)(ii).

(b)   Any such request shall be made to the Administrative Agent not later than 11:00 a.m., fifteen (15) Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent (acting at the direction of all Revolving Lenders) and, in the case of any such request pertaining to the issuance of Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender and, in the case of any such request pertaining to the issuance of Letters of Credit, the applicable LC Issuing Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) and each applicable LC Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York City time), ten (10) Business Days after receipt of such request whether it consents (and which consent it shall be entitled to withhold in its sole discretion) to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

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(c)   Any failure by a Revolving Lender or LC Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all Revolving Lenders consent to making Revolving Loans or the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers, and the Borrowers and the Revolving Lenders shall amend this Agreement and the other Credit Documents solely to the extent necessary to accommodate such Borrowings or Letters of Credit (as applicable), in accordance with Section 10.5(c)(ii). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.8, the Administrative Agent shall promptly so notify the Borrowers.

Section 2.   LOANS AND LETTERS OF CREDIT

2.1   Revolving Loans

(a)   Revolving Commitments.

(i)   On the Closing Date, the Revolving Loans of each Lender outstanding under the Existing Credit Facility (each as defined therein) on the Closing Date (immediately prior to the occurrence thereof), as set forth as “Existing Closing Date Loans” in Schedule 2.1(a)(i), shall be continued (on a cashless basis), and shall constitute and remain outstanding as Revolving Loans hereunder. The continuations of such Revolving Loans shall not be subject to any breakage or similar costs that might otherwise be payable pursuant to Section 2.16(c) or the equivalent provision of the Existing Credit Agreement. In furtherance of the foregoing, on the Closing Date, the initial Lenders hereunder shall make and receive payments among themselves, in a manner acceptable to and approved by the Administrative Agent, so that, after giving effect thereto, the Revolving Loans are, on (and immediately after the occurrence of) the Closing Date, held ratably by the Revolving Lenders in accordance with the respective Revolving Commitments of the Revolving Lenders on the Closing Date.

(ii)   During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans, which will be made in Dollars or Canadian Dollars, to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)   Borrowing Mechanics for Revolving Loans.

(i)   Revolving Loans shall be made in an aggregate minimum amount of five hundred thousand Dollars ($500,000) or Canadian Dollars (CAD $500,000) and

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integral multiples of fifty thousand Dollars ($50,000) or Canadian Dollars (CAD $50,000) in excess of that amount.

(ii)   Whenever any Borrower desires that Lenders make Revolving Loans, such Borrower shall deliver to Administrative Agent a fully executed and delivered Borrowing Notice And Certificate no later than (x) 1:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a Eurodollar Rate Loan or CDOR Loan, (y) 12:00 p.m. (New York City time) on the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan and (z) 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Canadian Prime Rate Loan. A Borrowing Notice And Certificate for a Revolving Loan that is a Eurodollar Rate Loan or CDOR Loan shall be revocable on and after the related Interest Rate Determination Date; provided that such Borrower shall be bound to make a borrowing in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.16(c). Each Lender may, at its option, make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement.

(iii)   Notice of receipt of each Borrowing Notice And Certificate in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by ~~telefacsimile~~facsimile or electronic transmission means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 1:00 p.m. (New York City time)) not later than 1:30 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrowers.

(iv)   Subject to Section 2.14(b), each Lender shall make the amount of its Revolving Loan (in the applicable currency) available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date (or 2:30 p.m. on the Credit Date for same day Base Rate Borrowings) by wire transfer of same day funds, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers (in the applicable currency) by no later than 2:00 p.m. on the applicable Credit Date (or 3:00 p.m. on the Credit Date for same day Base Rate Borrowings) by causing an amount of same day funds in the requested currency equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers as may be designated in writing to Administrative Agent by Borrowers.

(c)   Right to Repay and Reborrow. Subject to the terms and conditions of this Agreement, Borrowers may borrow, repay and reborrow under the Revolving Commitment during the Revolving Commitment Period.

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2.2   Swingline Loans

(a)   Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding twenty-five million Dollars ($25,000,000) or Canadian Dollars (CAD $25,000,000) or (ii) the Total Utilization of Revolving Commitments exceeding the Revolving Commitments then in effect; provided that Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Swingline Lender may, at its option, make any Swingline Loan by causing any domestic or foreign branch or Affiliate of the Swingline Lender to make such Swingline Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay, and reborrow Swingline Loans.

(b)   Notice of Swingline Loans by Borrowers. To request a Swingline Loan, Borrowers shall notify Swingline Lender of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be revocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, and shall be deemed to be a reaffirmation that the conditions set forth in Section 3.2 are satisfied as of the date of the last Borrowing Notice And Certificate or Notice of LC Activity and Certificate, whichever was most recently delivered to the Administrative Agent. If limitations set forth in the first sentence of Section 2.2(a) are satisfied and no Event of Default has occurred and is continuing, (i) Administrative Agent will promptly advise Swingline Lender of any such notice received from Borrowers and (ii) the Swingline Lender shall make each Swingline Loan available to Borrowers to an account of the applicable Borrower specified in the request by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)   Repayment of Swingline Loan. Each Borrower, jointly and severally, hereby unconditionally promises to pay to Swingline Lender the then unpaid principal amount of each Swingline Loan upon the earlier of (i) the Termination Date and (ii) on or prior to the date that is fifteen (15) Business Days after the making of the relevant Swingline Loan; provided, however, that upon the relevant Borrower’s tendering of the applicable Conversion/Continuation Notice received by the Swingline Lender and the Administrative Agent no later than 11 a.m. (New York City time) on the date of the expiration of (but during) such fifteen (15) Business Day period, and limited to the amount of the unutilized portion of the Revolving Commitments, the relevant Borrower may elect to have such Swingline Loan converted into a Revolving Loan on such date, so long as the conditions precedent set forth in Section 3.2 are met as of the date of such conversion. Upon effectiveness of such conversion, the provisions of Section 2.3(c) shall apply mutatis mutandis as though the Swingline Loan converted into a Revolving Loan were a Letter of Credit as referred to therein.

(d)   Payments Directly to Swingline Lender. Except as otherwise provided in Section 2.2(e), Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to Swingline Lender.

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(e)   Participations by Lenders in Swingline Loans. The Swingline Lender may, by written notice given to Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice to Administrative Agent shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each Lender, specifying in such notice each Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, within one Business Day after receipt of notice as provided in this Section 2.2(c), to pay to Administrative Agent, for the account of Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans (and to the extent such amounts are paid, such Swingline Loan shall be deemed to be a Revolving Loan (and not a Swingline Loan) for purposes of this Agreement). Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.2(e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuation of a Default or Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, counterclaim, defense, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.2(e) by wire transfer of immediately available funds, in the same manner as provided in Section 2.1(b)(iv) with respect to Loans made by such Lender (and Section 2.1(b)(iv) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Lenders. Administrative Agent shall notify Borrowers of any participation in any Swingline Loan acquired pursuant to this Section 2.2(e), and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent; any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.2(e) and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.2(e) shall not relieve Borrowers of any default in the payment thereof.

2.3   Letters of Credit

(a)   Letters of Credit.

(i)   Subject to the terms and conditions set forth herein, (A) on the Closing Date, each Existing Letter of Credit shall remain outstanding, in accordance with its terms, and shall constitute a Letter of Credit hereunder; (B) each LC Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in Canadian Dollars (subject to the limitations set forth below) for the account of US Borrower, Canada Borrower or their respective Affiliates in an aggregate stated amount not to exceed such LC Issuing Bank’s “Revolving Loan and Letter of Credit Commitment” set forth on Appendix A, and to amend or extend Letters of Credit

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previously issued by it, in accordance with Section 2.3(b) below and the applicable LC Issuing Banks shall continue any Existing Letters of Credit, and (2) to honor drawings under the Letters of Credit; and (C) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of US Borrower or Canada Borrower or their respective Affiliates and any drawings thereunder; provided that, in the case of clause (B)(1) above, after giving effect to any Credit Extension with respect to any Letter of Credit, (w) solely with respect to Letters of Credit issued in support of obligations of Affiliates of the US Borrower or Canada Borrower that are not Credit Parties or Restricted Subsidiaries, the requirements of Section 6.4(c) shall have been satisfied as of the date of such issuance, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (y) the L/C Obligations shall not exceed the L/C Sublimit then in effect. Each request by US Borrower or Canada Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by US Borrower or Canada Borrower (as applicable) that the Credit Extension so requested complies with the conditions set forth in clauses (x) and (y). Within the foregoing limits, and subject to the terms and conditions hereof, US Borrower’s and Canada Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly US Borrower and Canada Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Subject to the L/C Sublimit, the US Borrower or Canada Borrower, and any Revolving Lender, may agree to and amend Appendix A to establish or increase (as the case may be) a commitment to issue Letters of Credit by such Revolving Lender, which, for the avoidance of doubt, shall not require the consent of any other Person.

(ii)   No LC Issuing Bank shall issue, amend or extend any Letter of Credit, if:

(1)   subject to Section 2.3(b), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless such LC Issuing Bank has approved such expiry date; provided that any such Letter of Credit may provide for the renewal thereof in accordance with Section 2.3(b); or

(2)   the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit will be Cash Collateralized on or prior to the Letter of Credit Expiration Date in an amount equal to at least 102% of the face amount of such Letter of Credit;

provided that, the terms of each Letter of Credit may, if requested by the US Borrower or Canada Borrower prior to issuance, amendment or extension, as applicable, of such Letter of Credit, (A) require the LC Issuing Bank to give the beneficiary named in such Letter of Credit notice of any notice of termination or non-renewal and (B) permit such beneficiary, upon receipt of such notice, to draw under such Letter of

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Credit prior to the date such Letter of Credit otherwise would have been terminated or not renewed.

(iii)   No LC Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit if:

(1)   any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Issuing Bank from issuing the Letter of Credit, or any Governmental Rule applicable to such LC Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Issuing Bank shall (A) prohibit, or request that such LC Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, (B) impose upon such LC Issuing Bank with respect to the Letter of Credit any Change in Law or Governmental Rule regarding required capital adequacy or liquidity (for which such LC Issuing Bank is not compensated under Section 2.17) which was not in effect or applicable to such LC Issuing Bank on the Closing Date, or (C) impose upon such LC Issuing Bank any unreimbursed loss, cost or expense (for which such LC Issuing Bank is not compensated under Section 2.17 or otherwise to the satisfaction of the LC Issuing Bank, at the Borrowers’ election) which was not applicable on the Closing Date and which such LC Issuing Bank in good faith, and in its sole discretion, deems material to it;

(2)   the issuance of the Letter of Credit would violate one or more policies of the applicable LC Issuing Bank applicable to letters of credit generally applied to such LC Issuing Bank’s similarly situated customers, including a policy not to issue Letters of Credit in the requested currency;

(3)   except as otherwise agreed by Administrative Agent and the applicable LC Issuing Bank (such consent not to be unreasonably withheld), the Letter of Credit is in an initial stated amount less than twenty-five thousand Dollars ($25,000) or Canadian Dollars (CAD $25,000); or

(4)   any Revolving Lender is at that time a Defaulting Lender, unless the applicable LC Issuing Bank in good faith, and in its sole discretion, is satisfied that (x) the participations in any existing Letters of Credit as well as the new, amended or extended Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(a)(iii) or (y) such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.20(c).

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(iv)   Each LC Issuing Bank shall agree to amend or extend any Letter of Credit if (1) such LC Issuing Bank would have any obligation at such time to issue the Letter of Credit in its amended or extended form under the terms hereof, and (2) the beneficiary of the Letter of Credit accepts the proposed amendment or extension to the Letter of Credit.

(v)   Each LC Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each LC Issuing Bank shall have all of the benefits and immunities (1) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by such LC Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included the LC Issuing Banks with respect to such acts or omissions, and (2) as additionally provided herein with respect to the LC Issuing Banks.

(b)   Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)   Subject to Section 3.2(a), each Letter of Credit shall be issued or amended, as the case may be, upon the request of the US Borrower or Canada Borrower and delivered to the applicable LC Issuing Bank (with a copy to Administrative Agent) in the form of a Notice of LC Activity and Certificate and Letter of Credit Application, appropriately completed and signed by an Authorized Representative of US Borrower or Canada Borrower (as applicant for such Letter of Credit, as applicable); provided, however, that amendments not expressly contemplated by such Notice of LC Activity and Certificate shall be as reasonably agreed and coordinated by the LC Issuing Bank and the US Borrower or Canada Borrower (as applicable). Such Notice of LC Activity and Certificate and Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable LC Issuing Bank, by personal delivery or by any other means acceptable to such LC Issuing Bank. Such Notice of LC Activity and Certificate and Letter of Credit Application must be received by the applicable LC Issuing Bank and Administrative Agent not later than 1:00 p.m. (New York City time) at least three (3) Business Days (or such later date and time as Administrative Agent, such LC Issuing Bank and US Borrower or Canada Borrower may agree in a particular instance in their reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable LC Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (Dollars or Canadian Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers. In the case of a request

-56-	CREDIT AGREEMENT (PATTERN REVOLVER)

for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable LC Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment (including, in the case of an extension of such Letter of Credit, the extended expiry date, which shall be subject to Section 2.3(a)(ii)); and (4) such other matters as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers. Additionally, US Borrower or Canada Borrower (as applicable) shall furnish to the applicable LC Issuing Bank (with a copy to the Administrative Agent) such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LC Issuer Documents, as such LC Issuing Bank may reasonably require in accordance with its customary practice, as applied to similarly-situated customers.

(ii)   Promptly after receipt of any Notice of LC Activity and Certificate and Letter of Credit Application, the applicable LC Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Notice of LC Activity and Certificate and Letter of Credit Application from US Borrower or Canada Borrower (as applicable) and, if not, the applicable LC Issuing Bank will provide Administrative Agent with a copy thereof. Unless the applicable LC Issuing Bank has received written notice from any Lender, Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such LC Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of US Borrower or Canada Borrower or their respective Affiliates (as applicable) or enter into the applicable amendment, as the case may be, in each case in accordance with such LC Issuing Bank’s usual and customary business practices and, if requested, its standard Letter of Credit Application. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such LC Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share of the Revolving Commitments times the amount of such Letter of Credit.

(iii)   If US Borrower or Canada Borrower so requests in any applicable Notice of LC Activity and Certificate or Letter of Credit Application, the applicable LC Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such LC Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof at least sixty (60) days prior to the then scheduled expiry thereof (the “Non-Extension Notice Date”). US Borrower or Canada Borrower shall not be required to make a specific request to such LC Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such LC Issuing Bank to permit the extension of such

-57-	CREDIT AGREEMENT (PATTERN REVOLVER)

Letter of Credit at any time prior to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such LC Issuing Bank shall not permit any such extension if (A) such LC Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of Section 2.3(a)(ii) or (iii), Section 3.2 (other than Section 3.2(a)(i) and (v)) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from Administrative Agent, any Lender or US Borrower or Canada Borrower (as applicable) that one or more of the conditions specified in Section 3.2 (other than Section 3.2(a)(i) and (v)), the satisfaction of which would be required to issue such Letter of Credit in its revised form (as extended), is not then satisfied, and in each such case directing such LC Issuing Bank not to permit such extension; provided further that, the beneficiary of any such Letter of Credit shall be permitted to draw upon such Letter of Credit at any time prior to its scheduled expiry date.

(iv)   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable LC Issuing Bank will also deliver to US Borrower or Canada Borrower (as applicable) and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)   The Existing Letters of Credit shall remain in place as if issued under this Section 2.3(b) on the Closing Date and shall constitute Letters of Credit under this Agreement for all purposes, including determining usage of the Revolving Commitment, accrual and payment of fees in respect of such Letters of Credit, the obligations of the applicable Borrower to reimburse each LC Issuing Bank for any drawings under Existing Letters of Credit, the deemed borrowing of any Revolving Loans in respect of any Unreimbursed Amounts, and otherwise.

(c)   Drawings and Reimbursements; Funding of Participations.

(i)   Upon any payment by an LC Issuing Bank under any Letter of Credit against presentation of the drafts or other documents or certificates required for a beneficiary to draw under such Letter of Credit (the date of each such payment, a “Honor Date”), the relevant LC Issuing Bank that issued such Letter of Credit shall notify promptly US Borrower or Canada Borrower (as applicable) and Administrative Agent thereof. Not later than 3:00 p.m. (New York City time) on the third Business Day following the date of any payment by any LC Issuing Bank under a Letter of Credit (each such date, a “Reimbursement Date”), the applicable Borrower (that was the applicant with respect to such Letter of Credit) shall reimburse such LC Issuing Bank in an amount equal to the amount of such drawing together with interest (if any) on such amount calculated with respect to Letters of Credit at the Base Rate or Canadian Prime Rate (as applicable) (the “Reimbursement Amount”). Unless the applicable Borrower shall have notified Administrative Agent and such LC Issuing Bank prior to 11:00 a.m. (New York City time) on the Reimbursement Date that such Borrower intends to reimburse such LC Issuing Bank for the Reimbursement Amount with funds other than the proceeds of

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Revolving Loans, such Borrower (for its account) shall be deemed to have given a timely Borrowing Notice And Certificate to Administrative Agent (as described in the next sentence) and Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the Reimbursement Amount (expressed in Dollars or Canadian Dollars (as applicable)) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, so long as no Event of Default has occurred and is continuing, the applicable Borrower shall be deemed to have requested a borrowing (by such Borrower) of a Revolving Loan that is a Eurodollar Rate Loan or CDOR Loan (as applicable) to be disbursed on the Reimbursement Date in an amount equal to the Reimbursement Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments. Any notice given by such LC Issuing Bank or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)   Each Revolving Lender shall upon any notice pursuant to Section 2.3(c)(i) make (or cause any domestic or foreign branch or Affiliate of such Revolving Lender to make) funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable LC Issuing Bank, in Dollars or Canadian Dollars (as applicable), at Administrative Agent’s Principal Office for Dollar or Canadian Dollar denominated payments (as applicable with respect to such Letter of Credit) in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Eurodollar Rate Loan or CDOR Loan to US Borrower or Canada Borrower (as applicable) in such amount. Administrative Agent shall remit the funds so received to the applicable LC Issuing Bank in Dollars or Canadian Dollars (as applicable).

(iii)   With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Loans because an Event of Default has occurred and is continuing, US Borrower or Canada Borrower (as applicable with respect to such Letter of Credit) shall be deemed to have incurred from the applicable LC Issuing Bank an L/C Borrowing in the amount of the Reimbursement Amount that is not so refinanced, which L/C Borrowing shall be due and payable by such Borrower on demand (together with interest) and shall bear interest at the Default Rate from and after the date such L/C Borrowing is deemed to have occurred. In such event, each payment by a Revolving Lender (or by such Revolving Lender’s domestic or foreign branch or Affiliate) to Administrative Agent for the account of the applicable LC Issuing Bank pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.3.

(iv)   Unless and until a Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the applicable LC Issuing Bank

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for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such LC Issuing Bank.

(v)   Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable LC Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such LC Issuing Bank, US Borrower, Canada Borrower, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that no Revolving Lender will be obligated to make Revolving Loans pursuant to this Section 2.3(c) if an Event of Default has occurred and is continuing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of US Borrower or Canada Borrower (with respect to Letters of Credit issued at its request) to reimburse the applicable LC Issuing Bank for the amount of any payment made by such LC Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)   If any Revolving Lender fails to make available to Administrative Agent for the account of the applicable LC Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), then, without limiting the other provisions of this Agreement, the applicable LC Issuing Bank shall be entitled to recover from such Revolving Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable LC Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the LC Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable LC Issuing Bank submitted to any Revolving Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)   Repayment of Participations.

(i)   At any time after the applicable LC Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if Administrative Agent receives for the account of the applicable LC Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from US Borrower or Canada Borrower (as applicable) or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof

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in Dollars, Canadian Dollars or in the same funds as those received by Administrative Agent.

(ii)   If any payment received by Administrative Agent for the account of the applicable LC Issuing Bank pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by such LC Issuing Bank in its discretion), each Revolving Lender shall pay to Administrative Agent for the account of the applicable LC Issuing Bank its Pro Rata Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)   Obligations Absolute. The obligation of US Borrower or Canada Borrower (as applicable) to reimburse an LC Issuing Bank for each L/C Borrowing (requested or deemed requested by it) under each Letter of Credit and to repay each L/C Borrowing (as further set forth herein) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)   any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Credit Document;

(ii)   the existence of any claim, counterclaim, setoff, defense or other right that Borrowers or any Affiliate may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such LC Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)   waiver by such LC Issuing Bank of any requirement that exists for such LC Issuing Bank’s protection and not the protection of US Borrower or Canada Borrower or any waiver by such LC Issuing Bank which does not in fact materially prejudice US Borrower or Canada Borrower (as applicable);

(v)   honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)   any payment made by such LC Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

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(vii)   any payment by such LC Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such LC Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)   any adverse change in the relevant exchange rates or in the availability of Canadian Dollars to US Borrower or Canada Borrower or any of their respective Affiliates or in the relevant currency markets generally; or

(ix)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, US Borrower or Canada Borrower or any of their respective Affiliates.

US Borrower or Canada Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with US Borrower’s or Canada Borrower’s instructions or other irregularity, US Borrower or Canada Borrower (as applicable) will promptly notify the applicable LC Issuing Bank. US Borrower or Canada Borrower (as applicable) shall be conclusively deemed to have waived any such claim against the applicable LC Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)   Role of LC Issuing Bank. In paying any drawing under a Letter of Credit, each LC Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the LC Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the LC Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or LC Issuer Document. Each of US Borrower and Canada Borrower (as applicable) hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude US Borrower or Canada Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the LC Issuing Banks, Administrative Agent, any of their respective Related Parties nor any participant or assignee of the LC Issuing Banks shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, US Borrower or Canada Borrower (as applicable) may have a claim against the LC Issuing Banks, and the LC Issuing Bank may be liable to US Borrower or Canada Borrower (as applicable), to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered

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by either US Borrower or Canada Borrower which US Borrower or Canada Borrower proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such LC Issuing Bank may, in its sole discretion, accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such LC Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The LC Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (known as “SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)   Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an LC Issuing Bank and US Borrower or Canada Borrower (as applicable) when a Letter of Credit is issued, the rules of the ISP or UCP shall apply to each Letter of Credit. Notwithstanding the foregoing, the LC Issuing Banks shall not be responsible to US Borrower or Canada Borrower for, and such LC Issuing Bank’s rights and remedies against US Borrower or Canada Borrower (as applicable) shall not be impaired by, any action or inaction of such LC Issuing Bank required or permitted under any Governmental Rule that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Governmental Rules of a jurisdiction where such LC Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)   Reporting of Letter of Credit Information. For so long as any Letter of Credit issued by an LC Issuing Bank other than Administrative Agent is outstanding, such LC Issuing Bank shall deliver to Administrative Agent and US Borrower or Canada Borrower on the last Business Day of each calendar month, and on each date that an Credit Extension occurs with respect to any such Letter of Credit, a report in the form satisfactory to Administrative Agent, appropriately completed with the information for every outstanding Letter of Credit issued by such LC Issuing Bank. Administrative Agent shall deliver to the Lenders on a monthly basis a report of all outstanding Letters of Credit.

(i)   Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Operating Company Subsidiary or any other Affiliate of a Borrower, US Borrower or Canada Borrower (as applicable) (as applicant with respect to such Letter of Credit) shall be obligated to reimburse the applicable LC Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledge that the issuance of Letters of Credit for the account of any Restricted Operating Company Subsidiary or any other Affiliate of such Borrower inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such parties.

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(j)   Limitations. Notwithstanding anything to the contrary herein, for avoidance of doubt, any Letter of Credit requested by US Borrower (and all obligations of reimbursement with respect thereto, including on account of any L/C Borrowing) shall not be (or be deemed) guaranteed by Canada Borrower or subject to reimbursement by Canada Borrower in excess of the limitations set forth in Section 7.11.

2.4   Pro Rata Shares. All Revolving Loans shall be made, and all participations in Letters of Credit and Swingline Loans shall be purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that the obligations of the Lenders hereunder are separate, no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase such participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase such participation required hereby.

2.5   Use of Proceeds. The proceeds of the Revolving Loans and the issuance of Letters of Credit shall be applied by Borrowers for Permitted Uses. The proceeds of a Swingline Loan shall be applied by Borrowers for Permitted Swingline Uses. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6   Evidence of Debt; Lenders’ Books and Records; Notes

(a)   Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least five (5) Business Days prior to the Closing Date, or at any time thereafter, to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrowers shall execute and deliver to such Lender (or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the date that is five (5) Business Days prior to the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Loan, as the case may be (and, if applicable, prior to its receipt of any such new Note or Notes, such Lender shall surrender any previously issued Notes to Administrative Agent for cancellation).

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(c)   Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.7   Interest on Loans

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin for Base Rate Loans; (ii) if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Loans; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate plus the Applicable Margin for Canadian Prime Rate Loans; and (iv) if a CDOR Loan, at the CDOR Rate plus the Applicable Margin for CDOR Loans.

(b)   The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan or CDOR Loan, shall be selected by Borrowers and notified to Administrative Agent pursuant to the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, as the case may be. If on any day a Revolving Loan is outstanding with respect to which a Borrowing Notice And Certificate or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan or Canadian Prime Rate Loan (as applicable). Each Swingline Loan shall be a Base Rate Loan or Canadian Prime Rate Loan (as applicable).

(c)   In connection with Eurodollar Rate Loans and CDOR Loans (in the aggregate) there shall be no more than eighteen (18) Interest Periods outstanding at any time. In the event Borrowers fail to specify between a Base Rate Loan or a Eurodollar Rate Loan (or a Canadian Prime Rate Loan or a CDOR Loan, as applicable) in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Loan or CDOR Loan) will be automatically converted into a Base Rate Loan or Canadian Prime Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan or Canadian Prime Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan or Canadian Prime Rate Loan). In the event Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan or CDOR Loan in the applicable Borrowing Notice And Certificate or Conversion/Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one (1) month. Administrative Agent shall promptly notify Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans or CDOR Loans upon determination of such interest rate. At any time that Base Rate Loans or Canadian Prime Rate Loans are outstanding, Administrative Agent shall notify Borrowers and the Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate or Canadian Prime Rate promptly following the public announcement of such change.

(d)   Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of CDOR Loans and in the case of Base Rate Loans or Canadian Prime Rate Loans bearing interest at a rate determined by reference to a Base Rate or Canadian Prime Rate (as applicable) calculated pursuant to clause (a) of the definition of Base Rate or Canadian Prime Rate (as

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applicable), on the basis of a 365- day or 366-day year, as the case may be, and (ii) in the case of all other Base Rate Loans, Canadian Prime Rate Loans and Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan or Canadian Prime Rate Loans being converted from a Eurodollar Rate Loan or CDOR Loan (as applicable), the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan (or Canadian Prime Rate Loan to CDOR Loan), as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan or Canadian Prime Rate Loan being converted to a Eurodollar Rate Loan or CDOR Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan (or Canadian Prime Rate Loan to CDOR Loan), as the case may be, shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Revolving Loan.

(e)   Except as otherwise set forth herein, interest on each Revolving Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Revolving Loans, including final maturity of the Revolving Loans.

(f)   US Borrower agrees to pay to the Administrative Agent (for the benefit of each LC Issuing Bank), with respect to drawings honored under any Letter of Credit issued by an LC Issuing Bank, interest on the amount paid by such LC Issuing Bank in respect of each such honored drawing, at a rate equal to (i) for the period from the Honor Date to but excluding the Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans or Canadian Prime Rate Loans, and (ii) thereafter, the Default Rate in respect of any Unreimbursed Amounts that have not been refinanced in accordance with Section 2.3(c)(i). For the period of time between the Honor Date and the Reimbursement Date (or such later date such amount is reimbursed on behalf of US Borrower), the interest accruing on such amounts will be for the account of the applicable LC Issuing Bank until reimbursed for all amounts other than the LC Issuing Bank’s Pro Rata Share thereof.

(g)   Interest payable pursuant to Sections 2.7(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Administrative Agent of any payment of interest pursuant to Section 2.7(f), the Administrative Agent shall distribute to each Revolving Lender, out of the interest received by the Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable LC Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit Fees that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.

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(h)   Canada Interest Act. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 360 or 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used pursuant to such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or 365 or such other period of time, as the case may be.

2.8   Conversion/Continuation

(a)   Subject to Section 2.16 and (with respect to continuations of, or conversions into, Eurodollar Rate Loans or CDOR Loans) so long as no Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i)   to convert at any time all or any part of any Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) or Canadian Dollars (CAD $500,000) and integral multiples of fifty thousand Dollars ($50,000) or Canadian Dollars (CAD $50,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being converted, from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan or CDOR Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan or CDOR Loan unless Borrowers shall pay all amounts due under Section 2.16 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan or CDOR Loan, to continue all or any portion of such Revolving Loan in a minimum amount equal to five hundred thousand Dollars ($500,000) or Canadian Dollars (CAD $500,000) and integral multiples of fifty thousand Dollars ($50,000) or Canadian Dollars (CAD $50,000) in excess of that amount or, if different, the entire amount of the Revolving Loan being continued, as a Eurodollar Rate Loan or CDOR Loan.

(b)   Borrowers shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) on the date of the proposed Conversion/Continuation Date (in the case of a conversion to, or continuation of, a Base Rate Loan or Canadian Prime Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to an Eurodollar Rate Loan or CDOR Loan). Subject to the foregoing, in the event that the applicable Borrower shall not deliver a Conversion/Continuation Notice with respect to any Eurodollar Rate Loan or CDOR Loan as provided above, such Eurodollar Rate Loan or CDOR Loan (unless repaid) shall automatically be continued as a Eurodollar Rate Loan or CDOR Loan (as applicable) with a one month Interest Period at the expiration of the then current Interest Period. A Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loan or CDOR Loan (or telephonic notice in lieu thereof) shall be revocable on and after the related Interest Rate Determination Date; provided that the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith unless such Borrower compensates Lenders in accordance with Section 2.16(c).

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2.9   Default Interest. During such periods that an Event of Default has occurred and is continuing, all outstanding Obligations shall bear interest at a rate per annum equal to the Default Rate from the date such payment was due to but excluding the date such Event of Default is remedied or waived. Interest payable at the Default Rate shall be payable from time to time on demand.

2.10   Fees

(a)   Borrowers agree to pay to Administrative Agent for the ratable benefit of each Lender having Revolving Commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments (regardless of any availability limitation as of the date of determination), and (B) the Total Utilization of Revolving Commitments (excluding, except with respect to the calculation of fees payable to the Swingline Lender, the outstanding principal amount of the Swingline Loans), times (2) the applicable Commitment Fee Rate for the applicable period.

(b)   US Borrower agrees to pay the following fees or cause the following fees to be paid to:

(i)   each LC Issuing Bank for its own account, a fronting fee equal to one eighth of one percent (0.125%) per annum of the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such LC Issuing Bank (determined as of the close of business on any date of determination); and

(ii)   Administrative Agent for the ratable benefit of each Lender participating in each Letter of Credit, letter of credit fees (“Letter of Credit Fees”) equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans or CDOR Loans (as applicable), times (2)  the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(iii)   each LC Issuing Bank for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such LC Issuing Bank’s standard schedule for such charges and as in effect (and delivered to US Borrower) at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)   All fees referred to in Sections 2.10(a) and (b)(ii) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d)   All fees referred to in Sections 2.10(a) and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed. All fees referred to in Sections 2.10(a) and (b) shall be payable by Borrowers quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided, however, that any fronting fees pursuant to Section

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2.10(b)(i) shall be payable three (3) Business Days after receipt by US Borrower of an invoice from the applicable LC Issuing Bank with respect thereto.

(e)   In addition to any of the foregoing fees, each Borrower agrees to pay to Agents and Lenders such other fees in the amounts and at the times separately agreed upon in fee letters.

(f)   No Revolving Commitment fees shall be payable with respect to any unused portion of the Revolving Commitment to the extent irrevocably cancelled by Borrowers.

2.11   Voluntary Prepayments/Commitment Reductions

(a)   Voluntary Prepayments.

(i)   At any time and from time to time:

(1)   with respect to Base Rate Loans or Canadian Prime Rate Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part; and

(2)   with respect to Eurodollar Rate Loans or CDOR Loans, Borrowers may prepay any such Loans on any Business Day in whole or in part.

(ii)   All such prepayments shall be made:

(1)   without premium or penalty (except as provided in Section 2.16(c));

(2)   together with accrued interest on the principal amount being prepaid;

(3)   (i) in respect of Eurodollar Rate Loans or CDOR Loans, in a principal amount of $500,000 (Dollars or Canadian Dollars) or a whole multiple of $50,000 (Dollars or Canadian Dollars) in excess thereof; and (ii) in respect of Base Rate Loans or Canadian Prime Rate Loans, in a principal amount of $500,000 (Dollars or Canadian Dollars) or a whole multiple of $50,000 (Dollars or Canadian Dollars) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding

(4)   upon written or telephonic notice received on the same day or any Business Day prior thereto, in the case of Base Rate Loans or Canadian Prime Rate Loans; and

(5)   upon not less than two (2) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans or CDOR Loans;

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in each case given to Administrative Agent, as the case may be, by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Loans by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment may state that it is contingent upon the effectiveness of other transactions, in which case such notice of prepayment may be revoked by the applicable Borrower on or prior to the specified effective date. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b)   Commitment Reductions.

(i)   Borrowers may, upon not less than one (1) Business Day’s prior written or telephonic notice promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by ~~telefacsimile~~facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of five million Dollars ($5,000,000) and integral multiples of one million Dollars $1,000,000 in excess of that amount.

(ii)   Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.12   Mandatory Prepayments

(a)   Asset Sales. Subject to Sections 2.12(f) and 2.13(d), no later than the tenth (10th) Business Day following the date of receipt by Borrowers or Restricted Holding Company Subsidiary of any Net Asset Sale Proceeds which exceed the amounts set forth in Section 6.7(d), the applicable Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however that with respect to any Revolving Loans, no such prepayment shall be required to the extent that during such 10 Business Day prepayment period the Borrowers could have reborrowed Revolving Loans equal to or in excess of such prepayment amount.

(b)   Insurance/Condemnation Proceeds. Subject to Sections 2.12(f) and 2.13(d), no later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Insurance/Condemnation Proceeds, the applicable Borrower shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, however that with

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respect to any Revolving Loans, no such prepayment shall be required to be made to the extent that during such 10 Business Day prepayment period, the Borrowers could have reborrowed Revolving Loans equal to or in excess of such prepayment amount.

(c)   Issuance of Debt. No later than the tenth (10th) Business Day following the date of receipt by Borrowers or any Restricted Holding Company Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness for borrowed money by Borrowers or any Restricted Holding Company Subsidiary (other than Permitted Indebtedness), Borrowers shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such proceeds.

(d)   Equity Cure Proceeds. Immediately following receipt by Borrowers of a Cure Amount pursuant to Section 8.12, Borrowers shall prepay the Loans as set forth in Section 2.13(b) in an aggregate amount equal to such Cure Amount. For the avoidance of doubt this clause (d) shall not require the prepayment of any amount of any equity raised, or capital contribution received, in excess of the Cure Amount, which excess amount may be retained by the Borrowers (or any other party) to the extent otherwise permitted (or not prohibited) hereunder.

(e)   Revolving Loans. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect; provided that, for purposes of calculating the Dollar Equivalent of any Canadian Dollar Loans, the Spot Rate used to determine the Total Utilization of Revolving Commitments from time to time shall be the applicable Spot Rate on the Revaluation Date immediately preceding such determination.

(f)   Prepayments of Incremental Equivalent Debt. Notwithstanding Sections 2.12(a) through (d), Borrowers may, by written notice to the Administrative Agent, elect to apply any such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Indebtedness proceeds or Equity Cure proceeds on a pro rata basis (or, so long as no Event of Default shall be continuing, greater than pro rata basis with respect to Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds with respect to first lien Incremental Equivalent Debt in the form of notes or term loans) (i) in accordance with Section 2.13(b) and (ii) to prepay, or offer to repurchase, any outstanding senior secured first lien Incremental Equivalent Debt that by its terms expressly requires Borrowers to prepay (or offer to repurchase) such Incremental Equivalent Debt with such proceeds; it being understood that any such proceeds not so applied to repay or repurchase such Incremental Equivalent Debt (due to the declining of such offer to repurchase by the holders thereof or for any other reason) shall, subject to Section 2.13(d) and the limitations set forth in Sections 2.12(a) and (b), be applied in accordance with Section 2.13(b).

(g)   Prepayment Certificate. Concurrently with any prepayment of the Revolving Loans pursuant to Sections 2.12(a) through 2.12(e), Borrowers shall deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the calculation of the amount required to be prepaid. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and

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Borrowers shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Representative demonstrating the derivation of such excess.

(h)   No Waiver. The acceptance by any Lender of any prepayment amount shall not constitute a consent or waiver of such Lenders’ rights with respect to any other provision set forth in the Credit Documents, including covenants related to Lenders’ consent rights with respect to Asset Sales and incurrence of Indebtedness.

(i)   Repatriation. Notwithstanding anything in this Section 2.12 to the contrary, (1) Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.12(a)-(c) above to the extent that the relevant Asset Sale is consummated by any Foreign Subsidiary, the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary or the relevant Indebtedness is incurred by any Foreign Subsidiary (except to the extent the relevant Indebtedness is incurred by any Foreign Subsidiary to refinance all or a portion of the Loans, as the case may be, for so long as Borrowers determine in good faith that the repatriation to the applicable Borrower of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.12(a), (b) or (c) above) under any requirement of law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) the applicable Borrower shall take all commercially reasonable actions required by applicable requirements of law to permit such repatriation and (ii) if the repatriation of the relevant affected proceeds, as the case may be, is permitted under the applicable requirement of law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, the relevant Foreign Subsidiary will promptly repatriate the relevant proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such proceeds, as a result thereof, in each case by any Party, such Party’s Subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of pursuant to this Section 2.12 to the extent required herein (without regard to this clause (i), (2) Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.12 to the extent that the relevant proceeds are received by any Joint Venture for so long as Borrowers determine in good faith that the distribution to the applicable Borrower of such proceeds would be prohibited under the Organizational Documents governing such Joint Venture; it being understood that if the relevant prohibition ceases to exist, the relevant Joint Venture will promptly distribute the relevant proceeds in respect of Indebtedness, as the case may be, and the proceeds, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.12 to the extent required herein (without regard to this clause (i)) and (3) if Borrowers determine in good faith that the repatriation to Borrowers of any amounts required to mandatorily prepay the Loans pursuant to Sections 2.12(a), (b) or (c) above would result in material and adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in

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connection with such repatriation (such amount, a “Restricted Amount”), as determined by Borrowers in good faith, the amount Borrowers shall be required to mandatorily prepay pursuant to Sections 2.12(a), (b) or (c) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of any such proceeds from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence, an amount equal to the subject proceeds in respect of any such Indebtedness, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Loans and Additional Term Loans pursuant to Sections 2.12(a), (b) or (c) as otherwise required above (without regard to this clause (i)).

2.13   Application of Prepayments

(a)   Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayments shall be applied to repay outstanding Loans (on a pro rata basis) to the full extent thereof, without any permanent reduction of the Revolving Commitments.

(b)   Application of Prepayments. Any amount required to be paid pursuant to Section 2.12 (other than Section 2.12(e)) shall be applied as follows (without any permanent reduction of the Revolving Commitments):

first, unless otherwise provided in any applicable Incremental Amendment and so long as no Default or Event of Default shall be continuing, to prepay Incremental Term Loans (and any fees or interest with respect thereto) to the full extent thereof;

second, to prepay outstanding reimbursement obligations with respect to Letters of Credit;

third, to prepay any Swingline Loans to the full extent thereof;

fourth, subject to Section 2.12(f), to prepay the Revolving Loans and, if a Default or Event of Default shall be continuing, any Incremental Term Loans, on a pro rata basis to the full extent thereof; and

fifth, if an Event of Default shall have occurred and be continuing, to provide Cash Collateral for undrawn Letters of Credit; provided that such Cash Collateral shall be subsequently released and returned to Borrower (i) at such time as such Event of Default is no longer continuing and (ii) if such Event of Default is continuing, (x) in proportion to any reductions in the maximum exposure with respect to such Letters of Credit and (y) in full upon the termination and return of such Letters of Credit undrawn; provided that, (1) in the case of a release pursuant to clause (i) above, if any Obligations set forth in priority second are outstanding at the time of such release or (2) in the case of a release pursuant to clause (ii) above, if any Obligations set forth in priorities second through fourth are outstanding, then, such Cash Collateral shall first be applied to the repayment of such Obligations, as applicable, in accordance with this Section 2.13(b).

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(c)   Application of Prepayments of Revolving Loans to Base Rate Loans, Primate Rate Loans, Eurodollar Rate Loans and CDOR Loans. Considering each Type of Loan being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans or Canadian Prime Rate Loans (with respect to the applicable currency) to the full extent thereof before application to Eurodollar Rate Loans or CDOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.16(c).

(d)   Reinvestment Rights. Notwithstanding anything to the contrary in Section 2.12 and this Section 2.13, the Borrowers shall not be required to prepay proceeds received pursuant to Section 2.12(a) or Section 2.12(b) as long as such proceeds are not distributed to Sponsor or the Pledgors as a Restricted Payment and such proceeds are (x) used to purchase additional operating, construction, or development stage Energy Projects to the extent owned by a Restricted Operating Company Subsidiary immediately following such purchase, (y) used to expand existing Energy Projects owned by Restricted Operating Company Subsidiaries or (z) otherwise reinvested in assets accretive to the credit profile of the Borrowers, in each case within 12 months (or 18 months if a binding commitment with respect to such reinvestment is executed during such 12 month period) of receipt of such proceeds.

2.14   General Provisions Regarding Payments

(a)   All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars or Canadian Dollars (as applicable) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered by wire transfer to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders or to the Swingline Lender as set forth in Section 2.2(d); for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b)   Unless Administrative Agent shall have received notice from a Lender prior to any proposed Credit Date of Eurodollar Rate Loans or CDOR Loans (or, in the case of any borrowing of Base Rate Loans or Canadian Prime Rate Loans, prior to 1:00 p.m. (New York City time) on the date of such borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2 (or, in the case of a borrowing of Base Rate Loans or Canadian Prime Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to Administrative Agent, then the applicable Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan

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included in such borrowing. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans or Canadian Prime Rate Loans for such Type of Loan. Nothing in this Section 2.14(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)   Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the LC Issuing Banks hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuing Banks, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the LC Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuing Banks, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Overnight Rate.

(d)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Loans that are Base Rate Loans or Canadian Prime Rate Loans as provided in Section 2.11(a)(ii)(2) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees, costs and expenses then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees costs and expenses then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent, pro rata in accordance with the amounts thereof then due and payable.

(f)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans or Canadian Prime Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or CDOR Loans (as applicable), Administrative Agent shall give effect thereto in apportioning payments received thereafter.

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(g)   Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Revolving Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(h)   Borrowers hereby authorize Administrative Agent to charge Borrowers’ accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(i)   Administrative Agent shall deem any payment by or on behalf of Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(j)   If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in the US Pledge and Security Agreement.

(k)   The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, or to purchase its participation.

2.15   Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal,

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interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.15 shall not be construed to apply to (a) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) any payment to an LC Issuing Bank or the Swingline Lenders of a reimbursement obligation in accordance with Section 2.3(c)(i) or Section 2.1(c), as applicable.

2.16   Making or Maintaining Eurodollar Rate Loans or CDOR Loans

(a)   Inability to Determine Applicable Interest Rate. In the event that Administrative Agent (upon the written instruction of the Required Lenders) shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans or CDOR Loans, that (1) by reason of circumstances affecting the applicable interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate or CDOR Rate or (2) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan or CDOR Loan, Administrative Agent shall on such date give notice (by ~~telefacsimile~~facsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans or CDOR Loans and (ii) in the event of a determination with respect to the Eurodollar Rate component of the Base Rate or the CDOR Rate component of the Canadian Prime Rate, the utilization of the Eurodollar Rate or CDOR Rate component in determining the Base Rate or Canadian Prime Rate shall be suspended, in each case until Administrative Agent (upon the written instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrowers may revoke any pending Borrowing Notice And Certificate or Conversion/Continuation Notice of Eurodollar Rate Loans or CDOR Loans in the affected currency or currencies or, failing that, will be

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deemed to have converted such request into a request for a borrowing of Base Rate Loans or Canadian Prime Rate Loans in the amount specified therein.

(b)   Illegality or Impracticability of Eurodollar Rate Loans or CDOR Loans. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or CDOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any Governmental Rule (or would conflict with any Governmental Rule not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the applicable interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by ~~telefacsimile~~facsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) each Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan or Canadian Prime Rate Loan (as applicable), (2) each Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or CDOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the relevant Interest Periods then in effect with respect to the Affected Loans or when required by Governmental Rules and Borrowers shall prepay or convert such Affected Loans together with accrued interest, (3) the Affected Loans shall automatically convert into Base Rate Loans or Canadian Prime Rate Loans (as applicable) on the date of such termination and (4) if such notice asserts the illegality of any Lender making or maintaining Base Rate Loans or Canadian Prime Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate or CDOR Rate component of the Base Rate or Canadian Prime Rate (as applicable), the interest rate on which Base Rate Loans or Canadian Prime Rate Loans (as applicable) of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent pursuant to such definition without reference to the Eurodollar Rate or CDOR Rate component of the Base Rate or Canadian Prime Rate. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or CDOR Loan then being requested by Borrowers pursuant to a Borrowing Notice And Certificate or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.16(c), to rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice as to all Lenders by giving notice (by ~~telefacsimile~~facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). If Borrowers do not rescind such Borrowing Notice And Certificate or Conversion/Continuation Notice, each Affected Lender’s share of such Loan shall constitute a Base Rate Loan or Canadian Prime Rate Loan (as applicable). Except as provided in the immediately preceding sentence, nothing in this Section 2.16(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or CDOR Loans in accordance with the terms hereof.

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(c)   Compensation for Breakage or Non-Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including (x) the difference between any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or CDOR Loans and the Eurodollar Rate or CDOR Rate such Lender would receive in connection with the liquidation or re-employment of such funds and (y) amounts received by such Lender in connection with the liquidation or re-employment of such funds and any expense or liability incurred in connection therewith) which such Lender may actually sustain: (i) if for any reason (other than a default by any such Lender) a borrowing of any Eurodollar Rate Loan or CDOR Loan does not occur on a date specified therefor in a Borrowing Notice And Certificate or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan or CDOR Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment under Sections 2.11 or 2.12 of, or any conversion of, any of its Eurodollar Rate Loans or CDOR Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans or CDOR Loans is not made on any date specified in a notice of prepayment given by Borrowers; and (iv) if an assignment of any Loan by a Terminated Lender pursuant to Section 2.16(c) occurs on a date prior to the last day of an Interest Period applicable to that Loan.

(d)   Assumptions Concerning Funding of Eurodollar Rate Loans or CDOR Loans. Calculation of all amounts payable to a Lender under Section 2.16(c) shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans or CDOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate or CDOR Rate in an amount equal to the amount of such Eurodollar Rate Loan or CDOR Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit or CDOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans or CDOR Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under Section 2.16(c).

2.17   Increased Costs; Capital or Liquidity Adequacy

(a)   Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.17(a)) shall determine that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or

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other credit extended by, or any other acquisition of funds by, any office of such Lender, or (iii) imposes any other condition, cost or expense (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the applicable interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting into or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then each Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable by such Borrower hereunder; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is one hundred eighty (180) days prior to the date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.17(a) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital or Liquidity Adequacy Adjustment. In the event that any Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.17(b)) shall have determined that the adoption, effectiveness, phase-in or change in applicability after the Closing Date of any Governmental Rule (or any provision thereof) regarding required capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding required capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, change in applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to required capital adequacy or liquidity), then from time to time, within five (5) Business Days after receipt by Borrowers from such Lender of the statement referred to in the next sentence, each Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction; provided, Borrowers shall not be obligated to pay such Lender any compensation attributable to any period prior to the date that is two hundred seventy (270) days prior to the date on which such Lender gave notice to Borrowers of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Borrowers (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.17(b) and in the calculation thereof, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

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(c)   Additional Reserve Requirements. Each Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”, as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator, additional interest on the unpaid principal amount of each Eurodollar Rate Loan or CDOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) commencing on and as of the effective date of any change in the applicable reserve requirement, which shall be due and payable on each date on which interest is payable on such Loan.

2.18   Taxes; Withholding, Etc.

(a)   LC Issuing Bank. For purposes of this Section 2.18, the term “Lender” includes any LC Issuing Bank.

(b)   Payments Free of Taxes. Any and all payments by or on account of any Obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Governmental Rules. If any applicable Governmental Rules (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rules and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18(b)) the applicable Beneficiary receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)   Payment of Other Taxes by Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Governmental Rules, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)   Indemnification by Credit Parties. Without duplication of Section 2.18(b), the relevant Credit Party shall indemnify each Beneficiary, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18(d)) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Credit Parties shall have no obligation to indemnify any Beneficiary for any Indemnified Taxes imposed as a result of such Beneficiary’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)   Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.18(e).

(f)   Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.18, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment available and reasonably satisfactory to Administrative Agent.

(g)   Status of Lenders.

(i)   Any Beneficiary that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Beneficiary, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Beneficiary is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Beneficiary’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Beneficiary.

(ii)   Without limiting the generality of the foregoing,

(1)   any Beneficiary that is a US Person shall deliver to Borrowers and Administrative Agent on or prior to the date on which such

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Beneficiary becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Beneficiary is exempt from U.S. federal backup withholding tax;

(2)   any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender or Non-US Agent becomes a Beneficiary under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), whichever of the following is applicable:

a.   in the case of a Non-US Lender or Non-US Agent claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

b.   executed copies of IRS Form W-8ECI;

c.   in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and that interest payments on the Revolving Loan(s) are not effectively connected with the conduct of a trade or business within the United States of the Non-US Lender (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

d.   to the extent a Non-US Lender or Non-US Agent is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if a Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US

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Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3)   any Non-US Lender or Non-US Agent shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Governmental Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Governmental Rules to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(4)   each Lender shall deliver to the applicable Borrower and Administrative Agent at the time or times prescribed by Governmental Rules and at such time or times reasonably requested by the applicable Borrower or Administrative Agent such documentation prescribed by applicable Governmental Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the applicable Borrower or Administrative Agent as may be necessary for the applicable Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and Administrative Agent in writing of its legal inability to do so.

(h)   Status of Administrative Agent. Royal Bank, as Administrative Agent, and any successor or supplemental Administrative Agent that is not a US Person, shall deliver to Borrowers two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with Borrowers to be treated as a US Person with respect to such payments (and Borrowers and Administrative Agent agree to so treat Administrative Agent as a US Person with respect to such payments), with the effect that Borrowers can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

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(i)   Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.18(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.18(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)   Survival. Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.19   Obligation to Mitigate. Each Lender (which term shall include each LC Issuing Bank for purposes of this Section 2.19) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.16, 2.17 or 2.18, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may in good faith deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16, 2.17 or 2.18 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.19 unless Borrowers agree to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.19 (setting forth in reasonable detail the basis for requesting such amount) submitted

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by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.20   Defaulting Lenders. (a)  Defaulting Lender Adjustments. Anything contained herein to the contrary notwithstanding, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Governmental Rules:

(i)   Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” (as applicable) or Section 10.5.

(ii)   Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize each LC Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20(c); fourth, as Borrowers may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrowers, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each LC Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20(c); sixth, to the payment of any amounts owing to the Lenders, the LC Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be

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applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit or Swingline Loans are held by the Lenders pro rata in accordance with the applicable Revolving Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees.

(1)   No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10 for any period during which such Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees for any period during which such Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.20(c).

(2)   With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (1) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuing Bank or the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to each LC Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)   Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Administrative Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a

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Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, US Borrower shall, without prejudice to any right or remedy available to it hereunder or under Governmental Rules, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each LC Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.20(c); provided that US Borrower’s obligation to so prepay Swingline Loans and Cash Collateralize such LC Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Swingline Loans shall be required to be funded unless the Swingline Lender is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US Borrower shall, upon issuance of such subsequent Letter of Credit, Cash Collateralize the applicable LC Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(b)   Defaulting Lender Cure. If Borrowers, Administrative Agent, each LC Issuing Bank and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)   Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of Administrative Agent or any LC Issuing Bank (with a copy to Administrative Agent) US Borrower shall Cash Collateralize such LC Issuing Bank’s Fronting Exposure (determined after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender); provided that each Borrower’s obligation to Cash Collateralize such LC Issuing Bank’s Fronting Exposure at any time shall be limited to the amount of excess cash flow available to be distributed under Section 6.4 at such time; provided further that, no subsequent Letter of Credit may be issued under this Agreement at any time that there shall exist a Defaulting Lender, unless US Borrower shall, upon issuance of such subsequent Letter of Credit, Cash Collateralize the applicable LC Issuing Bank’s Fronting

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Exposure (determined after giving effect to Section 2.20(a)(iii) and any Cash Collateral provided by such Defaulting Lender).

(i)   Grant of Security Interest. US Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of each LC Issuing Bank, and agrees to maintain, a First Priority Lien in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and each LC Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Defaulting Lender’s Pro Rata Share of the applicable Letters of Credit, US Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)   Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)   Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (y) the determination by Administrative Agent and such LC Issuing Bank that there exists excess Cash Collateral; provided that subject to the other provisions of this Section 2.20, the Person providing Cash Collateral and such LC Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.21   Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrowers that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.16 (other than Section 2.16(c)), 2.17 or 2.18, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Borrowers’ request for such withdrawal; (b) (i) any Lender shall become and continues to be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender, pursuant to Section 2.20(b), within five (5) Business Days after Borrowers’ request that it cure such default; (c) any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination requiring the consent of all of the Lenders or all of the affected Lenders requested by Borrowers under or with

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respect to the Financing Documents, and with respect to which the Required Revolving Lenders or Required Incremental Term Loan Lenders (as applicable) shall have granted their consent, or (d) any Lender (such Lender, a “Non-Extending Lender”) that has not elected to participate in an Extension pursuant to Section 2.23 then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender or Non-Extending Lender (the “Terminated Lender”), Borrowers may, subject to the consent (not to be unreasonably withheld) of the Administrative Agent and each LC Issuing Bank and by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign all or any part of its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and, in such case, (x) the applicable Terminated Lender (except as provided in clause (y) below) shall pay any fees payable thereunder in connection with such assignment from an Increased-Cost Lender or a Defaulting Lender and (y) Borrowers shall pay any fees, costs or expenses thereunder in connection with such assignment from a Non-Consenting Lender or Non-Extending Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Borrowers shall pay any amounts payable to such Terminated Lender pursuant to Section 2.16(c), 2.17 or 2.18; (3) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in reduction in such compensation or payments thereafter; (4) Administrative Agent shall have been paid the assignment fee (if any) specified in Section 10.6(d)(i); (5) such assignment does not conflict with applicable Governmental Rules and (6) no Default or Event of Default has occurred and is continuing; provided, Borrowers may not make such election with respect to any Terminated Lender that is also an LC Issuing Bank unless, prior to the effectiveness of such election, Borrowers shall have caused each outstanding Letter of Credit issued thereby to be cancelled, fully Cash Collateralized or supported by a “back-to-back” Letter of Credit reasonably satisfactory to such Terminated Lender. In connection with any such replacement, if the replaced Lender does not execute and deliver to Administrative Agent a duly completed Assignment Agreement reflecting such replacement within a period of time deemed reasonable by Administrative Agent, then such replaced Lender shall be deemed to have executed and delivered such Assignment Agreement. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.22   Additional Indebtedness

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(a)   Upon written notice to the Administrative Agent, Borrowers may from time to time request, prior to the Revolving Commitment Termination Date, an increase in the existing Revolving Commitments (the “Increased Commitments”) or to establish a new term loan Credit Facility (the “Incremental Term Loan Commitments” and, together with the Increased Commitments, the “Incremental Facilities”); provided that the amount of such Incremental Facilities shall be determined by Borrowers and shall not exceed the greater of $600,000,000 and 250% of Borrower Cash Flow as of the last day of the most recently ended Measurement Period, in the aggregate for all Incremental Facilities outstanding at any time (the “Available Incremental Amount”); provided that any such request for Incremental Facilities shall be in a minimum amount of $10,000,000.

(b)   Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Borrowers propose that the Increased Commitments or Incremental Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (unless the Administrative Agent otherwise agrees to a shorter period) and (ii) the identity of each Lender or other Person (which shall be an Eligible Assignee) (each, an “Increased Commitment Lender” or “Incremental Term Loan Lender,” as applicable) to whom Borrowers propose any portion of such Increased Commitments or Incremental Term Loan Commitments, as applicable, initially be allocated and the amounts of such allocations (and whether any such Increased Commitment Lender or its Affiliates will become an Issuing Bank and, if so, the amount of each such Person’s Lender Sublimit); provided that any existing Lender approached to provide all or a portion of the Increased Commitments or Incremental Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide such commitments. Any Incremental Term Loans made on an Increased Amount Date shall be designated as a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement or, if made on terms identical to any existing Series of Incremental Term Loans, may constitute a part of such Series of Incremental Term Loans.

(c)   The Administrative Agent shall promptly notify Borrowers and the existing Lenders of (x) the Increased Commitments and the Increased Commitment Lenders or the Incremental Term Loan Commitments and the Incremental Term Loan Lenders, as applicable and (y) in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.22. Each Increased Commitment Lender and Incremental Term Loan Lender shall be subject to the provisions of Section 2.18.

(d)   On any Increased Amount Date on which Increased Commitments are made effective or available, subject to the satisfaction of the terms and conditions in this Section 2.22, each of the existing Lenders shall assign to each of the Increased Commitment Lenders, and each of the Increased Commitment Lenders shall purchase from each of the existing Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and unused Revolving Commitments will be held by existing Lenders and such Increased Commitment Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Increased Commitments to the Revolving Commitments, (i) each Increased

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Commitment shall be deemed for all purposes a Revolving Commitment and each Incremental Revolving Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (ii) each Increased Commitment Lender shall become a Lender with respect to the Increased Commitment and all matters relating thereto. The Increased Commitments shall become Revolving Commitments under this Agreement pursuant to an Incremental Amendment and, as appropriate, amendments to the other Credit Documents. Such amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.

(e)   On any Increased Amount Date on which any Incremental Term Loan Commitments of any Series are effective, subject to the satisfaction of terms and conditions to be mutually agreed between the applicable Borrower and the Incremental Term Loan Lenders providing such Incremental Term Loans (and including the terms and conditions in this Section 2.22), each Incremental Term Loan Lender of such Series shall make a Loan to the applicable Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment of such Series and (i) each Incremental Term Loan Lender of such Series shall become a Lender hereunder with respect to its Incremental Term Loan Commitment and the Incremental Term Loans of such Series made pursuant thereto.

(f)   The terms and provisions of the Incremental Facilities shall be, (i) except as otherwise set forth herein, as agreed in the Incremental Amendment and, as appropriate, any necessary amendments to the other Credit Documents, executed by the Borrowers, the applicable Increased Commitment Lenders and Incremental Term Loan Lenders providing such Increased Commitments and Incremental Term Loan Commitments, respectively, and the Administrative Agent and (ii) subject to the limitations in clauses (A) and (B) below, not more restrictive, taken as a whole, to the Borrowers and the other Credit Parties than those applicable to any Revolving Credit Facility at the time of incurrence of such Incremental Facility, unless such other terms (1) apply only after the Latest Maturity Date of each such Revolving Credit Facility in effect at the time of incurrence of such Incremental Facility, (2) shall also apply to each Revolving Credit Facility at the time of incurrence of such Incremental Facility (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrowers) or (3) in the case of Incremental Term Facilities, relate to mandatory prepayments, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization. In any event, (A) the Weighted Average Life to Maturity of any such Incremental Term Facility shall be no shorter than 75% of the remaining time to maturity date of the Revolving Loans in effect at such time of incurrence, (B) the applicable Maturity Date for any such Increased Commitments shall be no shorter than the Latest Maturity Date for all Revolving Loans at the time of incurrence of such Incremental Facility, (C) any Increased Commitments (and the Revolving Loans made thereunder) shall have the same terms as the existing Revolving Commitments and (D) each Incremental Facility shall be secured by a pari passu or junior lien on the Collateral securing the Revolving Credit Facility pursuant to documents substantially in the form of the Collateral Documents in place on the Closing Date (or otherwise more favorable to the Borrowers in the case of any Incremental Term Loans), with such changes necessary to reflect the junior status of any junior liens. Without limiting the foregoing, any Incremental Amendment establishing or increasing Incremental Term Facilities may provide that the mandatory prepayment provisions of Section 2.12 permit such prepayments

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to be applied first to any Incremental Term Loans and customary provisions to permit buy-backs of term loan debt (solely below par and subject to no Default or Event of Default).

(g)   Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, the Borrowers and the lenders providing the relevant Incremental Facility, to effect the provisions of this Section 2.22 (including, in the case of any Incremental Term Loans, to provide for additional mandatory prepayments not already included herein and debt buyback provisions on customary terms).

(h)   As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (x) reaffirmation agreements of the Credit Parties which reaffirm the guaranty and Liens provided pursuant to the Credit Documents and (y) a certificate of each Credit Party dated as of the Increased Amount Date signed by an Authorized Representative of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase and (ii) in the case of Borrowers, certifying that, before and after giving effect to such increase, subject to Section 1.7, (A) the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; provided that to the extent such Incremental Facility will be used concurrently with the initial provision of such Incremental Facility to finance any Investment permitted pursuant to Section 6.5(i), the such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrowers or relevant Affiliates thereof not to consummate the transactions contemplated thereby, (B) as of the time of determination provided by Section 1.7, no Event of Default exists at such time and no Event of Default would exist immediately after giving effect thereto and (C) as of the time of determination provided by Section 1.7, Borrowers are in compliance with the financial covenants set forth in Section 6.6 (treating any such increase in the form of Increased Commitments as fully drawn for this purpose). To the extent reasonably requested by the Administrative Agent (acting in its capacity as such), Borrowers shall deliver or cause to be delivered legal opinions which are similar to those delivered on the Closing Date pursuant to Section 3.1(f) (or otherwise in form and substance reasonably satisfactory to the Administrative Agent) and any other documents, in each case as reasonably requested by the Administrative Agent in connection with any such transaction.

(i)   This Section 2.22 shall supersede any provisions in Section 2.15 or 10.5 to the contrary.

2.23   Extensions of Loan Terms

(a)   Borrowers may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding any Class (“Existing Class”) of (x)

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Revolving Loans and Revolving Commitments or (y) Incremental Term Loans and Incremental Term Loan Commitments to extend the maturity date and to provide for other terms consistent with this Section 2.23 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrowers to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative outstanding Revolving Commitments or Incremental Term Loan Commitments, as applicable, of each Lender in such Class (or if no such Revolving Commitments or Incremental Term Loan Commitments, as applicable, are outstanding, the amount of Revolving Loans or Incremental Term Loans, as applicable, of each Lender in such Class)) and on the same terms to each such Lender. In connection with each Extension, Borrowers will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the (x) Extended Revolving Loans and Extended Revolving Commitments or (y) Extended Incremental Term Loans and Extended Incremental Term Loan Commitments of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, Borrowers shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

(b)   After giving effect to any Extension, the Extended Commitments shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than six (6) different classes of Commitments; provided further that, (i) all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Revolving Commitments, until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant Revolving Commitment Termination Date, (ii) all prepayments of Incremental Term Loans shall continue to be made on a ratable basis among all Incremental Term Loan Lenders, based on the relative amounts of their Incremental Term Loan Commitments, until the repayment of the Incremental Term Loans attributable to the non-extended Incremental Term Loans on their respective maturity date, (iii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit and Swingline Loans as between the Revolving Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Revolving Commitment Termination Date relating to such non-extended Revolving Commitments has occurred, (iv) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all other Classes of Revolving Loans and Revolving Commitments with an earlier Revolving Commitment Termination Date (or all such Revolving Commitments and related Revolving Loans shall have otherwise been terminated and repaid in full) and (v) with respect any to Letters of Credit or Swingline Loans,

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the applicable Revolving Commitment Termination Date cannot be extended without the prior written consent of each such LC Issuing Bank and the Swingline Lender (as applicable), and the availability of the Revolving Commitments cannot be extended in a manner that extends the availability of the Letter of Credit facility or Swingline Loan facility without the prior written consent of each LC Issuing Bank and the Swingline Lender so extending (as applicable). If the Total Utilization of Revolving Commitments exceeds the Revolving Commitment as a result of the occurrence of the Revolving Commitment Termination Date with respect to any Class of Revolving Commitments while an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments as are necessary in order to eliminate such excess on such Revolving Commitment Termination Date.

(c)   The consummation and effectiveness of each Extension shall be subject to the following both before and after giving effect thereto:

(i)   the Existing Commitments of any Lender extended pursuant to any Extension of (x) Revolving Commitments (“Extended Revolving Commitments” and the loans thereunder, “Extended Revolving Loans”) or (y) Incremental Term Loan Commitments (“Extended Incremental Term Loan Commitments” and the loans thereunder, “Extended Incremental Term Loans”) shall have the same terms as the Class of existing (x) Revolving Commitments (“Existing Revolving Commitments” and the loans thereunder, “Existing Revolving Loans”) or (y) Incremental Term Loan Commitments (“Existing Incremental Term Loan Commitments” and the loans thereunder, “Existing Incremental Term Loans”), as applicable, subject to the related Extension Amendment; except (A) the final maturity date of any Extended Commitments and Extended Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Commitments and Existing Loans subject to the related Extension Amendment, and the Weighted Average Life to Maturity of any Extended Incremental Term Loan Commitments and Extended Incremental Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Incremental Term Loan Commitments and Existing Incremental Term Loans subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, with respect to margins, fees and premiums) with respect to the Extended Commitments and Extended Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Commitments and Existing Loans; (C) the Revolving Commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the Revolving Commitment fee rate for Existing Revolving Commitments; (D) no repayment of any Extended Revolving Loans and no cancellation of any Extended Revolving Commitments shall be permitted unless such repayment or cancellation, as applicable, is accompanied by an at least pro rata repayment or cancellation, as applicable, of all earlier maturing Revolving Loans and Revolving Commitments (including previously extended Revolving Loans and Revolving Commitments) (or all earlier maturing Revolving Loans and Revolving Commitments (including previously extended Revolving Loans and Revolving Commitments) shall otherwise be or have been terminated and repaid in full); (E) no repayment of any Extended Incremental Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Incremental Term

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Loans (including previously extended Incremental Term Loans); (F) the Extended Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Commitments; and (G) the other terms and conditions applicable to Extended Commitments and Extended Loans may be different than those with respect to the Existing Commitments and Existing Loans, so long as such terms and conditions only apply after the Latest Maturity Date with respect to Existing Loans in effect at the time of the Extension; provided further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans or Revolving Commitments of the extending Lenders as a new “Class” of loans or commitments hereunder; provided, however, no Extension Amendment may provide for any Class of Extended Commitments and Extended Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Commitments and Existing Loans;

(ii)   all documentation in respect of such Extension shall be consistent with the foregoing; and

(iii)   a minimum amount in respect of such Extension (to be determined in the Borrowers’ discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent) shall be satisfied.

Any Lender that does not elect to participate in an Extension shall be deemed to be a Non-Extending Lender and subject to being replaced pursuant to Sections 2.21 and 10.5.

(d)   The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order to establish new Classes of Commitments and Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.23. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Credit Document that the Administrative Agent reasonably requests to be amended to reflect an Extension that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by counsel to the Administrative Agent) and (ii) Borrowers shall deliver (A) board resolutions, secretary’s certificates and officer’s certificates, in each case as reasonably requested by the Administrative Agent and (B) if requested by the Administrative Agent, a legal opinion, in form and substance reasonably acceptable to the Administrative Agent, as to (x) the enforceability of such Extension Amendment and (y) such other customary matters reasonably requested by the Administrative Agent.

(e)   Promptly following the consummation and effectiveness of any Extension, Borrowers will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the

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Extension and the aggregate principal amount of each Class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

(f)   This Section 2.23 shall supersede any provisions in Section 2.15 or 10.5 to the contrary.

2.24   Refinancing Facilities. (a) Notwithstanding anything to the contrary in this Agreement, so long as no Event of Default has occurred and is continuing (as determined pursuant to Section 1.7), the Borrowers may at any time and from time to time by written notice to the Administrative Agent elect to establish one or more additional Classes of Loans or Revolving Commitments under this Agreement (“Refinancing Loans” or “Refinancing Commitments”), which Refinancing Loans or Refinancing Commitments will refinance, pursuant to a voluntary prepayment in accordance with Section 2.11, all or any portion of any Class of Loans or Revolving Commitments (as applicable) then outstanding under this Agreement (any portion thereof that is not so refinanced, the “Non-Refinanced Loans” or “Non-Refinanced Commitments”). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers propose that the Refinancing Loans or Refinancing Commitments shall be made, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion); provided that:

(i)   at no time shall there be more than six (6) different Classes of Loans;

(ii)   before and after giving effect to the borrowing of such Refinancing Loans or the incurrence of such Refinancing Commitments on the Refinancing Effective Date, each of the conditions set forth in Section 3.2 shall be satisfied to the extent required by the relevant Refinancing Amendment governing such Refinancing Loans or Refinancing Commitments;

(iii)   the Refinancing Loans may have different amortization payments and maturity dates than the other Loans and the Refinancing Commitments; provided that the final maturity date and Weighted Average Life to Maturity of such Refinancing Loans shall not be prior to or shorter than that applicable to the Loans being refinanced thereby (or in the case of any Revolving Loans that are refinanced with term loans, shall be no shorter than 75% of the remaining time to stated maturity of such Revolving Loans being refinanced (in effect at the time of such incurrence));

(iv)   all other terms applicable to such Refinancing Loans (other than provisions relating to original issue discount, upfront fees and interest rates, which shall be as agreed between the Borrower and the Refinancing Lenders providing such Refinancing Loans) shall be no more restrictive, taken as a whole, to the terms applicable to the Loans being refinanced thereby (except to the extent such covenants and other terms (a) apply solely to any period after the latest final maturity of the Loans in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Loans or (b) are otherwise added for the benefit of the other Lenders hereunder);

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(v)   at the request of the Administrative Agent, the Borrowers shall deliver or cause to be delivered legal opinions that are similar to those delivered on the Closing Date pursuant to Section 3.1(f) (or otherwise in form and substance reasonably satisfactory to the Administrative Agent) and any other customary documents reasonably requested by the Administrative Agent in connection with any such transaction;

(vi)   the Credit Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Loans and Refinancing Commitments are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations and shall deliver such other customary documents and certificates in connection therewith as may be reasonably requested by the Administrative Agent;

(vii)   the proceeds of Refinancing Loans shall be applied, substantially concurrently with the incurrence thereof, to the refinancing of the outstanding Loans so refinanced;

(viii)   the principal amount of Refinancing Loans and the Refinancing Commitment does not exceed the principal amount of Loans being refinanced thereby except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Loans being refinanced and fees and expenses incurred in connection with such refinancing (including, underwriting, commitment, syndication, legal and similar fees);

(ix)   there shall be no obligor in respect of such Refinancing Loans that is not a Credit Party, and Borrowers shall be the borrowers of such Refinancing Loans; and

(x)   Refinancing Loans that are term loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the other term loans hereunder in any prepayment hereunder and Refinancing Loans that are revolving loans shall participate on a pro rata basis with all other Revolving Loans hereunder in any prepayment hereunder.

(b)   The Borrowers may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Refinancing Loans or Refinancing Commitments (a “Refinancing Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Loans or Refinancing Commitments may elect or decline, in its sole discretion, to provide a Refinancing Loan or Refinancing Commitment. Any Refinancing Loans or Refinancing Commitments with the same terms made on any Refinancing Effective Date shall be designated a Class of Refinancing Loans or Refinancing Commitments for all purposes of this Agreement; provided that any Refinancing Loans or Refinancing Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Loans or Revolving Commitment if it has the same terms as such previously established Class of Loans or Revolving Commitments in all respects.

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(c)   The Refinancing Loans and Refinancing Commitments shall be established pursuant to an amendment to this Agreement among the Credit Parties, the Administrative Agent and the Refinancing Lenders providing such Refinancing Loans and Refinancing Commitment (a “Refinancing Amendment”) which shall be consistent with the provisions set forth in this Section 2.24 (but which shall not require the consent of any other Lender).

(d)   The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the applicable Credit Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.24. Each Refinancing Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In addition to any other terms and changes required or permitted by this Section 2.24, each Refinancing Amendment establishing a Class of Refinancing Loans to refinance Incremental Term Loans shall amend the scheduled amortization payments provided under any Incremental Amendment with respect to the related Non-Refinanced Loans to reduce each scheduled installment for such Non-Refinanced Loans to an aggregate amount equal to the product of (1) the original aggregate amount of such installment with respect to the corresponding Loans being refinanced thereby, multiplied by (2) a fraction, the numerator of which is the aggregate principal amount of such related Non-Refinanced Loans and (y) the denominator of which is the aggregate principal amount of such Loans being refinanced thereby prior to the effectiveness of such Refinancing Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Refinanced Loan or Non-Refinanced Commitment shall not be reduced as a result thereof without the consent of the holder of such individual Non-Refinanced Loan). This Section 2.24(d) shall supersede any provisions in Section 10.5 to the contrary.

Section 3.   CONDITIONS PRECEDENT

3.1   Closing Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement provided for herein is subject to the satisfaction of the following conditions on or before the Closing Date (or waiver in accordance with Section 10.5):

(a)   Credit Documents. Administrative Agent shall have received a counterpart of the Credit Documents required to be executed as of the Closing Date, in each case, executed and delivered by each Credit Party (including, in each such party’s capacity as a Guarantor), as applicable, and, in the case of this Agreement, each Lender party hereto and the Required Lenders under and as defined in the Existing Credit Agreement.

(b)   Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party and each other Restricted Subsidiary, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of each Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its

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secretary or an assistant secretary as being in full force and effect without modification or amendment (unless such modification or amendment is otherwise disclosed); and (iv) a good standing certificate or similar certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of each Credit Party (or, as applicable, any other jurisdiction in which a Credit Party carries on business) and each other Restricted Subsidiary, each dated a recent date prior to the Closing Date.

(c)   [Reserved.]

(d)   Collateral. The Collateral Agent shall have received:

(i)   [Reserved.]

(ii)   the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of the UCC or PPSA filing offices in the jurisdictions specified by each Credit Party, together with copies of all such filings disclosed by such search;

(iii)   [Reserved.]

(iv)   [Reserved.]

(v)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create or perfect a First Priority Lien on the Collateral.

The Liens purported to be created by the Collateral Documents shall have attached and shall constitute valid, perfected and enforceable First Priority Liens on the Collateral.

(e)   Financial Statements; Projections. Administrative Agent shall have received (i) the Historical Financial Statements and (ii) the Base Case Model and Projections.

(f)   Opinions of Counsel to Credit Parties. Administrative Agent shall have received executed copies of the favorable written opinions of (i) Davis Polk & Wardwell LLP, New York counsel for Credit Parties, (ii) Blake, Cassels & Graydon LLP, Canadian counsel for Credit Parties, (iii) McInnes Cooper, Nova Scotia counsel for Credit Parties and (iv) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Credit Parties, in the form of Exhibits D-1, D-2, D-3, and D-4 respectively, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent).

(g)   Fees. Borrowers shall have paid (i) to the Administrative Agent, Collateral Agent, Syndication Agent, Documentation Agent and Lenders, all fees and expenses due and owing pursuant to the Credit Documents and payable on the Closing Date (including the amounts due under the Fee Letter) and (ii) to the Joint Bookrunners, Agents and Lenders (each as defined in the Existing Credit Agreement) all fees (including commitment fees and Letter of Credit Fees

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(as defined in the Existing Credit Agreement)) and expenses, whether accrued or due and owing, under the Existing Credit Agreement.

(h)   Solvency Certificate. Administrative Agent shall have received a Solvency Certificate dated as of the Closing Date and addressed to Administrative Agent and Lenders, and substantially in the form of Exhibit G hereto.

(i)   No Litigation. There shall not exist any Adverse Proceeding, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect.

(j)   No Event of Default or Default. No Event of Default or Default has occurred and is continuing as of the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

(k)   Closing Date Certificate. Administrative Agent shall have received a Closing Date Certificate dated as of the Closing Date.

(l)   Patriot Act. Administrative Agent shall have received all documentation and other information about the Credit Parties at least fifteen (15) Business Days prior to the Closing Date as shall have been requested by Administrative Agent (either on its behalf or on behalf of any Lender) that Administrative Agent or any Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2   Conditions to Each Credit Extension

(a)   Conditions Precedent. Except with respect to any Incremental Facility or Incremental Equivalent Debt (as applicable), the obligation of each Lender to make any Loan (other than Revolving Loans converted pursuant to Section 2.3(c) or Swingline Loans) on any Credit Date (including the Closing Date), any LC Issuing Bank to issue, amend or extend any Letter of Credit on any Credit Date (including the Closing Date) are subject to the satisfaction of the following conditions precedent (or waiver in accordance with Section 10.5):

(i)   Administrative Agent shall have received a fully executed and delivered Borrowing Notice And Certificate or Notice of LC Activity and Certificate, as the case may be, which shall include certifications that Borrowers have satisfied the conditions precedent in clauses (ii) through (viii) below as of the applicable Credit Date or Increased Amount Date;

(ii)   after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

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(iii)   as of such Credit Date, the representations and warranties of the Credit Parties (including those made on behalf of the Restricted Subsidiaries pursuant to Section 5.10) contained herein and in the other Credit Documents shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall have been true and correct in all respects) on and as of such earlier date;

(iv)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute either a Default or an Event of Default under this Agreement;

(v)   on or before the date of issuance, amendment or extension of any Letter of Credit, Administrative Agent shall have received all other information required under Section 2.3;

(vi)   as of such Credit Date, Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.6 for the immediately preceding Measurement Period;

(vii)   since December 31, 2016, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in a Material Adverse Effect; and

(viii)   neither Administrative Agent nor any Lender shall have received any order or demand in respect of a Borrower under Section 224(1.1) of the ITA or Section 317 of the Excise Tax Act (Canada) or any similar federal, state, provincial or local legislation.

(b)   Notices. Any Notice shall be executed by an Authorized Representative in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Borrowers in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Representative or other person authorized on behalf of Borrowers or for otherwise acting in good faith.

(c)   Request and Acceptance of Proceeds. The request and acceptance, respectively, by the Borrowers of the proceeds of any Loan or the incurrence of any L/C

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Obligations shall be deemed to constitute, as of the respective date thereof, a representation and warranty by the Borrowers that the conditions in this Section 3.2 have been satisfied.

Section 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and LC Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, the Credit Parties, on behalf of themselves and, where applicable, on behalf of the Restricted Operating Company Subsidiaries and, pursuant to Section 5.10, the other Restricted Subsidiaries, each represent and warrant to each Lender and each LC Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1   Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the Governmental Rules of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents, if any, to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in the case of clauses (b) and (c), where the failure to do so would not be reasonably expected to have, a Material Adverse Effect. Each Credit Party represents and warrants that the foregoing is true with respect to each Restricted Operating Company Subsidiary.

4.2   Subsidiaries; Capital Stock and Ownership. Schedule 4.2 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary of each Credit Party and the ownership interest of the Credit Parties and their respective Subsidiaries as of the Closing Date. The Capital Stock of each of Borrowers and the Restricted Holding Company Subsidiaries the shares of which are pledged under the Pledge Agreements has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which, Borrowers or any of the Restricted Holding Company Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrowers or any of the Restricted Holding Company Subsidiaries of any Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital Stock of Borrowers or any of the Restricted Holding Company Subsidiaries.

4.3   Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4   No Conflict.

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(a)   The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of Governmental Rules applicable to the Credit Parties, any of the Organizational Documents of the Credit Parties or any order, judgment or decree of any court or other Governmental Authority binding on the Credit Parties; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Credit Parties; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, or any other Lien permitted hereunder); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Credit Parties, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent or approvals to enforce certain remedies in the case of a foreclosure.

(b)   The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any Governmental Rule applicable to the Restricted Operating Company Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on the Restricted Operating Company Subsidiaries except where such violation would not reasonably be expected to have a Material Adverse Effect; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Restricted Operating Company Subsidiaries (including the Project Financing Documents) except where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Restricted Operating Company Subsidiaries (except for Permitted Liens); or (iv) require any approval of stockholders, members or partners or any approval or material consent of any Person under the applicable Organizational Documents of the Restricted Operating Company Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed to Administrative Agent.

4.5   Governmental Authorizations.

(a)   The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) the registrations, consents, approvals, notices or other actions which have been duly obtained, taken, given or made and, are in full force and effect, (ii) registrations, consents, approvals, notices or other actions required by Governmental Rules in connection with an exercise of remedies, and (iii) such registrations, consents, approvals, notices or other actions that if not obtained and maintained in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(b)   As of the Closing Date, no Governmental Authorization, and no notice to, filing with, or consent or approval of any Governmental Authority is required in connection with

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the operation of the Projects in accordance with any applicable Governmental Rule and as otherwise contemplated by this Agreement, except for Governmental Authorizations required to be obtained as of the date hereof by the terms of the applicable Project Financing Documents and that (i) have been duly obtained, taken, given or made and are in full force and effect or (ii) the failure of which to obtain and maintain would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and Restricted Operating Company Subsidiary is in compliance with each Governmental Authorization applicable to it in respect of this Agreement, the other Credit Documents and the Project Financing Documents (as the case may be), the conduct of its business and the ownership of its property, and the construction, operation or maintenance of the Projects, except, in the case of a Restricted Operating Company Subsidiary, where failure of such compliance would not reasonably be expected to have a Material Adverse Effect.

4.6   Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Governmental Rules relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought in equity or at law).

4.7   Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. As of the Closing Date, none of the Credit Parties nor any Restricted Operating Company Subsidiary has Indebtedness other than Indebtedness established under the Credit Documents or permitted by the Project Financing Documents, as the case may be. Since December 31, 2016, there has been no change in the business, results of operations or condition (financial or otherwise) of the Credit Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8   Projections. As of the Closing Date, the projections of Borrowers and their Restricted Subsidiaries for the period Fiscal Year 2018 through and including Fiscal Year 2022 (the “Projections”) set forth in the base case model in the form attached hereto as Schedule 4.8 (the “Base Case Model”) are based on good faith estimates and assumptions made by the management of Borrowers believed by management to have been reasonable at the time made; provided, the Projections are not to be viewed as facts and actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9   Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau,

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agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10   Payment of Taxes. As of the Closing Date, except as otherwise permitted under Section 5.3 and except as would not reasonably be expected to have a Material Adverse Effect, all material tax returns and reports of each Credit Party and Restricted Operating Company Subsidiary required to be filed by any of them have been timely filed, and all material taxes and all material assessments, fees and other governmental charges upon such parties and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any material tax assessment that has not been disclosed to Administrative Agent that has been assessed in writing against it or any Restricted Operating Company Subsidiary as of the Closing Date which is not being actively contested by such party in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.11   Properties. Each Borrower and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leased property), and (c) good title to or rights in (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed as permitted under Section 6.7 or as would otherwise not be reasonably expected to give rise to a Material Adverse Effect. Each Borrower and its Restricted Subsidiaries has good title to the Capital Stock of its Subsidiaries owned by it. Except for Permitted Liens and Permitted Project Liens, all such properties and assets are free and clear of Liens.

4.12   Environmental Matters. No Credit Party nor any Restricted Operating Company Subsidiary nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, any Environmental Liability or any Release or threatened Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Project is in compliance with all Environmental Laws, and any past non-compliance with Environmental Law has been fully resolved without any pending, on-going or future obligation or cost, except to the extent that any such failure to comply or past non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Credit Party and each Restricted Operating Company Subsidiary has obtained, maintained and complied with all Governmental Authorizations necessary under any Environmental Law to own, construct, operate or maintain the Projects, and such Governmental Authorizations are in full force and effect and not subject to any pending or, to each Credit Party’s knowledge, threatened appeal or Environmental Claim, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable Environmental Law, except, with respect to matters that would not reasonably be expected to have a Material Adverse Effect. To each Credit Party’s knowledge, there are and

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have been no conditions or occurrences, including any Release, threatened Release, use, generation, storage, treatment, transportation, processing, disposal, removal or remediation of, or exposure to, Hazardous Materials, which could reasonably be expected to form the basis of any Environmental Claim against, or any Environmental Liability with respect to, any Credit Party or any Restricted Operating Company Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Restricted Operating Company Subsidiary has been issued or required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its currently owned or operated Facilities, pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. and its implementing regulations (“RCRA”), or any comparable Environmental Law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA, except in either case to the extent that such Facilities’ obligations pursuant to RCRA, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Compliance with all requirements of Environmental Law or, to each Credit Party’s knowledge, reasonably likely future requirements arising from existing Environmental Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13   No Defaults. No Default or Event of Default has occurred and is continuing. As of the Closing Date, no Credit Party nor any Restricted Operating Company Subsidiary is in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any other Transaction Document to which it is a party, which with the giving of notice or the lapse of time or both, could constitute an event of default under such other Transaction Document, but only to the extent the occurrence of such an event of default could reasonably be expected to have, individually or in the aggregate, in a Material Adverse Effect.

4.14   Liens. Each Lien created and perfected under the Credit Documents in favor of Collateral Agent constitutes a valid and enforceable First Priority Lien on the Collateral that is subject to such Lien.

4.15   Compliance with Laws. No Credit Party nor any Restricted Operating Company Subsidiary is in violation of, or has failed to comply with, the requirements of any applicable Governmental Rules, the violation of, or the failure to comply with, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16   Governmental Regulation. No Credit Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or provincial statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17   Margin Stock. No Credit Party or any Restricted Operating Company Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for

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any purpose that violates, or is inconsistent with, the provisions of Regulation U or X of said Board of Governors.

4.18   Employee Matters. Except as would otherwise be reasonably expected to result in a Material Adverse Effect, (a) neither Borrowers nor any of their Restricted Subsidiaries (i) has, nor has it ever had, any employees and it has never directly contracted with individuals who are not independent contractors, (ii) maintains, contributes to or has any direct obligation to maintain or contribute to, any Employee Benefit Plan; and (iii) has any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates or as a result of the occurrence of an ERISA Event, or (b) no Person treated as an independent contractor by either Borrower or any of their Restricted Subsidiaries shall have been classified as an employee under any Governmental Rule.

4.19   Solvency. The Credit Parties and the Restricted Operating Company Subsidiaries are each Solvent on the Closing Date.

4.20   Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains, when taken as a whole with other such representations and warranties, any untrue statement of a material fact or omits to state a material fact (known to the Credit Parties, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

4.21   Sanctions, Patriot Act, FCPA. To the extent applicable, each Credit Party and Restricted Operating Company Subsidiary and, to the knowledge of each such Credit Party, each of their respective officers, directors, employees and agents, is in compliance, in all material respects, with each of (i) the sanctions regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). Neither the Credit Party nor any Restricted Operating Company Subsidiary will use, directly or indirectly, any part of the proceeds for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22   OFAC. No Credit Party or Restricted Operating Company Subsidiary, or, to the knowledge of each such Credit Party, any  officer, director, employee or agent of any of the foregoing, is (a) currently the subject of any Sanctions or (b) is engaged in any transaction with

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any Person who is the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Revolving Loan, nor the proceeds from any Revolving Loan, has been used, directly or indirectly, by any Credit Party to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or, to the knowledge of any Credit Party, to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, Administrative Agent or LC Issuing Bank) of Sanctions.

4.23   Canadian Pension and Benefit Plans. There are no Canadian Pension Plans or Canadian Multiemployer Pension Plans presently in force. The Canadian Benefit Plans have been administered in all material respects in accordance with their terms, applicable collective bargaining agreements, and administrative guidelines and applicable Governmental Rules. No Borrower or Subsidiary of a Borrower has breached any fiduciary duty owed to beneficiaries of any Canadian Benefit Plan. There are no outstanding disputes, investigations, examinations or legal proceedings concerning the assets of any Canadian Benefit Plans (other than routine claims for benefits). No contributions or premium payments required to be made or paid by any Borrower or any Subsidiary of a Borrower to the Canadian Benefit Plans have been missed. There are no outstanding material liabilities in connection with any Canadian Benefit Plan relating to the employees, former employees (or their beneficiaries) of any Borrower or Subsidiary of a Borrower that has been terminated, and each such terminated Canadian Benefit Plan has been terminated in accordance with its terms and applicable Governmental Rules. There are no current pending actions, suits, claims, or investigations in respect of any Canadian Benefit Plan (other than routine claims for benefits).

Section 5.   AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that until the Termination Date, each Credit Party shall perform, and where applicable shall cause its Restricted Subsidiaries to perform, all covenants in this Section 5 unless a written consent or waiver is obtained in accordance with Section 10.5.

5.1   Financial Statements and Other Reports. Borrowers will deliver to Administrative Agent and Lenders (which delivery to Lenders may be satisfied by the posting of relevant documents to IntraLinks):

(a)   Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days (or earlier as may be required for the filing of Sponsor’s financial statements by the SEC) after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the end of the first Fiscal Quarter following the Closing Date), (i) the unaudited consolidated balance sheets of Sponsor and its Subsidiaries and the unaudited balance sheet of the Borrowers (on a combined basis for Borrowers), as at the end of such Fiscal Quarter, (ii) the related unaudited statements of income and cash flows of (A) Sponsor and its Subsidiaries and (B) the Borrowers, in each case for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (in each case, without footnotes) setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year all in reasonable detail and in accordance

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with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the unaudited balance sheets and related unaudited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(a) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Quarter (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Quarter prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

(b)   Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days (or earlier as may be required for the filing of Sponsor’s financial statements by the SEC) after the end of each Fiscal Year (and in the case of the Restricted Subsidiaries in the form required under the Project Financing Documents), (i) the audited consolidated balance sheets of Sponsor and its Subsidiaries and the audited balance sheets of Borrowers (on a combined basis for Borrowers) as at the end of such Fiscal Year, (ii) the related audited statements of income and cash flows for such Fiscal Year setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year in reasonable detail and in accordance with GAAP, and (iii) with respect to any Fiscal Quarter during which a Subject Transaction is made, calculations of the audited balance sheets and related audited statements of income and cash flows pursuant to clauses (i) and (ii) of this Section 5.1(b) with respect to such Fiscal Quarter made on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the financial statements of Borrowers and the Restricted Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such Fiscal Year (and assuming that such Indebtedness bears interest during any portion of the applicable Fiscal Year prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period);

(c)   Compliance Certificate and Other Information. together with each delivery of financial statements pursuant to Sections 5.1(a), and 5.1(b), a duly executed and completed Compliance Certificate which shall include (A) calculations in reasonable detail of Borrower Cash Flow, Borrower Debt, the Leverage Ratio and Interest Coverage Ratio as of the date of each such financial statement, (B)  a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Sections 2.12(a), 2.12(b), 2.12(c), or 2.12(d), and (C) a list of each Restricted Subsidiary as of the date of delivery of such Compliance Certificate;

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(d)   Statements of Reconciliation. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the financial statements delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then together with the first delivery of such financial statement after such change, (i) one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent, and (ii) statements of reconciliation taking into account any adjustments made to calculations of Borrower Cash Flow and Borrower Debt for all prior Compliance Certificates delivered in connection with all such prior financial statements.

(e)   Notice of Default, Material Adverse Effect. Promptly upon any Authorized Representative of Borrowers obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrowers or any other Credit Party with respect thereto; (ii) of any (A) condition or event that constitutes an event of default or enforcement action by lenders under the Project Financing Documents, (B) condition or event that constitutes or causes a material force majeure, material casualty loss or material condemnation and (C) notice that has been given to Credit Parties with respect to the items set forth in clauses (A) and (B); (iii) that any Person has given any notice to any Credit Party or taken any action asserting the occurrence of any event or condition set forth in Section 8.1(b); or (iv) of the occurrence of any other event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, in each case, deliver a certificate of its Authorized Representatives specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action any Credit Party has taken, is taking and proposes to take with respect thereto; provided, however, that with respect to the preceding clause (ii), such preparation and delivery of notice shall only be required to the extent a similar preparation and delivery of notice is required pursuant to the applicable Project Financing Documents.

(a)   Notice of Litigation. Promptly upon any Authorized Representative of Borrowers obtaining knowledge of the institution of, or non-frivolous written threat of, any material Adverse Proceeding (i) with respect to any Credit Party or Project not previously disclosed in writing by Borrowers to Lenders under the Transaction Documents, or (ii)  that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of any borrowing or use of proceeds under the Credit Documents, in each case written notice thereof containing sufficient information to enable Lenders and their counsel to evaluate such matters; provided, however, that with respect to the preceding clause (i), such preparation and delivery of notice shall only be required to the extent a similar preparation and delivery of notice is required pursuant to the applicable Project Financing Documents.

(b)   Annual Credit Parties Budget. As soon as available, and in any event within fifteen (15) days prior to the commencement of any Fiscal Year, an annual budget for the Credit Parties for such Fiscal Year, prepared on a quarterly basis, including a reasonable estimate of the management fees and expenses expected to be incurred during such period. Each such annual budget for the Credit Parties shall include, for the following year, estimated Borrower Cash Flow, projected usage of the Revolving Commitments, and an explanation of the

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assumptions on which such forecasts are based. The annual budget shall be accompanied by a certificate of the Credit Parties certifying that such annual budget is based upon Borrowers’ good faith reasonable estimates.

Any documents required to be delivered pursuant to Section 5.1(a) or (b) may be delivered electronically (including by having been publicly filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which Sponsor posts such documents, or provides a link thereto on Sponsor’s website; (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) publicly filed with the SEC, as of the date of such filing. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such requests for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2   Existence. Except as otherwise permitted hereunder, each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, and, except to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect or as otherwise permitted hereunder, obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its Organizational Documents and each other instrument or agreement necessary or appropriate to properly administer its Organizational Documents.

5.3   Payment of Indebtedness, Taxes and Claims. Without limiting the provisions set forth in Section 6.1, each Credit Party shall duly and punctually pay and discharge all obligations in respect of their Indebtedness, to the extent such Indebtedness is for an amount equal to or exceeding $100,000,000 in the aggregate, howsoever arising. Each Credit Party will pay all income and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien (other than a Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto except, in each case, where such Tax or claim is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, or where the failure to make such payment would not reasonably be expected to have a Material Adverse Effect. No Credit Party will file or consent to the filing of any consolidated income tax return with any Person other than any other Credit Party, Sponsor or any of their respective Subsidiaries.

5.4   Maintenance of Properties and Assets. Except to the extent the failure to do so could reasonably be expected to result in a Material Adverse Effect, each Credit Party will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in their business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each

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Credit Party will preserve or renew all of its registered patents, trademarks, trade names, domain names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5.5   Insurance. Each Credit Party will (i) maintain, with financially sound and reputable insurers, insurance as of the type and providing such coverage as is customarily carried by businesses of substantially similar size and character (including a general commercial liability policy and directors and officers insurance), and (ii) will cause its Restricted Operating Company Subsidiaries to maintain, with financially sound and reputable insurers, such insurances as may be required under any applicable Project Financing Documents.

5.6   Books and Records; Inspections. Each Credit Party will, at all times, keep proper books and records and accounts in compliance with GAAP. At any reasonable time and from time to time upon reasonable prior notice, each Credit Party will, and Borrowers and Restricted Holding Company Subsidiaries will cause Restricted Operating Company Subsidiaries to, permit any authorized representatives designated by (i) Administrative Agent (prior to an Event of Default at Administrative Agent’s expense to the extent Administrative Agent visits more than once per year) or (ii) any Lender coordinated through Administrative Agent (at such Lender’s expense) to visit and inspect any of the properties of any such party to inspect, copy and take extracts from their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Representatives (provided that Borrowers may, if they so choose, be present and participate in any such discussion), in each case all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and, with respect to any Lender, provided that it coordinates its efforts with Administrative Agent and so long as no Event of Default has occurred and is continuing, such visit by such Lender shall be limited to once per year.

5.7   Compliance with Laws. Each Credit Party will comply, and shall use its commercially reasonable efforts to cause each of its Restricted Operating Company Subsidiaries to comply with the requirements of all applicable Governmental Rules, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall preserve and maintain all of their Governmental Authorizations necessary for the Projects or otherwise, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.8   Environmental

(a)   Hazardous Materials Activities, Etc. Each Credit Party shall, or shall cause its Restricted Operating Company Subsidiaries to, promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or any Restricted Operating Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Credit Party or any Restricted Operating Company Subsidiary and discharge any obligations it may have to any Person thereunder where failure to so respond or discharge could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)   Environmental Disclosure. Promptly after any Borrower becoming aware of the assertion or occurrence thereof, the US Borrower will deliver to Administrative Agent written notice describing any of the following in reasonable detail: (i) any Release that individually or in the aggregate could reasonably be expected to require a Remedial Action or give rise to Environmental Claims or Environmental Liabilities, (ii) any Environmental Claim or any Environmental Liability or (iii) any noncompliance by any Credit Party or any of their respective Subsidiaries with any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

5.9   Subsidiaries. Upon the formation or acquisition of any new Subsidiary to be designated a Restricted Holding Company Subsidiary (unless such Restricted Holding Company Subsidiary’s Organizational Documents or any tax equity, joint venture arrangement (including any prospective joint venture arrangement that is contingent on the exercise by the applicable joint venture partner of a then existing option or substantially similar right to enter into such joint venture arrangement (or a similar obligation on the part of the Borrowers or their Subsidiaries (contingent or otherwise) to enter into such joint venture arrangement)), voting rights agreement or similar arrangement (in the case of a Restricted Holding Company Subsidiary that is not wholly-owned by any Credit Party (or will not be a Wholly-Owned Subsidiary upon the effectiveness of such contingent joint venture following the exercise of such option or similar right or satisfaction or a similar obligation)), or any Project Financing Document applicable to such Restricted Holding Company Subsidiary or any of its Subsidiaries, prohibits the making of any such guaranty or the incurrence of any such Lien on the properties or assets or Capital Stock (or tax equity interests) of such Restricted Holding Company Subsidiary, but only to the extent and during the period of such prohibition, and if such prohibition ceases to be in effect then Sections 5.9(a), (b) and (c) shall apply to such Restricted Holdings Company Subsidiary), then the applicable Borrower shall, at such Borrower’s expense:

(a) within 10 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Restricted Holding Company Subsidiary to, (i) in the case of a US Restricted Holding Company Subsidiary of US Borrower that is not a FSHCO or a Disregarded US Subsidiary, become a Guarantor hereunder and a Grantor under the US Pledge and Security Agreement by executing and delivering to the Administrative Agent and Collateral Agent a Counterpart Agreement and (ii) in the case of a Restricted Holding Company Subsidiary that is a Subsidiary of US Borrower and that is a not a US Restricted Holding Company Subsidiary (but also not a CFC), take such actions as the Administrative Agent may reasonably request to cause such Restricted Holding Company Subsidiary to guaranty the Obligations, pursuant to documentation to be reasonably agreed between such Restricted Holding Company Subsidiary and the Administrative Agent (it being understood that such documentation shall be consistent with the terms of the Collateral Documents (or otherwise consistent with local practice in such jurisdiction) and that, under no circumstance, shall any such Restricted Holding Company Subsidiary be required to pledge any asset or provide any guaranty to the extent that taking such action (x) would cause it to be in violation of its Organizational Documents, any tax equity, joint venture, voting rights or similar arrangement, (y) result in any adverse tax consequences that are material to the Sponsor or any of its Subsidiaries, (z) cause such Restricted Holding Company Subsidiary or any Borrower or other Restricted Subsidiary (or any directors, officers or other representatives thereof) to be in violation of any law or (iv) require any Borrower or Restricted Subsidiary to incur costs in

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excess of the benefit of the credit support to be provided thereby);

(b) within 15 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion or as provided for in any Collateral Document) after such formation or acquisition, cause the applicable Restricted Holding Company Subsidiary and relevant Borrower to comply with all obligations under the Collateral Documents to which such Restricted Holding Company Subsidiary or Borrower are party (which, for the avoidance of doubt, shall not include any opinions of local counsel), including with respect to physical delivery of the shares representing any pledged Capital Stock; and

(c) within 10 Business Days (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) after such formation or acquisition, deliver an amended Exhibit K to reflect the new Restricted Holding Company Subsidiary and any other Restricted Subsidiaries that are Subsidiaries thereof.

5.10   Non-Wholly Owned Subsidiaries; Other Restricted Subsidiaries. Each Borrower and each Restricted Holding Company Subsidiary, as applicable, hereby make, on behalf of their Restricted Subsidiaries that are neither Restricted Holding Company Subsidiaries nor Restricted Operating Company Subsidiaries, as applicable, all representations and warranties in Section 4 made by (or on behalf of) the Restricted Holding Company Subsidiaries. The Borrowers and each Restricted Holding Company Subsidiary, as applicable, shall cause their respective Restricted Subsidiaries that are (i) direct or indirect Non-Wholly Owned Subsidiaries or (ii) Wholly-Owned Subsidiaries that are neither Restricted Holding Company Subsidiaries nor Restricted Operating Company Subsidiaries, in each case to comply with all terms and conditions of this Agreement applicable to Restricted Operating Company Subsidiaries, other than any terms and conditions set forth in Section 7; provided that nothing in this Agreement shall cause any Restricted Subsidiary to be in violation of the provisions of any tax equity documents, charter documents, bylaws, operating agreement, joint venture agreements, partnership agreements or similar documents.

5.11   Maintenance of Liens; Further Assurances. Each Credit Party shall take all action reasonably required to maintain and preserve the Liens created by the Credit Documents to which it is a party and to maintain and preserve the priority of such Liens. At any time or from time to time at the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts, as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents that do not involve material expansion of any Credit Party’s obligations or duties under the Credit Documents from those originally mutually intended or contemplated. In furtherance and not in limitation of the foregoing, (i) each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (subject to limitations contained in the Credit Documents); and (ii) in respect of any amalgamation of a Credit Party pursuant to any Governmental Rule of Canada, the resulting entity shall deliver to the Administrative Agent and the Collateral Agent such confirmations, evidence of registrations and opinions as may be reasonably requested by the Administrative Agent and Collateral Agent.

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5.12   Separateness. Without limiting the ability of the Credit Parties to undertake any transaction permitted pursuant to the terms of this Agreement, the Credit Parties shall comply at all times with, and shall cause the Restricted Operating Company Subsidiaries to comply at all times with, the separateness provisions set forth on Schedule 5.12.

5.13   [Reserved.]

Section 6.   NEGATIVE COVENANTS

The Credit Parties covenant and agree that, until the Termination Date, unless a consent or waiver is obtained in accordance with Section 10.5, each Credit Party shall perform, and where specified shall cause its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1   Indebtedness. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following Indebtedness (“Permitted Indebtedness”):

(a)   the Obligations (including the Indebtedness incurred pursuant to Sections 2.22 and 2.24);

(b)   Permitted Project Debt and any Permitted Refinancing thereof;

(c)   to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, workers’ compensation claims and self-insurance obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred by a Borrower or Restricted Subsidiary, in the ordinary course of business and not in connection with debt for borrowed money;

(d)   intercompany Indebtedness owed by (i) (x) US Borrower to US Pledgor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of US Borrower) or (y) Canada Borrower to Canada Pledgor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of Canada Borrower), (ii) any Restricted Holding Company Subsidiary to the Borrower that is its parent company, (iii) any Restricted Operating Company Subsidiary to its respective Restricted Holding Company Subsidiary (or, in any case, to the Borrower or Restricted Subsidiary that is its parent company), (iv) any Restricted Subsidiary that is neither a Restricted Holding Company Subsidiary nor a Restricted Operating Company Subsidiary, to the Borrower or Restricted Subsidiary that is its parent company, (v) (x) US Pledgor to Sponsor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of US Pledgor) or (y) Canada Pledgor to Sponsor (or its permitted successor that owns one hundred percent (100%) of the Capital Stock of Canada Pledgor), ~~or~~ (vi) (x) US Borrower to Canada Borrower or (y) Canada Borrower to US Borrower or (vii) (x) US Borrower to a Restricted Subsidiary of US Borrower or (y) Canada Borrower to a Restricted Subsidiary of Canada Borrower; provided that, (1) in the case of such Indebtedness owed to a Borrower or Guarantor, such Indebtedness shall be subject to an intercompany note and pledged as Collateral (subject to the applicable exclusions set forth in the Collateral Documents) and (2) in the case of

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such Indebtedness held by a ~~Restricted Subsidiary~~Person that is not a Guarantor (with respect to Indebtedness owed by a Borrower or Guarantor), shall be subordinated pursuant to the Subordination Agreement or another subordination agreement reasonably acceptable to the Administrative Agent;

(e)   other unsecured Indebtedness of the Borrowers (including guarantees of any Permitted Project Debt and Permitted Refinancing thereof); provided that (i) no Default or Event of Default shall exist before or after giving effect to the incurrence of such Indebtedness and (ii) the Borrowers shall be in pro forma compliance with the covenants set forth in Section 6.6, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or 5.1(b) (or, if no financial information shall have been delivered pursuant to Section 5.1(a) or 5.1(b), the equivalent financial information most recently delivered pursuant to the Existing Credit Agreement), as though such Indebtedness had been incurred as of the first day of the most recently completed Measurement Period and remained outstanding;

(f)   senior secured first lien or junior lien debt securities, senior unsecured debt securities or subordinated debt securities, in each case issued by a Borrower in a public offering, Rule 144A or other private placement or bridge financing, secured “mezzanine” debt or any other secured or unsecured debt (including secured or unsecured loans) (and including guarantees of any Permitted Project Debt and Permitted Refinancing thereof) in an amount not to exceed the Available Incremental Amount minus the principal amount of any Incremental Facilities incurred on or prior to the date of the incurrence of any such Indebtedness pursuant to this clause (f) (such debt, “Incremental Equivalent Debt”); provided that, (i) at the applicable time set forth in Section 1.7, no Event of Default shall exist before or after giving effect to the incurrence of such Incremental Equivalent Debt; (ii) at the applicable time set forth in Section 1.7, the representations and warranties contained in Section 4 and the other Credit Documents are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or any similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date of incurrence of such Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are so true and correct as of such earlier date; provided that to the extent such Incremental Equivalent Debt will be used concurrently with the initial provision of such Incremental Equivalent Debt to finance any Investment permitted pursuant to Section 6.5(i), then such representations and warranties shall be limited to customary “SunGard” representations and warranties (including those with respect to the target contained in the acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the Borrowers or relevant Affiliates thereof not to consummate the transactions contemplated thereby); (iii) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Guarantor or the Sponsor; (iv) subject to the limitations in clauses (v) and (vi) below, the terms and provisions of such Incremental Equivalent Debt shall not be more restrictive, taken as a whole, to the Borrower and the other Credit Parties than those applicable to any Revolving Facility at the time of incurrence of such Incremental Equivalent Debt, unless such other terms (1) apply only after the Latest Maturity Date of each Revolving Facility at the time of incurrence of such Incremental Equivalent Debt, (2) shall also apply to the existing Revolving Facilities (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrower) or (3) relate only to

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mandatory prepayments customary for such type of debt securities, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization; (v) the Weighted Average Life to Maturity of such Incremental Equivalent Debt that is not revolving debt shall be no shorter than 75% of the remaining time to stated maturity of the Revolving Loans (as in effect on the date of such incurrence); (vi) the stated maturity of such Incremental Equivalent Debt that is revolving debt, shall be no shorter than the Latest Maturity Date at the time of incurrence of such Incremental Equivalent Debt; (vii) if such Incremental Equivalent Debt is in the form of secured debt, a representative acting on behalf of the holders of such Incremental Equivalent Debt shall have executed and delivered an intercreditor agreement in form and substance reasonably acceptable to Administrative Agent (acting at the direction of the Required Lenders, except with respect to any forms of intercreditor agreement previously agreed between the Borrower and the Administrative Agent); and (viii) at the applicable time set forth in Section 1.7, Borrowers are in compliance with the financial covenants set forth in Section 6.6 (treating any Incremental Equivalent Debt as fully issued or drawn, as applicable, for this purpose);

(g)   Indebtedness in respect of any Hedge Agreements not prohibited by the terms of this Agreement;

(h)   Guarantees by any Borrower or Restricted Subsidiary of any Indebtedness otherwise permitted hereunder of any Credit Party (as applicable), and guarantees by any Restricted Operating Company Subsidiary in respect of Indebtedness permitted hereunder of any other Restricted Operating Company Subsidiary;

(i)   Indebtedness that may be deemed to have arisen as a result of agreements of any Borrower or Restricted Subsidiary providing for indemnification, adjustment of purchase price or any similar obligations, in each case, incurred in connection with the disposition of any business, assets or equity interests of any Subsidiary permitted hereunder, but only to the extent the aggregate maximum liability associated with such provisions do not exceed the gross proceeds (including non-cash proceeds) of such disposition;

(j)   Indebtedness of any Borrower or Restricted Subsidiary consisting of obligations under deferred compensation, deferred purchase price, earn-outs or similar arrangements incurred in connection with any acquisition permitted under Section 6.5(i);

(k)   any other Indebtedness in an amount not to exceed $100,000,000 in the aggregate for the Borrowers and all Restricted Subsidiaries; ~~and~~

(l)   Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (1) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (2) was not created or incurred in anticipation thereof and (ii) the Borrowers remain in pro forma compliance with the financial covenants contained in Section 6.6~~.~~; and

(m)   Indebtedness of (i) US Borrower owed to a Japanese Subsidiary of US Borrower and (ii) a Japanese Subsidiary of US Borrower owed to another Japanese Subsidiary

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that is such borrowing Japanese Subsidiary’s direct or indirect Subsidiary, in each case incurred as Indebtedness for tax structuring purposes; provided that with respect to Indebtedness incurred pursuant to clause (i) of this paragraph (m), (x) such Indebtedness shall not exceed $20,000,000 in aggregate at any time outstanding and (y) to the extent such Indebtedness shall remain outstanding for a period of fifteen (15) months beginning with the acquisition by US Borrower of such Japanese Subsidiary, then, at the end of such fifteen (15) month period, such Indebtedness shall be made subject to the Subordination Agreement or another subordination agreement reasonably acceptable to the Administrative Agent; provided that if, after such acquisition by US Borrower, such Japanese Subsidiary acquires another Japanese Subsidiary, and there is such Indebtedness in respect of (or in relation to) such other Japanese Subsidiary outstanding for a period of fifteen (15) months after the acquisition of such other Japanese Subsidiary, then, at the end of such (later) fifteen (15) month period, the Indebtedness in respect of (or in relation to) such other Japanese Subsidiary shall be made subject to the Subordination Agreement or another subordination agreement reasonably acceptable to the Administrative Agent.

For the avoidance of doubt, nothing in this Section 6.1 shall be construed to limit the ability of any Affiliate of any Borrower that is not a Restricted Subsidiary from directly or indirectly, creating, incurring, assuming or guaranteeing, or otherwise becoming or remaining directly or indirectly liable with respect to any Indebtedness. For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness incurred pursuant to and in compliance with this Section 6.1, in the event that an item of Indebtedness meets the criteria of one or more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) of this Section 6.1, the Borrowers may, in their sole discretion, divide and classify (or at any time reclassify) such item (or items) of Indebtedness in any manner that complies with this Section 6.1.

6.2   Liens. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any such Person, whether now owned or hereafter acquired, or any income or profits therefrom, except for the following Liens (the “Permitted Liens”):

(a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document, and including the Liens granted to secure Secured Hedging Obligations;

(b)   Liens for Taxes not yet delinquent or other Taxes if obligations with respect to such other Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves for such other Taxes have been established and are being maintained by the applicable Person in accordance with GAAP;

(c)   Liens arising by virtue of any Governmental Rules or market custom relating to banker’s liens, rights of set-off (in respect of deposits maintained by a financial institution or otherwise) or similar rights;

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(d)   Liens securing judgments for the payment of money not constituting a Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments;

(e)   Liens or pledges of deposits of Cash or Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or liability insurance in the ordinary course of business;

(f)   Permitted Project Liens;

(g)   Liens securing Indebtedness related to a Permitted Refinancing, provided that in each case the Liens securing any such Permitted Refinancing shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced;

(h)   Liens securing Incremental Equivalent Debt incurred in accordance with Section 6.1(f);

(i)   solely with respect to Restricted Operating Company Subsidiaries, the carriers’, warehousemen’s, mechanics’, materialman’s, repairmen’s or other like Liens arising in the ordinary course of business, which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(j)   pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; provided that any Lien imposed by ERISA shall not be a Permitted Lien;

(k)   solely with respect to Restricted Operating Company Subsidiaries, deposits to secure the performance of bids, trade contracts, contractual obligations and leases (in each case, other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l)   solely with respect to Restricted Operating Company Subsidiaries, easements, rights-of-way, restrictions (including zoning restrictions), encroachments, reservations, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(m)   Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h);

(n)   Liens on assets or securities deemed to arise in connection with the execution, delivery or performance of contracts to sell such assets or stock otherwise permitted under this Agreement;

(o)   Liens resulting from restrictions on any Capital Stock or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’,

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participation, voting rights or other similar agreement between such Person and one or more other holders of Capital Stock or undivided interests of such Person, as the case may be, if a Lien is created on such Capital Stock or undivided interest, as the case may be, as a result thereof;

(p)   other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $100,000,000 in the aggregate for the Borrowers and all Restricted Subsidiaries;

(q)   Liens existing on any property or asset prior to the acquisition thereof by any Borrower or Restricted Subsidiary or existing prior to the time such Person becomes a Restricted Subsidiary (or merges with any Borrower in a transaction permitted pursuant to this Agreement) on any property or asset of any Person that becomes a Restricted Subsidiary (or merges with any Borrower in a transaction permitted pursuant to this Agreement) after the date hereof, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or merging with a Borrower), as the case may be, (B) such Lien shall not apply to any other property or asset of any Borrower or Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or mergers with a Borrower), as the case may be, and extensions, renewals and replacements thereof so long as the principal amount secured does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon and fees, costs and expenses associated with such extensions, renewals and replacements);

(r)   Liens on Cash or Cash Equivalents at any time pledged to secure Hedge Agreements permitted under Section 6.12, and, solely with respect to Restricted Subsidiaries that are not Credit Parties, Liens on the property and assets of such Restricted Subsidiaries (including Cash and Cash Equivalents) at any time pledged to secure Hedge Agreements not otherwise prohibited hereunder;

(s)   leases, subleases, licenses, sublicenses, or occupancy agreements in the ordinary course of business;

(t)   solely with respect to Restricted Operating Company Subsidiaries, purchase money liens or purchase money security interests upon or in any property acquired by a Credit Party or Restricted Company Operating Subsidiary in the ordinary course of business to secure the purchase price or construction cost of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or construction of improvements on such property;

(u)   Liens on Capital Stock of Joint Ventures securing capital contributions to, or obligations of, such Persons and customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries; and

(v)   Liens resulting from restrictions on any Capital Stock or undivided interests, as the case may be, of a Person providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company, partnership, owners’,

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participation or other similar agreement between such Person and one or more other holders of Capital Stock or undivided interests of such Person, as the case may be, if a security interest or Lien is created on such Equity Interest or undivided interest, as the case may be, as a result thereof.

6.3   Burdensome Agreements. No Credit Party will enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document, or contained in the documents governing unsecured Indebtedness permitted pursuant to Section 6.1(e) and Incremental Equivalent Debt incurred in accordance with Section 6.1(f)) that limits the ability (a) of any Credit Party to make Restricted Payments to either Borrower, except for any agreement in effect on the date hereof and set forth on Schedule 6.3, or with respect to any Restricted Holding Company Subsidiary formed or acquired by a Borrower after the date hereof, existing on such date of formation or acquisition (and not entered into for primarily for the purpose of avoiding the provisions of this Section 6.3) or (b) of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that this Section 6.3 shall not apply to (i) any Transaction Documents, the documents and contracts governing any Permitted Project Debt or Permitted Project Acquisitions, or any restrictions on the pledge or transfer of any Capital Stock of any Permitted Minority Investment Company or Restricted Operating Company Subsidiary (or any other Restricted Subsidiary that is neither a Restricted Operating Company Subsidiary nor a Restricted Holding Company Subsidiary) or any intercompany debt with respect thereto and (ii) provisions limiting the disposition or distribution of assets or property in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest, which limitation is applicable only to the assets that are the subject of such agreements.

6.4   Restricted Payments. Neither Borrowers nor any Restricted Holding Company Subsidiary shall, directly or indirectly, declare or make any Restricted Payment except as follows:

(a)   Each Restricted Holding Company Subsidiary may make Restricted Payments to each Borrower, or to any other Person that owns any Capital Stock in such Restricted Holding Company Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b)   During any period in which a Default or Event of Default shall have occurred and be continuing, Borrowers may make Restricted Payments not to exceed the sum of (i) ten million Dollars ($10,000,000) and (ii) solely for the purpose of paying Sponsor G&A Expenses, the Sponsor G&A Amount, in the aggregate for all Restricted Payments made pursuant to this Section 6.4(b);

(c)   So long as (i) no Event of Default shall have occurred and be continuing or would be caused by such Restricted Payment and (ii) Borrowers shall have complied, before and after giving effect to such declaration or payment of such Restricted Payment, with the Leverage Ratio and Interest Coverage Ratio requirements described in Section 6.6, Credit Parties

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may declare any Restricted Payment and consummate such Restricted Payment within ten (10) days after such date of declaration;

(d)   Each Borrower and Restricted Holding Company Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of such Person that is not Disqualified Stock;

(e)   Each Borrower and Restricted Holding Company Subsidiary may issue common Capital Stock to any Credit Party, in each case that is its direct parent;

(f)   Each Borrower and Restricted Holding Company Subsidiary may purchase, redeem or otherwise acquire its common Capital Stock with the proceeds received from the substantially concurrent issue of new common Capital Stock; and

(g)   Each Borrower and Restricted Holding Company Subsidiary may make Restricted Payments that are part of and consideration for the consummation of any transaction permitted by Section 6.5(i).

6.5   Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person except:

(a)   Investments in Permitted Investments and, with respect to Restricted Operating Company Subsidiaries, Investments permitted under the relevant Project Financing Documents;

(b)   equity Investments in effect as of the Closing Date, or with respect to any Restricted Subsidiary formed or acquired after the Closing Date, any equity Investment in effect immediately following such formation or acquisition, in (A) any Restricted Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.5(b) in such Restricted Subsidiary’s applicable Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (and any modification, renewal, reinvestment, increase or extension thereof); provided that the amount of the original Investment is not increased except pursuant to the terms of such original Investment);

(c)   additional Investments made after the Closing Date in (A) any Restricted Subsidiary (solely for the purpose of making an Investment pursuant to clause (B) of this Section 6.5(c) in such Restricted Subsidiary’s applicable Restricted Operating Company Subsidiary) or (B) any Restricted Operating Company Subsidiary (including if such Investment is in the form of Permitted Subordinated Indebtedness); provided that, on the date of such Investment (i) Borrowers shall be in compliance with the Leverage Ratio and Interest Coverage Ratio requirements set out in Section 6.6; and (ii) no Project-Level Default by the Restricted Operating Company Subsidiary in which such additional Investment is made or to be made shall have occurred and be continuing or would be caused by such Investment; and (iii) no Default or Event of Default shall have occurred and be continuing or would be caused by such Investment; provided, further, that, notwithstanding the foregoing, if on the date of such Investment, a Project-Level Default by the Restricted Operating Company Subsidiary in which such Investment is made shall have occurred and be continuing, or would be caused by such Investment, such Investment shall nonetheless be permitted to the extent such Investment (x)

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could be made as a Restricted Payment hereunder (such Investment deemed a Restricted Payment for purposes of this paragraph), (y) shall be funded using the proceeds of an equity investment in a Borrower or other Credit Party or Restricted Subsidiary not existing on the date hereof, or (z) is required by any guaranty or other contractual arrangement entered into prior to the existence of such Project-Level Default and at the time so entered into such Investment would have been permitted hereunder;

(d)   demand or deposit accounts with banks or other financial institutions;

(e)   Investments made after the Closing Date using proceeds of Permitted Subordinated Indebtedness owed to, or proceeds of equity contributions from, the Sponsor, the Pledgors or any of their respective Affiliates that are not Credit Parties or Restricted Subsidiaries thereof;

(f)   Investments made using proceeds of Cash permitted to be distributed in accordance with Section 6.4;

(g)   solely with respect to Restricted Operating Company Subsidiaries, Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(h)   to the extent constituting Investments, guarantees permitted by Section 6.1;

(i)   the purchase or other acquisition of all or any portion of the Capital Stock in or substantially all of the property of, any Person that, upon the consummation thereof, will be owned directly by a Borrower or one or more Restricted Subsidiaries that are not Restricted Operating Company Subsidiaries (including as a result of a merger or consolidation with a Restricted Subsidiary); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.5(i):

(i)   the Credit Parties shall comply with the requirements of Sections 5.09 and 5.11, to the extent applicable;

(ii)   the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall consist of Energy Projects (or related property); and

(iii)   immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, and, with respect to any acquisition for an amount over $75,000,000, the US Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller (or similar officer or representative) demonstrating compliance with Section 6.6 on a pro forma basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or

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(b) (or the equivalent provisions of the Existing Credit Agreement if no financial information shall have yet been delivered pursuant to Section 5.1(a) or (b)) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby (any such purchase or acquisition meeting the foregoing criteria set forth in (i), (ii) and (iii) above, a “Permitted Project Acquisitions”); ~~and~~

(j)   to the extent (if any) constituting an Investment, Hedge Agreements not prohibited by the terms of this Agreement~~.~~; and

(k)   Investments consisting of intercompany Indebtedness permitted pursuant to Section 6.1.

6.6   Financial Covenants

(a)   Leverage Ratio. As of June 30, 2017 and as of the last day of each Fiscal Quarter thereafter, Borrowers shall not have a Leverage Ratio that exceeds (i)  5.50:1.00.

(b)   Interest Coverage Ratio. As of June 30, 2017 and as of the last day of each Fiscal Quarter thereafter, Borrowers shall not have an Interest Coverage Ratio that is less than 1.75:1.00.

(c)   Certain Calculations. With respect to any period during which any repayment of Indebtedness, a Credit Extension, a Restricted Payment or an Investment pursuant to Section 6.5(c) or Section 6.5(i) is made, or during which Borrower has otherwise acquired or disposed of any Capital Stock in a Restricted Operating Company Subsidiary, a Borrower or any of its Restricted Subsidiaries has acquired or disposed of, or there is an Abandonment with respect to, any property with a value in excess of fifty million Dollars ($50,000,000) (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.6, Borrower Cash Flow shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which pro forma adjustments shall be certified by the chief financial officer of Borrowers (or officer or representative with similar responsibilities)) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold (or deemed historical cash flows for any such business acquired or sold prior to or during its Ramp-up Phase, which cash flows shall be annualized in accordance with the last two sentences of this Section 6.6(c)) and the consolidated financial statements of Borrowers and the Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to such Subject Transaction at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). Notwithstanding the foregoing, if a Borrower or any of its Restricted Subsidiaries has acquired, disposed of, or effected an Abandonment with respect to, any property with a value that does not exceed fifty million Dollars ($50,000,000), Borrowers shall be permitted (but shall not be required) to give

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such pro forma effect to such acquisition, disposition or Abandonment. For purposes of determining Available Cash solely for the calculation of the ratios set forth in this Section 6.6, distributions of Available Cash (other than Qualifying Cash) in respect of such Project or business made during the Ramp-up Phase of such Project or business shall be annualized by the amount of any such distributions multiplied by a fraction, the numerator of which is twelve (12) and the denominator of which is the number of months from and including the beginning of such Ramp-up Phase. Such annualization of such distributions shall be net of any previous annualization made during such Ramp-up Phase (e.g., and for indicative purposes only (x) in the case of a distribution of $100 in respect of the first month of the Ramp-up Phase, annualized Available Cash shall be $1,200; (y) in the case of distributions of $100 in respect of the first month and $90 in respect of the second month of the Ramp-up Phase, annualized Available Cash shall be $1140; and (z) in the case of a distribution of $300 in the aggregate in respect of the first three months of the Ramp-up Phase, annualized Available Cash shall be $1,200).

6.7   Disposition of Assets. No Credit Party shall, nor shall any Credit Party permit any of its Restricted Subsidiaries to, Transfer all or any part of its business, assets or property of any kind whatsoever (including Capital Stock), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:

(a)   Transfers of obsolete, damaged, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)   the liquidation, sale or use of Permitted Investments;

(c)   subject to Section 6.8 (if applicable) and Section 6.7(d), any Transfer of physical assets or properties by any Restricted Operating Company Subsidiary, to the extent permitted under the Project Financing Documents;

(d)   Transfers by any Borrower or Restricted Subsidiary not otherwise permitted by this Section 6.7; provided that, (i) no Default or Event of Default has occurred and is continuing at the time of and immediately after giving effect to such Transfer; (ii) with respect to any Transaction resulting in Net Asset Sale Proceeds in excess of $50,000,000 the US Borrower shall deliver to the Administrative Agent a certificate of its chief executive officer, chief financial officer, treasurer or controller (or similar officer or representative) demonstrating compliance with Section 6.6 on a pro forma basis, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(a) or (b) (or the equivalent provisions of the Existing Credit Agreement if no financial information shall have yet been delivered pursuant to Section 5.1(a) or (b)) as though such Transfer had been consummated as of the first day of the fiscal period covered thereby; and (iii) the Net Asset Sale Proceeds received by the Credit Parties in excess of $50,000,000 in the aggregate in any Fiscal Year or $100,000,000 in the aggregate during the term of this Agreement shall, in each case, be applied in accordance with Section 2.12(a) (including giving effect to all exceptions and allowances thereunder);

(e)   Transfers of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

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(f)   Transfers of property, or issuances of its Capital Stock, by any Restricted Subsidiary to a Borrower or to another Restricted Subsidiary that is wholly-owned, directly or indirectly, by a Borrower; and

(g)   Transfers permitted by Sections 6.4 or 6.11.

6.8   Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to (except as required or permitted under any Project Financing Document), directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, other than those on fair and reasonable terms substantially as favorable to such Borrower or Restricted Subsidiary as would be obtainable by such Borrower or Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate thereof; provided that the foregoing restriction shall not apply to (a) the provision or receipt of administrative, cash management, legal and regulatory, engineering, accounting, marketing, insurance, operation and maintenance and other services to and from Subsidiaries of the Sponsor and the allocation of such costs of services and of overhead and corporate group costs among the Sponsor and its Subsidiaries (including insurance and any Sponsor G&A Expenses) consistent with GAAP and the Sponsor’s accounting policies generally applied, (b) transactions contemplated by the agreements listed in Schedule 6.8, (c) Restricted Payments made in accordance with the terms of this Agreement, (d) a transaction between one or more Credit Parties or Restricted Subsidiaries, (e) any issuance of Capital Stock of any Borrower or Restricted Subsidiary and (f) any guarantee of Indebtedness or other obligation of any Affiliate, to the extent that after giving effect to such guarantee, the Borrowers would immediately thereafter be in compliance with Section 6.6 on a pro forma basis).

6.9   Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different than (i) the businesses engaged in by such parties on the Closing Date (or with respect to any Restricted Subsidiary formed or acquired by a Credit Party after the Closing Date, on such date of formation or acquisition) and similar, related, incidental, ancillary or complimentary businesses (including the establishment, construction, acquisition and operation of projects substantially equivalent to the Projects or energy storage products and activities) and (ii) such other lines of business as may be consented to by Required Lenders.

6.10   Amendments of Organizational Documents; Accounting Changes. No Credit Party shall (a) amend its Organizational Document, other than amendments that do not, taken as a whole, materially, adversely affect the interest of the Administrative Agent or the Lenders or (b) make any material change in accounting policies or reporting practices, except as required by GAAP (including any early adoption of any change to GAAP).

6.11   Fundamental Changes. No Credit Party shall, nor shall any Credit Party allow any Restricted Subsidiary to, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person or Transfer (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

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(a)   (i) any Restricted Subsidiary may merge or amalgamate with a Credit Party or Restricted Operating Company Subsidiary; provided that such Credit Party or Restricted Operating Company Subsidiary shall be the continuing or surviving Person, and (ii) any Restricted Subsidiary may merge or amalgamate with any Restricted Subsidiary not described in the foregoing clause (i);

(b)   (i) any Credit Party that is not a Borrower may dispose of all or substantially all of its assets (including any Transfer that is in the nature of a liquidation) to any other Credit Party, (ii) any Restricted Operating Company Subsidiary may dispose of all or substantially all of its assets (including a Transfer that is in the nature of a liquidation) to any other Restricted Operating Company Subsidiary or any Credit Party, and (iii) any Restricted Subsidiary that is neither a Credit Party nor a Restricted Operating Company Subsidiary may dispose of all or substantially all of its assets (including a Transfer that is in the nature of a liquidation) to any Borrower or any other Restricted Subsidiary;

(c)   in connection with any acquisition permitted under Section 6.5, any Restricted Subsidiary may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that, in the case of a Person that is a Wholly-Owned Subsidiary, the Person surviving such merger or amalgamation shall be a Wholly-Owned Subsidiary of a Borrower;

(d)   any Borrower or Restricted Subsidiary may consummate any transaction permitted pursuant to Section 6.7; and

(e)   any Borrower or Restricted Subsidiary may, to the extent not already permitted by clause (c) above, consummate any transaction permitted pursuant to any Permitted Investment.

6.12   Hedge Agreements.~~.~~  No Credit Party shall enter into any Hedge Agreement, except for Hedge Agreements that are entered into in the ordinary course of business and not for speculative purposes.

6.13   Sanctions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, permit any Revolving Loan or the proceeds of any Revolving Loan, directly or indirectly, (a) to be knowingly lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction or (b) to knowingly fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions.

6.14   No Employees. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, hire any employees or enter into any contractual or other arrangements with any Person that would require any such Credit Party or Restricted Subsidiary to be subject to or to comply with any applicable Governmental Rules concerning labor, employment, wages or worker benefits, in each case (i) in the United States or (ii) outside of the United States if, in the case of this clause (ii), such hiring or entering into any contractual or other arrangements could reasonably be expected to result in a Material Adverse Effect. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, maintain or contribute to, or have any obligation to

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maintain or contribute to (i) any Employee Benefit Plan or (ii) any Canadian Pension Plan or Canadian Multiemployer Pension Plan if, in the case of this clause (ii), such maintenance or contribution could reasonably be expected to result in a Material Adverse Effect.

6.15   [Reserved.]

6.16   Disqualified Stock. The Credit Parties shall not issue any Disqualified Stock, except to the extent that if constituting “Indebtedness”, Section 6.1 would permit the issuance thereof.

6.17   Project Financing Documents. No Borrower or Restricted Subsidiary shall consent to any amendment or other modification to any Project Financing Document or Transaction Document, except to the extent such amendment or other modification would not reasonably be expected to have a Material Adverse Effect.

6.18   Subsidiaries. No Credit Party shall have any Subsidiaries, other than Restricted Subsidiaries. No Credit Party shall permit any of its Restricted Operating Company Subsidiaries to have any Subsidiaries other than non-operating Subsidiaries established primarily for the purpose of establishing or otherwise facilitating the structuring of Permitted Project Debt.

Section 7.   GUARANTY

7.1   Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of an automatic stay under Section 362(a) of the Bankruptcy Code or any other Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

7.2   Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy or insolvency case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.3   Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other

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than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability. For the Guarantors organized in the United States, this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers have joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) subject to the other provisions of this Agreement, renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such

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sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of a Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law, regulation, decree or order of any jurisdiction, or any other court, affecting any form of any Guaranteed Obligation or any Beneficiary’s rights with respect thereto; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4   Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of

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authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than full and final payment of the Guaranteed Obligations; (c) any defense based upon any Governmental Rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any Governmental Rules, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) to the extent permitted by Governmental Rules, the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to Borrowers and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5   Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Termination Date, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by Governmental Rule or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution

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rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6   Subordination of Other Obligations. Any Indebtedness of Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith, upon demand of the Administrative Agent, be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.7   Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until the Termination Date. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions pursuant to this Agreement giving rise to any Guaranteed Obligations.

7.8   Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrowers or the Representatives acting or purporting to act on behalf of any of them.

7.9   Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrowers. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and its ability to perform its obligations under the Credit Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

7.10   Bankruptcy, Etc.

(a)   So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any involuntary bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or

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involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or any other Guarantor or by any defense which Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above against Borrowers (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.11   Guarantors, Defined; Discharge of Guaranty

(a)   “Guarantor” means each of (a) the US Borrower, as guarantor of the Obligations of Canada Borrower; (b) the US Restricted Holding Company Subsidiaries as of the date hereof, jointly and severally, as guarantors of the Obligations of US Borrower and Canada Borrower; (c) Canada Borrower, as guarantor of the Obligations of US Borrower but with recourse limited solely to and secured by any Collateral owned by Canada Borrower (the “Limited Recourse Collateral”); and (d) any Restricted Holding Company Subsidiary that executes a guaranty pursuant to, and subject to the limitations set forth in, Section 5.9; provided that, notwithstanding anything to the contrary in this Agreement or any other Credit Document, (i) the Limited Recourse Collateral shall exclude thirty five percent (35%) of the ownership of the Capital Stock of each of the Canada Restricted Holding Company Subsidiaries (ii) not more than 65% of the Capital Stock of any first-tier CFC or FSHCO shall constitute Collateral and no Equity Interests of a direct or indirect Subsidiary of a first-tier CFC or FSHCO shall constitute Collateral. For the avoidance of doubt, notwithstanding anything to the contrary herein, no current or future Restricted Operating Company Subsidiary or Restricted Holding Company Subsidiary that is a Subsidiary of Canada Borrower shall be a Guarantor.

(b)   Whenever Canada Borrower is referred to as a Guarantor for purposes of this Agreement, such reference shall be to its status as a Guarantor of the Obligations of US Borrower with recourse solely limited to the Limited Recourse Collateral. Notwithstanding any

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other provision in this Agreement or any other Credit Document, the only remedies that the Administrative Agent shall have against Canada Borrower in the event of non-payment by Canada Borrower of the Obligations of US Borrower shall be to enforce its rights in respect of the Limited Recourse Collateral. No judgment in the nature of a deficiency judgment shall be enforced against Canada Borrower, in its capacity as a Guarantor of the Obligations of the US Borrower, out of any of its property, assets or undertaking other than the Limited Recourse Collateral. In the event of any conflict or inconsistency between this Section 7.11(b) and any other provision in this Agreement or any other Credit Document, this Section 7.11(b) shall prevail to the extent of such conflict or inconsistency.

(c)   If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) to a Person that is not a Borrower or a Subsidiary of a Borrower in accordance with the terms and conditions hereof or if any Guarantor shall otherwise no longer be a Subsidiary of the applicable Borrower, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 8.   EVENTS OF DEFAULT

8.1   Events of Default. If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due. Failure by Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) except as otherwise provided in Section 2.3 with respect to the automatic conversion of Letter of Credit drawings into Revolving Loans, when due any amount payable to an LC Issuing Bank in reimbursement of any drawing under a Letter of Credit; (iii) any interest on any Loan within three (3) Business Days after the date such interest becomes due; (iv) any fee or any other amount due hereunder within five (5) days after the date such fee or amount becomes due; or

(b)   Cross Defaults, Cross Acceleration.

(i)   Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of Permitted Indebtedness of such Credit Party then outstanding (other than Permitted Indebtedness referred to in Section 6.1(a)), beyond the grace period, if any, provided therefor, and the aggregate outstanding interest, principal and other amounts due and payable with respect to such Permitted Indebtedness equals or exceeds one hundred million Dollars ($100,000,000); or

(ii)   Failure of any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) to (A) pay when due any principal of or interest on or any other amount payable in respect of Indebtedness of such Restricted Subsidiary then outstanding beyond the grace period, if any provided therefor (a “Project Payment Default”) or (B) to observe or perform any other agreement, term or condition relating to

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any Indebtedness of such Restricted Subsidiary, or contained in any instrument or agreement evidencing or securing such Indebtedness, and the holder or holders of such Indebtedness shall have exercised their rights to accelerate the maturity of such Indebtedness prior to its scheduled maturity or to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity (a “Project Non-Payment Acceleration”), and, in the case of either subclause (A) or subclause (B) of this Section 8.1(b)(ii), such Restricted Subsidiary, together with any other Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) that shall have incurred a Project Payment Default that is continuing or the Indebtedness of which is subject to a Project Non-Payment Acceleration or that is then the subject of an event described in Section 8.1(f) or (g), has made Restricted Payments, directly or indirectly (but without duplication of any amounts), to a Borrower in an amount equal to or greater than thirty percent (30%) of the Borrower Cash Flow. Such Borrower Cash Flow threshold is calculated using (i) the Restricted Payments of any such Restricted Subsidiary that is the subject of a Project Payment Default or event described in Section 8.1(f) or (g) or the Indebtedness of which is subject to a Project Non-Payment Acceleration during the Measurement Period most recently completed prior to the occurrence of the applicable Project Payment Default, Project Non-Payment Acceleration or event described in Section 8.1(f) or (g), as applicable and (ii) the Restricted Payments of any other such Restricted Subsidiary during the most recently completed Measurement Period; or

(iii)   Any other event or condition occurs with respect to any Credit Party that would permit the holder or holders of Permitted Indebtedness (other than Permitted Indebtedness referred to in Section 6.1(a)) of such Credit Party in the aggregate outstanding interest, principal and other amounts equal or exceeding one hundred million Dollars ($100,000,000) to accelerate the maturity thereof prior to its scheduled maturity or that results in the holder or holders of such Permitted Indebtedness or any trustee or agent on its or their behalf to cause such Permitted Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (iii) shall not apply to secured Permitted Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Permitted Indebtedness if such sale or transfer is permitted under the Credit Documents and under the documents providing for such Permitted Indebtedness.

(c)   Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition applicable to such Credit Party contained in Section 2.5, Section 5.2 or Section 6 (except for Section 6.7(d)(ii)); or

(d)   Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect in any material respect as of the date made or deemed made; provided, however, that if the effect of any such misrepresentation or misstatement (1) has not caused a Material Adverse Effect, (2) has not caused or is not related to any other Event of Default, Default or Project Level Default, and (3) is capable of being

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remedied, Borrowers may remedy the effect of such misrepresentation or misstatement (and no Event of Default shall be deemed to have occurred solely as a result thereof) by delivering a written representation and warranty to Administrative Agent, in form and substance satisfactory to Administrative Agent, evidencing that the circumstances giving rise to such misrepresentation or misstatement have been corrected and by otherwise remedying in all material respects the effect of such misrepresentation or misstatement within thirty (30) days of the date that Borrowers have knowledge, or should have had knowledge, of such misrepresentation or misstatement;

(e)   Other Defaults. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default or noncompliance shall remain unremedied (x) until thirty (30) days after the earlier of (i) the date on which an Authorized Representative of such Credit Party becomes aware of such default or noncompliance, and (ii) the date on which written notice thereof shall have been received by the Borrowers from the Administrative Agent or any Lender; provided that (A) if such failure, default or noncompliance does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) day period, (B) such Person is proceeding with diligence and good faith to cure such failure, default or noncompliance and such failure, default or noncompliance is susceptible to cure within ninety (90) days and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, default or noncompliance, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period), or (y) if earlier, ninety (90) days after the occurrence of such failure, default or noncompliance; and

(f)   Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) in an involuntary case under any Debtor Relief Laws now or hereafter in effect (including pursuant to which Canada Borrower has been declared bankrupt or insolvent under Canadian Insolvency Legislation) which decree or order for relief is not immediately stayed; or any other similar relief shall be granted under any applicable federal, state or provincial Governmental Rule, and such relief is not immediately stayed; or (ii) an involuntary case shall be commenced against any Credit Party or any such Restricted Subsidiary under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Credit Party or such Restricted Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, receiver, receiver-manager, administrator, trustee or other custodian of any Credit Party or any such Restricted Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any such Restricted Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged (provided, that in either (i) or (ii) above, no Default or Event of Default shall occur hereunder, in the case of any such Restricted

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Subsidiary unless such event could reasonably be expected to have a Material Adverse Effect); or

(g)   Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) shall have an order for relief entered with respect to it, or shall give notice of intention to file a proposal, or file a proposal, or shall commence a voluntary case, in each case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such Governmental Rule, or shall consent to the appointment of or taking possession by a receiver, receiver-manager, administrator, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any such Restricted Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any such Restricted Subsidiary shall be unable, or shall fail generally, or shall admit in writing its (or their) inability, to pay its debts as such debts become due; or the board of directors (or similar governing body (or any committee thereof)) of any Credit Party or any such Restricted Subsidiary shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) (provided, that in either (i) or (ii) above, no Default or Event of Default shall occur hereunder, in the case of any Restricted Subsidiary (other than a Restricted Holding Company Subsidiary) unless such event could reasonably be expected to have a Material Adverse Effect); or

(h)   Judgments and Attachments. Any money judgment, writ or warrant of attachment, execution, distress or similar process involving in any individual case or in the aggregate at any time an amount in excess of one hundred million Dollars ($100,000,000) (in either case to the extent not adequately covered by insurance) shall be entered or filed against (i) any Credit Party or any of their respective assets (such assets excluding Restricted Subsidiaries (other than Restricted Holding Company Subsidiaries)) and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or (ii) any Restricted Subsidiaries (other than Restricted Holding Company Subsidiaries) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); provided, that in the case of clause (ii) only, no Default or Event of Default shall occur hereunder unless such process could reasonably be expected to result in a Material Adverse Effect; or

(i)   Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such any Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)   Employee Benefit Plans. There (i) shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect during the term hereof or (ii) there is a negative change in the funded status of any Canadian Benefit Plan that could reasonably be expected to have a Material Adverse Effect;

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(k)   Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral purported to be covered and to the extent required by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party, or (iv) the Permitted Subordinated Indebtedness ceases to be subordinated (unless such Indebtedness is not required to be subordinated by its terms and would otherwise be permitted under the Available Incremental Amount); or

(l)   Change of Control. A Change of Control of either or both Borrowers shall have occurred;

(m)   Abandonment. The occurrence of an Event of Abandonment;

THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuance of any other Event of Default, upon notice to the Borrower by Administrative Agent, at the request of (or with the consent of) the Required Lenders (or, in the case of clause (A) below, the Required Revolving Lenders with respect to the Revolving Commitments and, in the case of clause (D) below, each LC Issuing Bank, with respect to its obligations to issue Letters of Credit and to Cash Collateralize), (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of an LC Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and Borrowers hereby agrees upon receipt of such notice, or upon the occurrence and continuance of any Event of Default specified in Section 8.1(f) or (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrowers’ reimbursement obligations in respect of Letters of Credit then outstanding, equal to the L/C Obligation at such time;

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8.2   Right to Cure

(a)   Notwithstanding anything to the contrary contained in this Section 8, in the event that Borrowers fail to comply with the requirements of Section 6.6, until the expiration of the tenth Business Day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.1(c) (the period from such failure to comply to such tenth Business Day, the “Cure Period”), Borrowers shall have the right to issue common stock or Permitted Subordinated Indebtedness for cash, or otherwise receive cash contributions to the capital of the Borrowers (including pursuant to Permitted Subordinated Indebtedness transactions) (collectively, the “Cure Right”), and upon the receipt by Borrowers of such cash in an amount sufficient to cure such failure (the “Cure Amount”) pursuant to the exercise by Borrowers of such Cure Right, compliance with the covenants set forth in Section 6.6 shall be recalculated giving effect to the following pro forma adjustments:

(i)   Borrower Cash Flow shall be increased, solely for the purpose of measuring compliance with Section 6.6 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)   if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of Section 6.6, Borrowers shall be deemed to have satisfied the requirements of Section 6.6 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.6 that had occurred shall be deemed cured for the purposes of this Agreement.

(b)   Notwithstanding anything herein to the contrary, (a) such Cure Right may not be exercised more than two (2) times in any twelve month period, (b) the Cure Amount shall be no greater than the amount required for purposes of complying, on a pro forma basis, with Section 6.6 as of the relevant date of determination, (c) no more than five (5) Cure Rights may be exercised in the aggregate and (d) Section 8.2 may not be relied on for, and the Cure Amount received and the use of proceeds thereof shall be disregarded for, all purposes of this Agreement (except as expressly set forth in Section 8.2(a)), including for determining any financial ratio-based terms (including pricing) or conditions and any increase to any available basket under this Agreement or calculating compliance with any of the financial covenants or tests hereunder. Any amount contributed or raised as a Cure Amount shall be immediately applied as described in Section 2.12 and may then be reborrowed subject to the provisions of Section 3.2 (while giving effect to such Cure Amount for purposes of determining compliance with Section 6.6 in connection with such Loan). For the avoidance of doubt, nothing in this Section 8.2 shall preclude any Credit Party or Restricted Company Operating Subsidiary from issuing Permitted Subordinated Indebtedness or common stock in excess of the Cure Amount. Any amount contributed, raised or issued in excess of the Cure Amount may be applied as otherwise permitted under the Financing Documents.

Section 9.   AGENTS

9.1   Appointment of Agents

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(a)   Each of the Lenders and the LC Issuing Banks and, by their acceptance of the benefits hereof and the other Credit Documents, the other Secured Parties, hereby irrevocably appoints Royal Bank to act on its behalf as Administrative Agent and Royal Bank to act on its behalf as Collateral Agent hereunder and under the other Credit Documents and authorizes Administrative Agent and Collateral Agent, as applicable, to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent and Collateral Agent, as applicable by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of Administrative Agent, Collateral Agent, the Lenders and the LC Issuing Banks, and neither Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Governmental Rule. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(a)   Bank of Montreal, Chicago Branch, is hereby appointed as Syndication Agent, and each Lender and LC Issuing Bank hereby authorizes the Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Bank of Montreal, Chicago Branch, in its capacity as Syndication Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

(a)   Citibank, N.A. is hereby appointed as Documentation Agent, and each Lender and LC Issuing Bank hereby authorizes the Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, Citibank, N.A., in its capacity as Documentation Agent shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2   Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein regardless of whether a Default or Event of Default has occurred and is continuing.

9.3   General Immunity

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(a)   Reliance by Agents. Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuing Banks, Agents may presume that such condition is satisfactory to such Lender or the LC Issuing Banks unless Agents shall have received notice to the contrary from such Lender or the LC Issuing Banks prior to the making of such Revolving Loan or the issuance of such Letter of Credit. Agents may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)   Exculpatory Provisions. No Agent nor any of its Representatives shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by final and nonappealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent, in the case of any Agent other than Collateral Agent, shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Documents, and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be); provided that no Agent shall be required to take any action that in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents, in the case of any Agent other than Collateral Agent, in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge Agreements or other applicable Collateral Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the

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occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(c)   Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9.3 shall apply to any of the Related Parties of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as the case maybe, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4   Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5   Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants that, without reliance upon Administrative Agent or any other Lender or any of their Related Parties, it has made its own independent investigation of the financial

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condition and affairs of the Credit Parties in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.6   Resignation of Administrative Agent

(a)   Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Banks and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Resignation Effective Date”), then the retiring Administrative Agent or Collateral Agent, as applicable, may (but shall not be obligated to) on behalf of the Lenders and the LC Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above and accepting such appointment. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)   If the Person serving as Administrative Agent or Collateral Agent, as applicable, is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Governmental Rules, by notice in writing to Borrowers and such Person remove such Person as Administrative Agent or Collateral Agent, as applicable, and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. The Person serving as Administrative Agent or Collateral Agent, as applicable, may be removed involuntarily for a material breach of its duties hereunder or under the other Credit Documents or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Documents, and then only upon an affirmative vote of the Required Lenders (excluding Administrative Agent or Collateral Agent, as applicable, from such vote and the Revolving Exposure attributable to the Administrative Agent or Collateral Agent from the amounts used to determine the portion of the Revolving Exposure necessary to constitute the required aggregate Revolving Exposure of the remaining Lenders), and, with the consent of Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), appoint a successor. If in each case, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and Borrowers) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)   With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the LC Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, as applicable, all payments, communications and determinations provided to be made by, to or through Administrative Agent or Collateral Agent, as applicable, shall instead be made by or to each Lender and LC Issuing Banks directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent or Collateral Agent, as applicable (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 9.6). After the retiring or removed Administrative Agent or Collateral Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 9, and Sections 10.2 and 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

9.7   Collateral Documents and Guaranty

(a)   Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (x) that is the subject of a sale or other disposition of assets permitted hereby, (y) to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (z) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the LC Issuing Bank shall have been made) or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

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(b)   Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including in combination with Cash or other consideration, including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Debtor Relief Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable Governmental Rule. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Agents shall be authorized to form one or more acquisition vehicles to make a bid and to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agents with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.5 of this Agreement), (ii) the relevant Obligations shall automatically be assigned to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.8   No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, the Syndication Agent or the Documentation Agent listed on the cover

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page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, Lender or LC Issuing Bank hereunder.

9.9   Secured Hedging Obligations. No holder of any Secured Hedging Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedging Obligations, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty, as the case may be. Each Secured Party by entering into any Hedge Agreement with respect to Secured Hedging Obligations shall be deemed to authorize the Administrative Agent and the Collateral Agent (as applicable) to take any actions it shall otherwise be permitted to take hereunder with respect to any Collateral (including any release thereof).

Section 10.   MISCELLANEOUS

10.1   Notices

(a)   Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)   if to any Credit Party, Administrative Agent, Collateral Agent, or the LC Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Appendix B; and

(ii)   if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its administrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or five

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(5) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)   Electronic Communications. Notices and other communications to the Lenders and the LC Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and the LC Issuing Banks, provided that the foregoing shall not apply to notices to any Lender or the LC Issuing Banks pursuant to Section 2 if such Lender or the LC Issuing Banks, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)   Change of Address, Etc. Each of Borrowers, Administrative Agent, and the LC Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent, and the LC Issuing Bank. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)   Reliance by Administrative Agent, LC Issuing Bank and Lenders. Administrative Agent, the LC Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Notice And Certificates or Letter of Credit Applications) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

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10.2   Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay promptly upon demand (a) all the actual and reasonable costs and expenses incurred by Administrative Agent and Collateral Agent of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Credit Parties; (c) all reasonable costs incurred (including, US, Canadian and other attorneys’ fees and any other legal expenses) and reasonable out-of-pocket expenses of Lenders, Administrative Agent and Collateral Agent, in connection with the negotiation, preparation, syndication, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrowers; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including, without duplication of amounts paid pursuant to Section 2.18, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of one counsel to Administrative Agent and Collateral Agent; (e) all the actual costs and reasonable fees, expenses and disbursements of any Representatives (prior to any Default or Event of Default subject to the consent of Borrowers); (f) all reasonable out-of-pocket expenses incurred by any LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (g) after the occurrence of an Event of Default and during its continuance, all costs and out-of-pocket expenses, including reasonable attorneys’ fees of counsel to the Agents and the Lenders, and costs of settlement, incurred by Administrative Agent and Collateral Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any negotiations, refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. The agreements in this Section 10.2 shall survive repayment of the Revolving Loans and all other amounts payable hereunder. All fees and disbursements payable to US or Canadian counsel in connection with this Agreement and the other Credit Documents shall be paid on a full indemnity basis.

10.3   Indemnity

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay promptly upon demand and hold harmless, each Agent, Lender and LC Issuing Bank and their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent (i) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of that Indemnitee, (ii) such Indemnified Liabilities are found by a final and nonappealable judgment of a court of competent jurisdiction to arise out of a breach of any obligation of such Indemnitee due to its gross negligence or willful misconduct under this Agreement and the other Credit Documents, including to the wrongful dishonor by an LC Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (iii) such Indemnified Liabilities arise out of any

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dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as Agent and the other Credit Documents and other than any claims involving any act or omission on the part of Borrowers, their Restricted Subsidiaries or any other Affiliates). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any Governmental Rule or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable Governmental Rules to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Without limiting the provisions of Section 2.18(d), this Section 10.3(a) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)   To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Sections 10.2 and 10.3(a) to be paid by it to any Agent (or any sub-agent thereof), the LC Issuing Banks, or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the LC Issuing Banks, or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or the LC Issuing Banks in its respective capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or the LC Issuing Banks in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans (other than Swingline Loans), participations in Swingline Loans and Letters of Credit or Unreimbursed Amounts under Letters of Credit and unused Commitments at the time.

(c)   To the extent permitted by applicable Governmental Rules, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

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(d)   To the extent permitted by applicable Governmental Rules, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Credit Parties and their respective Subsidiaries and Affiliates, or Representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Credit Parties’ indemnity obligations under the Credit Documents to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

The agreements in this Section 10.3 shall survive the resignation of Administrative Agent, the LC Issuing Bank, the replacement of any Lender, the termination of the Revolving Commitments and the repayment of the Loans and all other amounts payable hereunder.

10.4   Set-Off. In addition to any rights now or hereafter granted under applicable Governmental Rules and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, each LC Issuing Bank and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not(a) such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.15 and 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, LC Issuing Banks, Lenders and their respective Affiliates, and (y) Defaulting Lender shall provide promptly to

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Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each LC Issuing Bank and each of their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuing Bank or Affiliate of such Lender or LC Issuing Bank may have.

10.5   Amendments and Waivers

(a)   Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that (i) any term of the Credit Documents may be amended or waived by Borrowers and Administrative Agent (or if applicable, Collateral Agent) without the consent of any other party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or reflect changes of a minor, technical or administrative nature, or otherwise for the benefit of all or any of the Secured Parties and (ii) any amendment, waiver or modification of any term or provision relating only to the Revolving Lenders shall not require the consent of any Incremental Term Loan Lender unless such Incremental Term Loan Lender would be directly affected by any such amendment, waiver or modification that has an effect set forth in any of Sections 10.5(b)(i)-(vii).

(b)   Affected Lenders’ Consent. Without the written consent of each Lender (other than, solely with respect to Sections 10.5(iii) through (vii), a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent (including amendments or modifications to any relevant definitions in Section 1) shall be effective if the effect thereof would:

(i)   extend (i) any Revolving Commitment of such Lender or (ii) the scheduled final maturity of any Loan or Note of such Lender;

(ii)   increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender;

(iii)   reduce the Commitment Fee Rate or the rate of interest on any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or the definition of “Default Rate”) or any fee (including Letter of Credit Fee) or other payment obligations payable hereunder to such Lender; provided that any amendment or other modification of any financial covenant definition in this Agreement shall not constitute a reduction in the rate of interest for the purpose of this clause (iii); provided further, that the establishment of an alternative rate of interest, as referenced in the definition of “Eurodollar Rate” and related amendments to effectuate such establishment shall only require the consent of the Required Lenders;

(iv)   extend the time for payment of any such interest, fees or scheduled payments in respect of Incremental Term Loans payable to a Lender under this Agreement without the written consent of the Lender to which such interest or fee is

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directly payable (excluding the waiver of any mandatory prepayment or the payment of any expense, cost or indemnity);

(v)   reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit due to such Lender;

(vi)   amend the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” or “Pro Rata Share” or any other provision in this Agreement affecting the ratable treatment of the repayment of principal, interest and fees or other Obligations under this Agreement; provided that, with the consent of the Required Lenders, Required Revolving Lenders or Required Incremental Term Loan Lenders, as applicable, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders”, “Required Revolving Lenders”, “Required Incremental Term Loan Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(vii)   release or otherwise Transfer (x) all or substantially all of the Collateral (except as expressly permitted in the Credit Documents), or (y) all or substantially all of the value of the Guaranty (except as expressly permitted in the Credit Documents); and

(viii)   amend this Section 10.5(b).

Notwithstanding the foregoing, the Fee Letter and Engagement Letter may be amended, or the rights or privileges thereunder waived, in writing executed only by the parties thereto.

(c)   Other Consents.

(i)   No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(1)   amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(2)   amend, modify, terminate or waive any provision hereof relating to the Letters of Credit without the consent of each LC Issuing Bank; provided that Borrowers may amend, modify, terminate or waive any Letter of Credit or any LC Issuer Document issued or to be issued by an LC Issuing Bank with only the consent of such LC Issuing Bank; and

(3)   amend, modify, terminate or waive any provision hereof relating to the Swingline Loan without the consent of Swingline Lender; or

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(ii)   Solely with the consent of the Borrowers, the Revolving Lenders and, if applicable, the LC Issuing Banks, subject to the provisions of Section 1.8, this Agreement may be amended or otherwise modified to the extent necessary to permit the availability of Revolving Loans or Letters of Credit denominated in a currency other than Dollars or Canadian Dollars and to make technical changes to this Agreement and any other Credit Document to accommodate the inclusion of any such new currency; provided that the rights of any Lenders other than the Revolving Lenders shall not be affected by any such amendment or modification.

(d)   Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Notwithstanding anything to the contrary in this Agreement (including this Section 10.5) or any other Credit Document, the consent of the Required Lenders, Required Revolving Lenders or Required Incremental Term Loan Lenders shall not be required to make any changes that are necessary in connection with an increase in the Commitments hereunder in accordance with Section 2.22 or any Extension pursuant to Section 2.23.

10.6   Successors and Assigns; Participations; Sale and Transfer Limitations

(a)   Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders. No Lender may Transfer or participate any of its rights under the Credit Documents except as set forth in this Section 10.6 and the penultimate sentence of Section 2.21. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in Section 10.6(f), sub-agents to the Agents to the extent provided in Section 9.3(c), and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the LC Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Principal Office a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is

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recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)   Right to Assign. Each Lender shall have the right at any time to Transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment or Loans (including participations in L/C Obligations and Swingline Loans) or other Obligations owing to it, to any Person meeting the criteria of “Eligible Assignee” (subject to Section 10.6(g)) consented to by Borrowers (not to be unreasonably withheld, conditioned or delayed); provided that no consent of Borrowers shall be required (x) in the case of a Transfer to an Affiliate of a Lender, (y) if an Event of Default has occurred and is continuing or (z) in the case of any Lender, for a Transfer of any Loan and any Revolving Commitment to a Lender. Notwithstanding the foregoing, (a) if any Letter of Credit is outstanding, no Lender may Transfer its payment obligations, matured or contingent, owing to any LC Issuing Bank under Section 2.3(c)(ii) or with respect to L/C Advances under Section 2.3(c)(iii) unless (A) such Transfer is to a Revolving Lender or (B) each LC Issuing Bank has approved such Transfer (such approval not to be unreasonably withheld, conditioned or delayed, provided that the failure to give such approval shall be deemed to be not unreasonable so long as the Borrowers have not provided security in respect of the then outstanding L/C Obligations pursuant to the last paragraph of Section 8.1); provided that each LC Issuing Bank shall be deemed to have consented to such Transfer unless it objects thereto by written notice to Administrative Agent and the assigning Lender within ten (10) Business Days after having received written notice thereof; or (b) if a Swingline Loan has been made, no Lender may Transfer its payment obligations, owing to any Swingline Lender under Section 2.2(e) unless (A) such Transfer is to a Revolving Lender or (B) the Swingline Lender has approved such Transfer (such approval not to be unreasonably withheld, conditioned or delayed); provided that the Swingline Lender shall be deemed to have consented to such Transfer unless it objects thereto by written notice to Administrative Agent and the assigning Lender within ten (10) Business Days after having received written notice thereof.

(d)   Mechanics.

(i)   Assignments and assumptions of Loans and Revolving Commitments shall only be effected by execution and delivery to Administrative Agent of an Assignment Agreement together with a processing and recordation fee in the amount of three thousand five hundred Dollars ($3,500); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Assignments made pursuant to the foregoing provision shall be effective as of the effective date specified in each Assignment Agreement (the “Assignment Effective Date”). Any assignee of any Lender under Section 10.6(c) (an “Assignee”) shall, if not already a Lender, deliver to Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrowers, their Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Governmental Rules, including Federal, state and provincial securities laws. In

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connection with all assignments there shall also be delivered to Administrative Agent and Borrowers such forms, certificates or other evidence, if any, with respect to United States federal tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.18(g).

(ii)   In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, LC Issuing Banks, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Governmental Rules without compliance with the provisions of this Section 10.6(d)(ii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)   Effect of Assignment. Subject to the terms and conditions of this Section 10.6 (including recordation of the assignment in the Register pursuant to Section 10.6(b)), as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an assigning LC Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder to the extent provided hereunder); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers, at its expense, shall issue and

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deliver new Notes, if so requested by the assignee or assigning Lender, to such assignee or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments or outstanding Loans of the assignee or the assigning Lender. Any Transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 10.6(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(f).

(f)   Participations. Each Lender shall have the right at any time to sell one or more participations to (i) any Eligible Assignee or (ii) any bank, trust company or other financial institution that has a tangible net worth of at least five hundred million Dollars ($500,000,000) and has outstanding unguaranteed and unsecured long-term indebtedness which is rated “BBB” or better by S&P, “Baa2” or better by Moody’s or “BBB” or better by Fitch (subject to Section 10.6(g)), in each case in all or any part of its Revolving Commitments, Loans (including such Lender’s participations in L/C Obligations and Swingline Loans) or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled or permitted to require such Lender to take or omit to take any action hereunder (except as set forth in any agreement between the applicable Lender and the holder of any such participation with respect to (solely) (i) an extension of the final maturity of any Loan in which such participant is participating, (ii) a reduction in the principal amount of any Loan in which such participant is participating, (iii) consent to the assignment or transfer by any Borrower of its obligations under this Agreement or (iv) release of all or substantially all of the Collateral (taken as a whole) under the Collateral Documents). Borrowers agree that each participant shall be entitled to the benefits of Sections 2.16(c), 2.17 and 2.18 (it being understood that the documentation required under Section 2.18(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided, (1) a participant shall not be entitled to receive any greater payment under Sections 2.16(c), 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of such participation to such participant is made with Borrowers’ prior written consent, (2) a participant shall not be entitled to the benefits of Section 2.18 unless such participant complies with Section 2.18 as though it were a Lender and (3) a participant agrees to be subject to the provisions of Sections 2.19 and 2.21 as if it were an assignee under Section 10.6(c). Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.19 with respect to any participant. To the extent permitted by Governmental Rules, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided, such participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Revolving Commitments, Loans, Letters of Credit or other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other Obligation is in registered form under Treasury Regulations section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest

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error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)   Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign or pledge all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank or any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(h)   Resignation as LC Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time an LC Issuing Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 10.6(c) above, such LC Issuing Bank may, upon sixty (60) days’ notice to Borrowers and the Lenders, resign as LC Issuing Bank. In the event of any such resignation as LC Issuing Bank, Borrowers shall be entitled to appoint among the Lenders a successor LC Issuing Bank which accepts such appointment hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of such LC Issuing Bank. The retiring LC Issuing Bank shall retain all the rights, powers, privileges and duties of the LC Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or CDOR Loans or fund risk participations with respect to L/C Borrowings pursuant to Section 2.3(c)). Upon the appointment of and acceptance by a successor LC Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuing Bank and (y) the successor LC Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuing Bank to effectively assume the obligations of such retiring LC Issuing Bank with respect to such Letters of Credit.

10.7   Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8   Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein and in any other Credit Document or

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other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and the making of any Credit Extension. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16, 2.17, 2.18, 2.19, 2.20, 10.1, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.15, 2.18, 10.1 and 10.10 and Section 9 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit, the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9   No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any Governmental Rule or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the LC Issuing Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any LC Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuing Bank, as the case may be) hereunder and under the other Credit Documents, (c) any Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 2.15), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.15, any Lender may,

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with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.10   Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state, provincial or federal Governmental Rule or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. Each Lender and LC Issuing Bank severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and LC Issuing Banks under the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.11   Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12   Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and not joint and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder or to make payments pursuant to Section 10.3(c). Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(c). The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.7(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), Borrowers and each other Credit Party acknowledges and agrees that: (i) (A) the services regarding this Agreement provided by

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Agents, LC Issuing Banks and the Lenders are arm’s-length commercial transactions between Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and Agents, LC Issuing Banks and the Lenders, on the other hand, (B) Borrowers and each other Credit Party have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrowers and each other Credit Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the Credit Documents; (ii) (A) each Agent, each LC Issuing Bank and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither any Agent, any LC Issuing Bank nor any Lender has any obligation to Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) Agents, LC Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers, the other Credit Parties and their respective Affiliates, and neither any Agent, any LC Issuing Bank nor any Lender has any obligation to disclose any of such interests to Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrowers and each other Credit Party hereby waives and releases any claims that it may have against Agents, LC Issuing Banks or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.14   Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15   APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

10.16   CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY THE GOVERNMENTAL RULES OTHER THAN THE GOVERNMENTAL RULES OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY

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REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY GOVERNMENTAL RULES OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.17   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULES, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY THE PARTY AGAINST WHICH ENFORCEMENT IS SOUGHT), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

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10.18   Usury Savings Clause.

(a)   Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Governmental Rules shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until, to the extent permitted by Governmental Rules, the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by Governmental Rules, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be deemed to be adjusted to the Highest Lawful Rate as if such excess had never existed, cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to Borrowers.

(b)   Canadian Usury. If any provision of this Agreement would obligate the Canada Borrower to make any payment of interest or other amount payable to any Lender domiciled in Canada in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender domiciled in Canada of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest or the amount or rate of any Letter of Credit Fee required to be paid to the affected Lender under Section 2.10(b)(ii), and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

10.19   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of an original executed counterpart of this Agreement.

10.20   Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative

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Agent of written, electronic or telephonic notification of such execution and authorization of delivery thereof.

10.21   Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrowers in accordance with the Act.

10.22   Canadian AML Legislation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder and all as amended from time to time or any successors thereto, “Canadian AML Legislation”), Administrative Agent and Lenders may be required to obtain, verify and record information regarding Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of Borrowers, and the transactions contemplated hereby and in that regard, without limiting the generality of the foregoing, may require that the authorized signing officers who will be signing this Agreement, and other Credit Documents (each, a “signatory”) shall have made themselves available to Administrative Agent or Lender in person, and shall have produced to Administrative Agent or Lender a minimum of two unexpired identification documents (at least one of which must be a birth certificate, driver’s license, passport, provincial health insurance card, if permitted by the applicable provincial Governmental Rules, or other government-issued document) and permitted examination and the making of copies of same with a view to Administrative Agent or Lender gathering the full names of, and the dates of birth of each such signatory, the type of identification document examined, the reference numbers of each of the identification documents examined (collectively, the “Personal Information”) and such Personal Information (together with photocopies of each identification document examined) shall have been provided to Lender on or prior to the date hereof. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Administrative Agent or Lender, or any prospective assignee or participant of a Lender, in order to comply with the Canadian AML Legislation.

10.23   Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Governmental Rules, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Governmental Rules based on the Uniform Electronic Transactions Act.

10.24   Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other

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currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers or Guarantors, as applicable, in respect of any such sum due from it to Administrative Agent, any LC Issuing Bank or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent, any LC Issuing Bank or any Lender from Borrowers or Guarantors, as applicable, in the Agreement Currency, Borrowers or Guarantors, as applicable, agree, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent, any LC Issuing Bank or any Lender in such currency, Administrative Agent, such LC Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to Borrowers or Guarantors, as applicable (or to any other Person who may be entitled thereto under applicable Governmental Rules).

10.25   ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.26   No Recourse to Sponsor or Pledgors. Anything herein to the contrary notwithstanding, the obligations of the Credit Parties under this Agreement and the other Credit Documents, and any certificate, notice, instrument or document delivered pursuant hereto or thereto are obligations of the Credit Parties, as applicable, and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Sponsor or the Pledgors or any of their Affiliates, or any shareholder, partner, member, officer, director or employee of the Sponsor, the Pledgors or such Affiliates, other than the Credit Parties (collectively, the “Non-Recourse Parties”), except to the extent of the obligations of any such Non-Recourse Party expressly provided for in any of the Credit Documents. Except for actions under or in respect of the Credit Documents to which they are a party, no action shall be brought against the Non-Recourse Parties, and no judgment for any deficiency upon the obligations hereunder or under the other Credit Documents, shall be obtainable by any Secured Party against the Non-Recourse Parties; provided that nothing contained in this Section 10.26 shall be deemed to release any Non-Recourse Party from liability for its own fraudulent actions or willful misconduct.

10.27   Disclaimer. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND WITHOUT LIMITING SECTION 10.3(d), TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULES, NO CLAIM MAY BE MADE BY ANY CREDIT PARTY OR ANY OF ITS AFFILIATES AGAINST ANY INDEMNITEE OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY SPECIAL, INDIRECT,

-165-	CREDIT AGREEMENT (PATTERN REVOLVER)

CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, AND EACH CREDIT PARTY (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.28   Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and Related Parties who have a reason to receive such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) as required for the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantively the same as those of this Section 10.28, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, but, in the case of each of (i) and (ii), only to the extent such Person is an Eligible Assignee; (g) on a confidential basis, with approval of the Borrowers, to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.28 or any other confidentiality obligations between the parties or (y) becomes available to the Administrative Agent, any Lender, any LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Covered Party or any of its Related Parties. In addition, the Administrative Agent, the Lenders and the LC Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents, the Lenders or the LC Issuing Banks in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries, the Sponsor or any Pledgor (together the “Covered Parties”) or any Related Party thereof, relating to any Covered Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any LC Issuing Bank on a nonconfidential basis prior to disclosure by any Covered Party. Any Person required to maintain the confidentiality of Information as provided in this

-166-	CREDIT AGREEMENT (PATTERN REVOLVER)

Section 10.28 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.29   Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)   the effects of any Bail-in Action on any such liability, including, if applicable:

(i)   a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.30   Amendment and Restatement.

Subject to Section 2.1(a)(i) and Section 2.3(a)(i)(A), each of the parties hereto agrees as follows:

(a)   this Agreement shall not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or the other Credit Documents as in effect prior to the Closing Date and that remain outstanding as of the Closing Date;

(b)   this Agreement (including all Exhibits and Schedules) shall amend, restate and replace in its entirety the Existing Credit Agreement (including all exhibits and schedules attached thereto) on the Closing Date and the Existing Credit Agreement (including all exhibits and schedules attached thereto) shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrowers of the “Obligations” (under and as defined in the Existing Credit Agreement), whether or not such “Obligations” are contingent as of the Closing Date and (ii) the representations and warranties made by the Credit Parties prior to the Closing Date (which representations and warranties shall not be superseded or rendered ineffective by this Agreement as they pertain to the period prior to the Closing Date);

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(c)   from and after the Closing Date, all references to the “Credit Agreement” contained in the Credit Documents shall be deemed to refer to this Agreement and all references to any Article or Section (or subsection) of this Agreement in any other Credit Document shall be amended to become references to the corresponding provisions of this Agreement;

(d)   all Obligations (as such Obligations may be amended, restated, supplemented or otherwise modified by this Agreement on the Closing Date) shall continue to be valid, enforceable and in full force and effect and not be impaired, in any respect, by the effectiveness of this Agreement; and

(e)   this amendment and restatement shall be limited as written and not be a consent to any other amendment, restatement, supplement, waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Credit Document, all terms and conditions of the Credit Documents remain in full force and effect unless otherwise specifically amended hereby.

10.31   Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the relevant Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.31 for the maximum amount of such liability that can be hereby incurred, without rendering its obligations under this Section 10.31, or otherwise under the relevant Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Termination Date. Each Qualified ECP Guarantor intends that this Section 10.31 constitute, and this Section 10.31 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

~~[SIGNATURE PAGES TO COME]~~

Pattern US FINANCE COMPANY LLC,
as US Borrower

By:
	Name:	Dyann Blaine
	Title:	Vice President

Pattern Canada FINANCE COMPANY ULC, as Canada Borrower

By:
	Name:	Dyann Blaine
	Title:	Vice President

Pattern Gulf Wind Equity LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

Hatchet Ridge Holdings LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Nevada Wind Holdings LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Santa Isabel Holdings LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Ocotillo WIND HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

PANHANDLE WIND HOLDINGS LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

PANHANDLE B MEMBER 2 LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Lost Creek Wind Finco, LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

Lincoln County Wind Project Holdco, LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Logan’s Gap B Member LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Fowler Ridge IV B Member LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

Broadview Finco Pledgor LLC,
as Guarantor and US Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

Pattern St. Joseph Holdings Inc.,
as Canada Restricted Holding Company Subsidiary

By:
	Name:	Dyann Blaine
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Administrative Agent

By:
	Name:	Yvonne, Brazier
	Title:	Manager, Agency

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Collateral Agent

By:
	Name:	Yvonne, Brazier
	Title:	Manager, Agency

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH,
as Revolving Lender, Swingline Lender and LC Issuing Bank

By:
	Name:	Frank Lambrinos
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

BANK OF MONTREAL,
CHICAGO BRANCH,
as Revolving Lender and LC Issuing Bank

By:
	Name:	Brian L. Banke
	Title:	Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

MORGAN STANLEY BANK, N.A.,
as Revolving Lender and LC Issuing Bank

By:
	Name:	Michael King
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

CITIBANK, N.A.,
as Revolving Lender and LC Issuing Bank

By:
	Name:	Carl Cho
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

BANK OF AMERICA, N.A.,
as Revolving Lender and LC Issuing Bank

By:
	Name:	Maggie Halleland
	Title:	Vice President

BANK OF AMERICA, N.A. (Canada Branch),
as Revolving Lender

By:
	Name:	Medina Sales de Andrade
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

KEYBANK NATIONAL ASSOCIATION,
as Revolving Lender

By:
	Name:	Sukanya V. Raj
	Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

MUFG UNION BANK, N.A.,
as Revolving Lender

By:
	Name:	Jeffrey Flagg
	Title:	Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

SUMITOMO MITSUI BANKING CORPORATION,
as Revolving Lender

By:
	Name:	Juan Kreutz
	Title:	Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

SOCIETE GENERALE,
as Revolving Lender

By:
	Name:	Richard Bernal
	Title:	Managing Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Revolving Lender

By:
	Name:	Bobby Ausman
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

GOLDMAN SACHS BANK USA,
as Revolving Lender

By:
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (PATTERN REVOLVER)]

 ANNEX B

 (separately attached)

SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

dated as of November 21, 2017

among

PATTERN US FINANCE COMPANY LLC,

as a Grantor,

THE OTHER GRANTORS PARTY HERETO

and

ROYAL BANK OF CANADA,
as Collateral Agent

US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

 i

US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

SCHEDULES

SCHEDULE 1 — DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS, COMMODITY ACCOUNTS

SCHEDULE 2 — COMMERCIAL TORT CLAIMS

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — INVESTMENT PROPERTY

 ii

US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

This SECOND AMENDED & RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of November 21, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among PATTERN US FINANCE COMPANY LLC, a Delaware limited liability company (“US Borrower”), EACH OTHER GRANTOR PARTY HERETO, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with US Borrower, the “Grantors” and each, individually, a “Grantor”), and ROYAL BANK OF CANADA, as collateral agent for the Secured Parties (as ~~herein~~ defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

Reference is made to that certain Second Amended & Restated Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among US Borrower, Pattern Canada Finance Company ULC, a Nova Scotia unlimited company (“Canada Borrower” and, together with US Borrower, “Borrowers”), the Restricted Holding Company Subsidiaries party thereto, the Lenders party thereto from time to time, the Collateral Agent and the other Persons party thereto from time to time.

WHEREAS, concurrent with the amendment and restatement of the Existing Credit Agreement, the Borrowers have agreed to enter into this Agreement in order to amend and restate that certain Amended and Restated Pledge and Security Agreement dated as of December 17, 2014, by and between certain of the parties hereto (the “Existing Pledge and Security Agreement”);

WHEREAS, the Lenders have agreed, on the terms and subject to the conditions set forth herein, to continue or extend (as applicable) Revolving Loans and Letters of Credit as set forth in the Credit Agreement, and certain counterparties may enter into Secured Hedging Obligations with the US Borrower or a Grantor from time to time;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement and any Hedge Agreements in respect of Secured Hedging Obligations, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and in respect of any such Secured Hedging Obligations as and to the extent set forth herein.

WHEREAS, each Grantor has gained and will continue to gain a substantial economic benefit from the extensions of credit and other financial accommodations to be made (or continued) under the Credit Agreement and/or the Secured Hedging Obligations and desires that the Collateral Agent enter into this Agreement on behalf of the Secured Parties;

WHEREAS, as a condition precedent to the Lenders’ advance of any funds or the making of any other financial accommodations by the Lenders and the Issuing Bank’s issuance of letters of credit, each under the Credit Agreement, and the entry into any Hedge Agreements in respect of Secured Hedging Obligations, the Secured Parties require that each Grantor and the Collateral Agent enter into this Agreement;

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US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that, upon and subject to the occurrence of the Closing Date, the Existing Pledge and Security Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1.  DEFINITIONS.

1.1  General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Control Agreement” shall mean an agreement among the applicable financial institution, the applicable Grantor and the Collateral Agent pursuant to which the applicable financial institution shall agree with the applicable Grantor and the Collateral Agent to comply, upon notice from the Collateral Agent upon the occurrence and during the continuance of an Event of Default, with instructions originated by the Collateral Agent directing the disposition of funds in such the applicable Deposit Account or Securities Account without the further consent of such Grantor (such agreement to be in form and substance reasonably acceptable to the Collateral Agent).

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning set forth in Section 5.2.

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 4.1(a)(v).

“Agreement” shall have the meaning set forth in the preamble.

“Bank Accounts” shall have the meaning set forth in Section 4.3.

“Borrowers” shall have the meaning set forth in the recitals.

“Canada Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning set forth in Section 7.6.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning set forth in Section 2.1.

“Collateral Account” shall mean any account established and held by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

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US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collection Account” shall have the meaning set forth in Section 4.3.

“Commodity Accounts” shall mean “commodity accounts” as defined in Article 9 of the UCC.

“Commercial Tort Claims” shall have the meaning set forth in Section 2.1.

“Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Internal Revenue Code.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue in relation to the use of a copyright (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States, and foreign copyrights (including community designs), and rights in databases including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, all registrations and applications therefor, all extensions and renewals thereof, all rights corresponding thereto throughout the world, all rights to sue for past, present and future infringements thereof, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” shall mean “deposit accounts” as defined in Article 9 of the UCC.

“Documents” shall mean “documents” as defined in Article 9 of the UCC.

“Excluded Account” shall mean: (a) any payroll account, other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business having an aggregate balance not exceeding $200,000 at any time, (d) escrow, fiduciary or trust accounts, (e) any zero balance account or any account that is automatically swept to the Collection Account or a Bank Account, (f) any account with deposits of cash collateral solely for the benefit of third parties to the extent such cash collateral is permitted by the Credit Agreement and (g) any other deposit account so long as at any date of determination the aggregate average monthly balance for the 12 months ending on such date in

3

US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

any such deposit account is not in excess of $250,000 and the aggregate average monthly balance for the 12 months ending on such date of all deposit accounts that are not subject to Deposit Account Control Agreements is not in excess of $2,000,000.

“Excluded Property” shall mean: (a) the fees and expenses set forth in subclause (d) of the definition of “Restricted Payment” in the Credit Agreement that have been actually distributed as permitted by the terms of the Credit Agreement; (b) Restricted Payments made by US Borrower that have been actually distributed by US Borrower as permitted by the terms of the Credit Agreement; (c) any lease, license, permit, Governmental Authorization, contract, property, property right or agreement (including any joint venture, voting rights, lease financing or tax equity agreement) to which any Grantor is a party or which any Grantor shall own, or any of such Grantor’s rights or interests in any of the foregoing, if and only for so long as the grant of a Lien thereon shall (i) give any other Person party (or with respect) to any lease, license, permit, Governmental Authorization, contract, property, property rights or agreement the right to terminate its obligations thereunder or such Grantor’s rights with respect thereto, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor with respect thereto or (iii) constitute or result in a breach or termination pursuant to the terms of, a default under, or a loss of any right of a Grantor under, any lease, license, permit, Governmental Authorization, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, Governmental Authorization, contract, property, property right or agreement shall be Excluded Property only to the extent and for long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted hereunder, immediately and automatically, at such time as such consequences shall no longer exist; (d) any Capital Stock (or tax equity interests) in any Restricted Subsidiary or other Person that is not a Restricted Holding Company Subsidiary (other than securities held in Securities Accounts that are not otherwise Excluded Property); (e) to the extent the pledge of (but not the foreclosure on) the Capital Stock (or tax equity interests) in any Restricted Holding Company Subsidiary as Collateral violates, is in breach of or causes (or would cause) a default under, or is not in full compliance with, any Organizational Document of any Restricted Holding Company Subsidiary (or its Subsidiaries) or any Project Financing Document, joint venture arrangement or voting rights arrangement in each case, existing and in force as of the date hereof (or (i) as of the date of acquisition (by US Borrower) or formation of such Restricted Holding Company Subsidiary or (ii) arising after such date referred to in the preceding clause (i) but reasonably anticipated as part of a joint venture arrangement that is contingent (at the time of such acquisition or formation) on the exercise by the applicable joint venture partner of a then existing option or substantially similar right to enter into such joint venture arrangement (or a similar obligation on the part of the Borrowers or their Subsidiaries (contingent or otherwise) to enter into such joint venture arrangement)) (it being understood that such Capital Stock (or tax equity interests) shall become subject to the Liens granted hereunder (and included in the Collateral, unless otherwise excepted) at such time as the inclusion of such Capital Stock (or tax equity interests) in the Collateral would cease to violate, breach or cause a default under, or to be in non-compliance with, such Organizational Document, Project Financing Document, joint venture arrangement or voting rights arrangement, and subject to such inclusion being subject to, and in full compliance with, such Organizational Document, Project Financing Document, joint venture arrangement and/or

4

US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

voting rights arrangement); (f) any intercompany notes or similar instruments that are not permitted to be pledged under the terms of applicable Organizational Documents, Project Financing Documents, joint venture arrangements or voting rights arrangements; (g) any United States “intent-to-use” Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest would impair the validity or enforceability of such application under applicable federal law; (h) any Excluded Account; (i) more than 65% of the Capital Stock of any first-tier Disregarded US Subsidiary, CFC or FSHCO or Capital Stock of a direct or indirect Subsidiary of a first-tier Disregarded US Subsidiary, CFC or FSHCO; and (j) those properties and assets as to which the Collateral Agent shall determine in its reasonable discretion and in writing that the costs or burden of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby.

“Existing Pledge and Security Agreement” shall have the meaning set forth in the preamble.

“Existing Grantors” shall mean Pattern US Finance Company LLC, Pattern Gulf Wind Equity LLC, Nevada Wind Holdings LLC, Santa Isabel Holdings LLC, Hatchet Ridge Holdings LLC, Ocotillo Wind Holdings LLC, Panhandle Wind Holdings LLC and Panhandle B Member 2 LLC.

“General Intangibles” shall mean all “general intangibles” as defined in Article 9 of the UCC, including, without limitation, all “payment intangibles” as defined in Article 9 of the UCC, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations.

“Goods” (a) shall mean all “goods” as defined in Article 9 of the UCC and (b) shall include all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor” and “Grantors” shall have the respective meanings set forth in the preamble.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Investment Property” shall mean (a) all “investment property” (as such term is defined in Article 9 of the UCC), but excluding any Capital Stock other than the Pledged Equity Interests, and (b) all Pledged Equity Interests (regardless of whether classified as investment property under the UCC).

“ITC” means the Federal investment tax credit pursuant to Section 48 of the Tax Code.

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“Letter of Credit Right” shall mean “letter of credit right” as defined in Article 9 of the UCC.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue in relation to the use of a Patent (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, all inventions and improvements described therein, all rights to sue for past, present and future infringements thereof, all licenses, claims, damages, and proceeds of suit arising therefrom, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledged Equity Interests” shall mean Capital Stock in each of the US Restricted Holding Company Subsidiaries as listed on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such Capital Stock, and all dividends, interest, distributions, Cash, Cash Equivalents, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“Pledged Intercompany Notes” shall mean the intercompany notes, if any, evidencing Indebtedness for borrowed money owed to any Grantor.

“Pledged Notes” shall mean (a) all “promissory notes” as defined in Article 9 of the UCC and (b) the Pledged Intercompany Notes, in each case, other than the intercompany notes described in clause (f) of the definition of Excluded Property.

“Proceeds” shall mean: (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Investment Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Receivables” shall mean all rights to payment, whether or not earned by performance or achievement of milestones, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of such Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the

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Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning set forth in Section 3.1.

“Securities Accounts” shall have the meaning set forth in Article 8 of the UCC.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue in relation to the use of a Trademark or permitting coexistence (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying such Trade Secret, including: (a) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (b) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

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“US Borrower” shall have the meaning set forth in the preamble.

“USPTO” shall have the meaning set forth in Section 4.1(a)(v).

1.2  Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.3 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.  GRANT OF SECURITY.

2.1  Grant of Security. The Existing Grantors acknowledge and agree that, after giving effect to this Agreement, the security interests granted in the Existing Pledge and Security Agreement shall be continuing Liens for the benefit of Royal Bank of Canada, as Collateral Agent for the Secured Parties. Without derogating from the foregoing, the Existing Grantors hereby reaffirm and ratify, after giving effect to this Agreement, the security interests granted in the Existing Pledge and Security Agreement, and each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)  Accounts;

(b)  Chattel Paper;

(c)  Deposit Accounts, Securities Accounts, Commodity Accounts, the Collection Account and the Bank Accounts;

(d)  Documents;

(e)  General Intangibles;

(f)   Goods;

(g)  Instruments;

(h)  Insurance;

(i)  Intellectual Property;

(j)  Investment Property;

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(k)  Letter of Credit Rights;

(l)   Money;

(m)  Pledged Notes;

(n)  Receivables and Receivable Records;

(o)  “commercial tort claims” as such term is defined in Article 9 of the UCC, now or hereafter described on Schedule 2 (as such schedule may be amended or supplemented from time to time) (the “Commercial Tort Claims”);

(p)  to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(q)  to the extent not otherwise included above, all other personal property of any kind whatsoever; and

(r)  to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Consistent with Section 2.2, each Grantor and the Collateral Agent hereby acknowledge and agree that the Collateral shall not include Excluded Property.

2.2   Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or Lien granted under Section 2.1 hereof attach to, any Excluded Property. Each Grantor and the Collateral Agent hereby acknowledge and agree that the Lien created hereby in the Collateral is not, in and of itself, to be construed as a grant of a fee interest (as opposed to a Lien) in any Copyrights, Patents or Trademarks. For the avoidance of doubt, for so long as the applicable property continues to be Excluded Property, none of the Grantors shall be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property.

SECTION 3.  SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1   Security for Obligations. This agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by mandatory prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

3.2   Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) to the extent each Grantor is liable for all Contractual Obligations under its respective Collateral, each Grantor shall remain liable for those Contractual Obligations the same as if this Agreement had not been executed and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (b) to the extent each Grantor

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is liable under each of the Contractual Obligations included in its respective Collateral, each Grantor shall remain liable for each Contractual Obligation the same as if this Agreement had not been executed, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it hereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such Contractual Obligations by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Equity Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the Contractual Obligations included in its respective Collateral.

SECTION 4.  REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1  Generally. (a)  Representations and Warranties. Each Grantor hereby represents and warrants with respect to itself only that:

(i)   it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, in each case free and clear of any and all Liens of all other Persons, including liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, except (x) the Liens created by this Agreement and (y) other Permitted Liens;

(ii)  it has indicated on Schedule 4.1(A) as of the Closing Date: (A) the type of organization of such Grantor, (B) the jurisdiction of organization of such Grantor, (C) its organizational identification number and (D) the jurisdiction where the chief executive office or its sole place of business is, located;

(iii)  as of the Closing Date, the full legal name of such Grantor is as set forth on Schedule 4.1(A);

(iv)  except as set forth on Schedule 4.1(B), as of the Closing Date, it has not changed its legal name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, amalgamation change in corporate form or otherwise) within the past one (1) year;

(v)  upon (A) the filing of a UCC financing statement naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(C), and payment of all applicable filing fees in connection therewith, to the extent that a security interest may be perfected by the filing of a UCC financing statement, or (B) the delivery to, and possession by, the Collateral Agent of any certificates representing Pledged Equity Interests, accompanied by appropriate instruments of transfer endorsed in blank, and all Instruments, all Pledged Notes, all Tangible Chattel Paper and all

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Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Uniform Commercial Code as in effect in the applicable jurisdiction) by the Collateral Agent of the Collection Account, the Bank Accounts, all Deposit Accounts, Commodity Accounts, Letter-of-Credit Rights, all Pledged Equity Interests (if any) that are “uncertificated securities” for purposes of the UCC and all Securities Accounts, in each case a security interest in which is perfected by such “control”, the security interest granted to the Collateral Agent in Section 2.1 will constitute valid and perfected First Priority Liens on all of the Collateral of such Grantor; provided that future Deposit Accounts and Letter-of-Credit Rights will require actions to be taken to create “control” within the meaning of Sections 9-104 and 9-107 of the UCC, respectively; and provided further that additional filings with the United States Patent and Trademark Office (“USPTO”) and United States Copyright Office may be required with respect to the perfection of the Collateral Agent's Lien on registered and applied-for United States Patents, Trademarks, Copyrights and Copyright Licenses pursuant to which any Grantor is granted an exclusive license to a registered United States Copyright, as applicable, acquired by Grantors after the Closing Date (“After-Acquired Intellectual Property”);

(vi)  no authorization, approval, consent or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or regulatory body or any other Person is required for either (A) the pledge or grant by such Grantor of the security interest purported to be created in favor of the Collateral Agent hereunder or (B) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral of such Grantor pursuant to this Agreement, in each case, except (1) such as have been made or obtained and are in full force and effect, (2) for the filings and other actions contemplated by clause (v) above, (3) such as may be required in connection with the sale, transfer or other disposition of any Investment Property included in the Collateral of such Grantor, by laws generally affecting the offering and sale of Securities and (4) for the exercise of rights and remedies in respect of any Pledged Equity Interests included in the Collateral of such Grantor or issued by a Controlled Foreign Corporation or FSHCO;

(vii)  none of the Collateral of such Grantor constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);

(viii)  it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut;

(ix)  as of the Closing Date, (A) such Grantor has been duly organized as an entity of the type, and solely under the laws of the jurisdiction, as set forth opposite such Grantor’s name on Schedule 4.1, (B) such Grantor remains duly existing as such, and (C) such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction; and

(x)  as of the Closing Date, Schedule 4.1(D) sets forth a true and accurate list of (i) all United States registrations of and applications for Patents, Trademarks, and Copyrights owned by any Grantor that are registered or applied-for in

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the USPTO or United States Copyright Office and (ii) all Copyright Licenses pursuant to which any Grantor is granted an exclusive license to one or more registered United States Copyrights that are identified in such Copyright License.

(b)   Covenants and Agreements. Each Grantor hereby covenants and agrees with respect to itself only that:

(i)  except as otherwise permitted under the Credit Agreement, except for the security interest created by this Agreement and except for Permitted Liens, such Grantor shall not create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor, except Permitted Liens;

(ii) except as otherwise permitted under the Credit Agreement, upon obtaining knowledge thereof, such Grantor shall defend its title and the existence, perfection and priority of Collateral Agent's security interest in and to the Collateral (for the benefit of the Secured Parties) against all Persons (other than the Secured Parties and subject to Permitted Liens) that have instituted, or made a non-frivolous threat in writing of, any Adverse Proceeding claiming an interest therein adverse to the Secured Parties in any material respect;

(iii) it shall not use any Collateral, or otherwise permit any Collateral to be used, in a manner that is unlawful or in violation of any Credit Document or Governmental Rule (in any material respect) covering the Collateral;

(iv) it will not change its name or place of business from that set forth on Schedule 4.1 (A), without first giving thirty (30) Business Days (or such shorter period of time as the Collateral Agent may reasonably agree) prior written notice to the Collateral Agent, and each Grantor will take all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement;

(v)  except as the result of a transaction expressly permitted under Section 6.11 of the Credit Agreement or unless it shall have obtained the written consent of the Collateral Agent, it will not change its type of organization or jurisdiction of organization and will maintain all material rights, privileges, and franchises necessary to perform its obligations hereunder; and

(vi)  such Grantor shall not take or permit any action which could materially impair the Collateral Agent’s rights in the Collateral, subject to the Grantors’ rights to dispose of or abandon rights in the Collateral to the extent permitted hereunder or under the Credit Agreement and the right to grant Permitted Liens.

4.2  Investment Property; Other Collateral

4.2.1  Investment Property Generally

(a) Delivery and Control. Each Grantor hereby covenants and agrees that:

(i)  With respect to any Pledged Equity Interest or Pledged Note included in the Collateral that is represented by a certificate or that is an “instrument,” it shall cause such

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certificate or instrument, as applicable, to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC) or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, in the case of any such certificate, regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. For the avoidance of doubt, each Grantor shall comply with the provisions of this Section 4.2.1(a)(i) with respect to any Pledged Equity Interests and Pledged Notes owned by it as of the Closing Date, on the Closing Date, and (ii) with respect to any Pledged Equity Interests and Pledged Notes acquired by such Grantor after the Closing Date, promptly after acquiring rights therein; and

(ii)  in the event such Grantor receives any dividends, interest or distributions on the Pledged Equity Interests, or any Securities or other property upon the merger, consolidation, amalgamation, liquidation or dissolution of any issuer of the Pledged Equity Interests, in each case as permitted by the Credit Agreement, (A) such dividends, interest or distributions and Securities or other property (in each case, other than property that meets the definition of Excluded Property) shall be automatically included in the definition of Collateral without further action by such Grantor and (B) such Grantor shall promptly take all steps, if any, reasonably necessary to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Pledged Equity Interests (including delivery thereof to the Collateral Agent if and to the extent required by this Agreement) and pending any such action the Pledgor shall be deemed to hold such dividends, interest, distributions, Securities or other property interest for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor.

Each Grantor hereby consents to the grant by each other Grantor of a security interest in the Pledged Equity Interests to the Collateral Agent pursuant to this Agreement.

The Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Equity Interests included in the Collateral. In the event of such a transfer, the Collateral Agent shall within a reasonable period of time thereafter give the applicable Grantor written notice of such transfer or registration.

(b)  Voting and Distributions.

(i)  So long as no Event of Default shall have occurred and be continuing and until such time as the applicable Grantor shall have received written notice from the Collateral Agent pursuant to clause (ii) below:

(A)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement;

(B)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose

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of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to Section 4.2.1(b)(i)(A) above; and

(C)	each Grantor shall be entitled to receive and retain any and all dividends and other distributions paid in respect of any Pledged Equity Interests to the extent permitted under the terms of this Agreement or the Credit Agreement.

(ii)  Upon the occurrence and during the continuation of any Event of Default and upon three (3) Business Days’ prior written notice from the Collateral Agent to the applicable Grantor of the Collateral Agent’s intention to exercise such rights:

(A)	all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.2.1(b)(i)(A) above shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(B)	all rights of such Grantor to receive the dividends and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.2.1(b)(i)(C) above shall cease; and

(C)	in order to permit the Collateral Agent to exercise the voting and other consensual rights that it is entitled to exercise pursuant to this Agreement and to receive all dividends and other distributions that it is entitled to receive hereunder, in each case, with respect to the Pledged Equity Interests of the applicable Grantor: (x) such Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (y) such Grantor acknowledges that the Collateral Agent may use the power of attorney set forth in Section 6.1.

(c)  Certain Covenants with Respect to Other Collateral. Each Grantor hereby covenants and agrees to promptly from time to time after the Closing Date (i) deliver to the Collateral Agent any and all Tangible Chattel Paper and Documents constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, (ii) enter into such control agreements, each in form and substance reasonably satisfactory to the Collateral Agent, as may be required to obtain “control” (as described in the Uniform Commercial Code as in effect in the applicable jurisdiction) by the Collateral Agent of any Deposit Accounts, Commodity Accounts, Letter-of-Credit Rights, all Pledged Equity Interests (if any) that are “uncertificated securities” for purposes of the UCC and all Securities Accounts, in each case to the extent a security interest in which is perfected by such "control", and will promptly furnish to the Collateral Agent executed copies thereof. and (iii) execute and deliver to the Collateral Agent a security agreement, in such form and substance as the Collateral Agent may reasonably request, as

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applicable based on the type of Intellectual Property on Schedule 4.1(D), in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with the USPTO and the United States Copyright Office, as applicable. If any Grantor shall, at any time after the Closing Date, obtain any ownership or other rights in and to any additional After-Acquired Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such After-Acquired Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement (except where such After-Acquired Intellectual Property constitutes Excluded Property).

4.2.2  Pledged Equity Interests

(a)   Representations and Warranties. US Borrower hereby represents and warrants that:

(i)  as of the Closing Date, Schedule 4.2 sets forth all of the Pledged Equity Interests owned by US Borrower and such Pledged Equity Interests constitute 100% of issued and outstanding shares of Capital Stock of the respective issuers thereof indicated on such Schedule;

(ii)  there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Pledged Equity Interests; and

(iii)   none of such Pledged Equity Interests are or represent interests in issuers that: (A) are registered as investment companies or (B) are dealt in or traded on securities exchanges or markets.

(b)  Covenants and Agreements. US Borrower hereby covenants and agrees that:

(i)  without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to cause any issuer of any Pledged Equity Interests owned by US Borrower to elect or otherwise take any action to cause such Pledged Equity Interests to cease to be treated as ‘securities’ for purposes of the UCC; and

(ii)  except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate with any other Person.

4.3  Collection Account; Deposit/Securities Account.(a) As of the Closing Date, US Borrower shall have the collection account listed opposite its name on Schedule 1 (the “Collection Account”) and the other Grantors shall have the Deposit Accounts or Securities Accounts listed opposite their respective names on Schedule 1 (the “Bank Accounts”). Such Collection Account and each such Bank Account shall be subject, effective as of the Closing Date, to an Account Control Agreement with an Acceptable Bank. US Borrower shall maintain

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at all times until the Termination Date either (i) the Collection Account set forth on Schedule 1 as of the Closing Date or (ii) an equivalent account which shall replace such Collection Account and which shall at all times be subject to an Account Control Agreement (and to which all funds in such Collection Account shall have been transferred).

(b)  Other than those amounts required to be paid as mandatory prepayments under Section 2.12 of the Credit Agreement, the US Borrower shall deposit, or shall cause to be deposited, into the Collection Account, promptly upon receipt, all Cash received by US Borrower and any dividends, interest or distributions on any Investment Property of the US Borrower that is included in the Collateral. For the avoidance of doubt, so long as the Collateral Agent has not delivered a notice of exclusive control with respect to the Collection Account (or any other account) pursuant to the relevant Account Control Agreement (following the occurrence of an Event of Default), the foregoing shall not preclude US Borrower from using its Cash as otherwise permitted pursuant to the terms of the Credit Agreement, once so deposited to the Collection Account or such other account.

(c)  If a Grantor opens any new Deposit Account or Securities Account (other than any Excluded Account) after the Closing Date, including a replacement Collection Account pursuant to Section 4.3(a), such Grantor shall cause each such Deposit Account or Securities Account to become subject to an Account Control Agreement immediately upon the opening of, or prior to the transfer of funds into, such account (or by such later date as the Collateral Agent may approve in its sole discretion). If a Person with a Deposit Account or a Securities Account (other than an Excluded Account) becomes a Grantor after the Closing Date, the applicable Grantor shall, within thirty (30) days of the creation or acquisition of such Grantor (or by such later date as the Collateral Agent may approve in its sole discretion), either cause each such Deposit Account or Securities Account to become subject to an Account Control Agreement or transfer all funds in such Deposit Account or Securities Account to the Collection Account or another Bank Account that is subject to an Account Control Agreement, and such Deposit Account or Securities Account shall not following such thirty (30) day period be funded again until it is subject to an Account Control Agreement (and amounts received into such Deposit Account or Securities Account shall be promptly swept into a Deposit Account or Securities Account subject to an Account Control Agreement). Subject to the immediately preceding two sentences, any Deposit Account or Securities Account (other than any Excluded Account) held by a Grantor shall at all times be subject to an Account Control Agreement (or a similar instrument of control pursuant to which the Collateral Agent’s security interest shall be perfected in accordance with the laws of the applicable jurisdiction). Promptly after a Grantor has opened or closed a Deposit Account or Securities Account (other than any Excluded Account), US Borrower shall deliver an updated Schedule 1 reflecting such change and any such new Deposit Account or Securities Account shall be deemed to be a “Bank Account” (or, in the case of the replacement of the Collection Account, shall be deemed to be the “Collection Account”) under and as defined in this Agreement.

(d)  If at any time the financial institution administering the Collection Account or any Bank Account referred to above (in which funds are deposited and which is not an Excluded Account) shall not (or shall longer) be an Acceptable Bank, the applicable Grantor shall use commercially reasonable efforts (from the time it becomes aware of such status) to reestablish such account (or provide a substitute account) with an Acceptable Bank (taking into

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consideration such Grantor’s and its Affiliates need to maintain a consolidated cash management system), and at the request of the Collateral Agent, shall provide the Collateral Agent with reasonable updates as to its progress with respect to such reestablishment or substitution. No Grantor shall establish any new Deposit Account or Securities Account (that will not be an Excluded Account) with any financial institution that is not an Acceptable Bank at the time such Deposit Account or Securities Account (including a Collection Account) is established.

SECTION 5.  FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1  Further Assurances

(a)  Subject to specific limitations contained herein, each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, in each case that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i)   file, or cause to be filed, such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices (including causing to be filed, registered or recorded any and all such agreements, instruments or documents with the USPTO or United States Copyright Office, as applicable), in each case as may be necessary or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted hereby; and

(ii)  at any reasonable time following the occurrence and during the continuation of an Event of Default, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent.

(b)  financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary to perfect the security interest granted to the Collateral Agent herein. Such financing statements shall describe the Collateral in substantially the same manner as described herein. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, in each case as the Collateral Agent may reasonably request, all in reasonable detail.

5.2  Additional Grantors

From time to time subsequent to the date hereof, additional US Restricted Holding Company Subsidiaries may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Counterpart Agreement. Upon delivery of any such Counterpart

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Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any US Restricted Holding Company Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.  COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1  Power of Attorney. From the date of this Agreement until the Termination Date, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a)  upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)  upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)  upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)  upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)  to prepare and file any UCC financing statements against such Grantor as debtor with respect to the Collateral;

(f)  upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

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(g)  upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2  No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers; and neither they nor any of their Representatives shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their Representatives.

SECTION 7.  REMEDIES.

7.1  Generally. (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of all or any part of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)  require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties; and

(ii)  without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)  The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion

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US PLEDGE AND SECURITY AGREEMENT (PATTERN REVOLVER)

of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable and documented fees of any attorneys employed by the Collateral Agent to collect such deficiency. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)  The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2  Application of Proceeds.  Except as expressly provided elsewhere in this Agreement or in the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent in payment of the Secured Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Credit Documents;

Second, to pay, without duplication, on a pro rata basis (i) the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (including the Cash Collateralization of Letters of Credit and Secured Hedging Obligations (if and as required pursuant to the applicable Hedge Agreements)), pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties~~; and~~ and (ii) to any counterparty to a Hedge Agreement that constitutes a Secured Hedging Obligation, for application by it towards payment of all

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other amounts then due and owing and remaining unpaid in respect of such Secured Hedging Obligation; and

Third, any balance remaining after the occurrence of the Termination Date shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same.

7.3  Sales on Credit.  If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by the purchaser thereof and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

7.4  Investment Property.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Property conducted without prior registration or qualification of such Investment Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that the fact that any such sale is conducted as a private sale shall not, in and of itself, cause such sale to not be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Property, upon written request, each Grantor shall, and shall cause each issuer of any Pledged Equity Interests to be sold hereunder that is controlled by such Grantor to, furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission hereunder, as the same are from time to time in effect.

7.5  Cash Proceeds.  If an Event of Default shall have occurred and be continuing, all proceeds of any Collateral received by any Grantor consisting of Cash and Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall forthwith upon receipt by such Grantor be turned over to the Collateral Agent in the form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be deposited into the Collection Account and handled as required by this Agreement, the US Pledge and

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Security Agreement or the Credit Agreement, as applicable, and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing (including to Cash Collateralize Letters of Credit) in accordance with Section 7.2.

SECTION 8.  COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section and with the other provisions of this Agreement. The Collateral Agent may at any time give notice of its resignation to the Secured Parties and Borrowers in accordance with Section 9.6 of the Credit Agreement.

SECTION 9.  CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but in all cases subject to the terms of the Credit Agreement and the other Credit Documents, any Lender may assign or otherwise transfer any Loans or other right held by it under the Credit Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the occurrence of the Termination Date, the security interest granted hereby shall automatically terminate for all purposes and all rights to the Collateral shall revert to the applicable Grantor(s). Upon any such termination, the Collateral Agent shall, at Grantors’ request and expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as may be necessary or as any Grantor shall reasonably request, including financing statement amendments, to evidence or effect such termination. Upon any disposition of property permitted by the Credit Agreement or any asset or property becoming Excluded Property, the Liens granted herein shall be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. Additionally, upon the consummation of a transaction permitted by the Credit Agreement pursuant to which a Grantor ceases to be a Subsidiary of US Borrower, such Grantor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Grantor shall automatically be released. The Collateral Agent shall, at Grantors’ expense, execute and deliver or otherwise authorize the filing of such documents as may be necessary or as any Grantor shall

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reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence or effect such release.

SECTION 10.  STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Representatives shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any material agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11.  MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any of its rights, duties or obligations hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in

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one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST). THE TERMS AND CONDITIONS OF SECTION 10.16 (CONSENT TO JURISDICTION) AND (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT SHALL BE INCORPORATED INTO THIS AGREEMENT, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[Signature page follows]

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PATTERN US FINANCE COMPANY LLC, as a Grantor

By:
Name:
Title:

PATTERN GULF WIND EQUITY LLC, as a Grantor

By:
Name:
Title:

NEVADA WIND HOLDINGS LLC, as a Grantor

By:
Name:
Title:

SANTA ISABEL HOLDINGS LLC, as a Grantor

By:
Name:
Title:

HATCHET RIDGE HOLDINGS LLC, as a Grantor

By:
Name:
Title:

[Signature Page to Second Amended and Restated Pledge and Security Agreement]

OCOTILLO WIND HOLDINGS LLC, as a Grantor

By:
Name:
Title:

PANHANDLE WIND HOLDINGS LLC, as a Grantor

By:
Name:
Title:

PANHANDLE B MEMBER 2 LLC, as a Grantor

By:
Name:
Title:

LOST CREEK WIND FINCO, LLC, as a Grantor

By:
Name:
Title:

LINCOLN COUNTY WIND PROJECT HOLDCO, LLC, as a Grantor

By:
Name:
Title:

[Signature Page to Second Amended and Restated Pledge and Security Agreement]

LOGAN’S GAP B MEMBER LLC, as a Grantor

By:
Name:
Title:

FOWLER RIDGE IV B MEMBER LLC, as a Grantor

By:
Name:
Title:

BROADVIEW FINCO PLEDGOR LLC, as a Grantor

By:
Name:
Title:

[Signature Page to Second Amended and Restated Pledge and Security Agreement]

ROYAL BANK OF CANADA, as Collateral Agent

By:
Name:
Title:

[Signature Page to Second Amended and Restated Pledge and Security Agreement]

ANNEX C

 (separately attached)

SECOND AMENDED AND RESTATED CANADA PLEDGE AND SECURITY AGREEMENT

dated as of November 21, 2017

executed and granted by

PATTERN Canada FINANCE COMPANY uLC,
as a Grantor,

and

THE OTHER GRANTORS PARTY HERETO FROM TIME TO TIME

to and in favour of

ROYAL BANK OF CANADA,
as Collateral Agent

PAGE

SECTION 1.	DEFINITIONS	2
1.1	General Definitions.	2
1.2	Definitions; Interpretation.	7
SECTION 2.	GRANT OF SECURITY.	7
2.1	Grant of Security.	7
2.2	Certain Limited Exclusions.	8
SECTION 3.	SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.	8
3.1	Security for Obligations.	8
3.2	Attachment.	9
3.3	Continuing Liability Under Collateral.	9
SECTION 4.	REPRESENTATIONS AND WARRANTIES AND COVENANTS.	9
4.1	Generally.	9
4.2	Investment Property; Other Collateral	11
4.3	Collection Account	14
SECTION 5.	FURTHER ASSURANCES; ADDITIONAL GRANTORS.	15
5.1	Further Assurances.	15
5.2	Additional Grantors.	16
SECTION 6.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.	16
6.1	Power of Attorney.	16
6.2	No Duty on the Part of the Collateral Agent or Secured Parties.	17
SECTION 7.	REMEDIES.	17
7.1	Generally.	17
7.2	Application of Proceeds.	18
7.3	Sales on Credit.	19
7.4	Investment Property.	19
7.5	Cash Proceeds.	19
SECTION 8.	COLLATERAL AGENT.	20
SECTION 9.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	20
SECTION 10.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.	21
SECTION 11.	ULC SHARES	21
SECTION 12.	MISCELLANEOUS.	22

i

SCHEDULES

SCHEDULE 1 – DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS, COMMODITY ACCOUNTS

SCHEDULE 4.1 – GENERAL INFORMATION

SCHEDULE 4.2 – INVESTMENT PROPERTY

ii

This SECOND AMENDED AND RESTATED CANADA PLEDGE AND SECURITY AGREEMENT, dated as of November 21, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is executed and granted by PATTERN CANADA FINANCE COMPANY ULC, a Nova Scotia unlimited company (“Canada Borrower”), EACH OTHER GRANTOR PARTY HERETO, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with Canada Borrower, the “Grantors” and each, individually, a “Grantor”), to and in favour of ROYAL BANK OF CANADA, as collateral agent for the Secured Parties (as ~~herein~~ defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

Reference is made to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Canada Borrower, Pattern US Finance Company LLC, a Delaware limited liability company (“US Borrower” and, together with Canada Borrower, “Borrowers”), the Restricted Holding Company Subsidiaries party thereto, the Lenders party thereto from time to time, the Collateral Agent and the other Persons party thereto from time to time.

WHEREAS, concurrent with the amendment and restatement of that certain Amended and Restated Credit and Guaranty Agreement dated as of December 17, 2014, the Borrowers have agreed to enter into this Agreement in order to amend and restate that certain Amended and Restated Canada Pledge and Security Agreement dated as of December 17, 2014, by and between the parties hereto (the “Existing Pledge and Security Agreement”)

WHEREAS, the Lenders have agreed, on the terms and subject to the conditions set forth herein, to continue or extend (as applicable) Revolving Loans and Letters of Credit as set forth in the Credit Agreement, and certain counterparties may enter into Secured Hedging Obligations with Canada Borrower or a Grantor from time to time;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement and any Hedge Agreements in respect of Secured Hedging Obligations, each Grantor has agreed to secure such ~~Grantor's~~Grantor’s obligations under the Credit Documents and in respect of any such Secured Hedging Obligations as and to the extent set forth herein.

WHEREAS, each Grantor has gained and will continue to gain a substantial economic benefit from the extensions of credit and other financial accommodations to be made (or continued) under the Credit Agreement and/or the Secured Hedging Obligations and desires that this Agreement be executed and granted to and in favour of the Collateral Agent on behalf of the Secured Parties;

WHEREAS, as a condition precedent to the Lenders~~'~~’ advance of any funds or the making of any other financial accommodations by the Lenders and the Issuing ~~Bank's~~Bank’s issuance of letters of credit, each under the Credit Agreement, and the entry into any Hedge Agreements in respect of Secured Hedging Obligations, the Secured Parties require that each Grantor execute and grant this Agreement to and in favour of the Collateral Agent;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that, upon and subject to the occurrence of the Closing Date, the Existing Pledge and Security Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1.      DEFINITIONS

1.1	General Definitions.

In this Agreement, the following terms shall have the following meanings:

“Account”, “Chattel Paper”, “Certificated Security”, “Consumer Goods”, “Document of Title”, “Goods”, “Instrument”, “Intangible”, “Investment Property”, “Money”, “Proceeds”, “Securities Account”, “Security Entitlement” and “Uncertificated Security” shall have the meanings given to them in the PPSA.

“Account Control Agreement” shall mean an agreement among the applicable financial institution, the applicable Grantor and the Collateral Agent pursuant to which the applicable financial institution shall agree with the applicable Grantor and the Collateral Agent to comply, upon notice from the Collateral Agent upon the occurrence and during the continuance of an Event of Default, with instructions originated by the Collateral Agent directing the disposition of funds in the applicable US Deposit Account or US Securities Account without the further consent of such Grantor (such agreement to be in form and substance reasonably acceptable to the Collateral Agent).

“Additional Grantors” shall have the meaning set forth in Section 5.2.

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 4.1(a)(v).

“Agreement” shall have the meaning set forth in the preamble.

“Bank Accounts” shall have the meaning set forth in Section 4.3.

“Borrowers” shall have the meaning set forth in the recitals.

“Canada Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning set forth in Section 7.5.

“CIPO” shall have the meaning set forth in Section 4.1(a)(v).

“Collateral” shall have the meaning set forth in Section 2.1.

“Collateral Account” shall mean any account established and held by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collection Account” shall have the meaning set forth in Section 4.3.

“Control” shall mean “control” as defined in the STA.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue in relation to the use of a copyright (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all Canadian, and foreign copyrights (including community designs), and rights in databases including copyrights in software and databases, whether registered or unregistered, moral rights, reversionary interests, termination rights, all registrations and applications therefor, all extensions and renewals thereof, all rights corresponding thereto throughout the world, all rights to sue for past, present and future infringements thereof, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” shall mean a demand, time, savings, passbook, or similar account maintained with a bank or financial institution but for greater certainty does not include Investment Property or Accounts evidenced by an Instrument.

“Excluded Account” shall mean: (a) any payroll account, other employee wage and benefit accounts, (b) tax accounts, including sales tax accounts, (c) petty cash accounts funded in the ordinary course of business having an aggregate balance not exceeding $200,000 at any time, (d) escrow, fiduciary or trust accounts, (e) any zero balance account or any account that is automatically swept to any US Collection Account or a US Bank Account, (f) any account with deposits of cash collateral solely for the benefit of third parties to the extent such cash collateral is permitted by the Credit Agreement and (g) any other deposit account so long as at any date of determination the aggregate average monthly balance for the 12 months ending on such date in any such deposit account is not in excess of $250,000 and the aggregate average monthly balance for the 12 months ending on such date of all deposit accounts that are not subject to Account Control Agreements is not in excess of $2,000,000.

“Excluded Property” shall mean: (a) the fees and expenses set forth in Subclause (d) of the definition of “Restricted Payment” in the Credit Agreement that have been actually distributed as permitted by the terms of the Credit Agreement; (b) Restricted Payments made by Canada Borrower that have been actually distributed by Canada Borrower as permitted by the terms of the Credit Agreement; (c) any lease, license, permit, Governmental Authorization, contract, property, property right or agreement (including any joint venture, voting rights, lease financing or tax equity agreement) to which any Grantor is a party, or which any Grantor shall own, or any of such Grantor's rights or interests in any of the foregoing if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to (or with respect to) any lease, license, permit, Governmental Authorization, contract, property, property rights or agreement the right to terminate its obligations thereunder or such Grantor’s rights with respect thereto, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor with respect thereto or (iii) constitute or result in a breach or termination pursuant to the terms of, a default under, or a loss of any right of a Grantor under any lease, license, permit, Governmental Authorization, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to any Governmental Rule); provided that such lease, license, permit, Governmental Authorization, contract, property, property right or agreement shall be Excluded Property only to the extent and for long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted hereunder, immediately and automatically, at such time as such consequences shall no longer exist; (d) the last day of any term reserved by any lease of real property, oral or written, or any agreement therefor, now held or hereafter acquired by any Grantor, and whether falling within the general or particular description of the Collateral;

but such Grantor shall stand possessed of the reversion of one day remaining in the Grantor in respect of any such term for the time being demised, as aforesaid; upon trust to assign and dispose of same as the Collateral Agent or any purchaser of such term shall direct; (e) any Capital Stock (or tax equity interests) in any Restricted Subsidiary or other Person that is not a Canada Restricted Holding Company Subsidiary (other than securities held in Securities Accounts that are not otherwise Excluded Property); (f) Capital Stock of any Canada Restricted Holding Company Subsidiary, to the extent that more than 65% of the issued and outstanding Capital Stock of such Canada Restricted Holding Company Subsidiaries is held by a Grantor; (g) to the extent the pledge of (but not the foreclosure on) the Capital Stock (or tax equity interests) in any Canada Restricted Holding Company Subsidiary as Collateral violates, is in breach of, causes (or would cause) a default under, or is not in full compliance with, any Organizational Document of any Canada Restricted Holding Company Subsidiary (or its Subsidiaries) or any Project Financing Document or joint venture arrangement, or voting rights arrangement in each case, existing and in force as of the date hereof (or (i) as of the date of acquisition or formation of such Canada Restricted Holding Company Subsidiary, or (ii) arising after such date referred to in the preceding clause (i) but reasonably anticipated as part of a joint venture arrangement that is contingent (at the time of such acquisition or formation) on the exercise by the applicable joint venture partner of a then existing option or substantially similar right to enter into such joint venture arrangement (or a similar obligation on the part of the Borrowers or their Subsidiaries (contingent or otherwise) to enter into such joint venture arrangement) (it being understood that such Capital Stock (or tax equity interests) shall become subject to Liens granted hereunder (and included in the Collateral, unless otherwise excepted) at such time as the inclusion of such Capital Stock (or tax equity interests) in the Collateral would cease to violate, breach or cause a default under, or to be in non-compliance with, such Organizational Document, Project Financing Document, joint venture arrangement or voting rights arrangement, and subject to such inclusion being subject to, and in full compliance with, such Organizational Document, Project Financing Document, joint venture arrangement and/or voting rights arrangement); (h) Consumer Goods; (i) any Excluded Account; (j) any intercompany notes or similar instruments that are not permitted to be pledged under the terms of the applicable Organizational Documents, Project Financing Documents, joint venture arrangements or voting rights arrangements; and (k) those properties and assets as to which the Collateral Agent shall determine in its reasonable discretion and in writing that the costs or burden of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby. For greater certainty, “Excluded Property” shall include all present and after-acquired, right, title and interest of the Canada Borrower in and to any and all shares or units in the capital of each of South Kent Wind LP, South Kent Wind GP Inc., Grand Renewable Wind LP, and Grand Renewable Wind GP Inc., K2 Wind Ontario Limited Partnership, K2 Wind Ontario Inc., SP Armow Wind Ontario LP, SP Armow Wind Ontario GP Inc., Meikle Wind Energy Limited Partnership and Meikle Wind Energy Corp. and their respective successors and assigns now or from time to time hereafter held by the Canada Borrower (collectively, the “Pledged Securities”), together with all replacements thereof, substitutions therefor and accretions thereto and together with any and all goods, instruments, investment property, intangibles, chattel paper, documents of title and money (each as defined in the PPSA) to which the Canada Borrower is or may from time to time hereafter become entitled on account of, in exchange for or by way of dividend or other distribution or allocation on or in respect of the Pledged Securities, or any of them, and all proceeds derived therefrom, including goods, instruments, investment property, intangibles, chattel paper, documents of title, money, accounts, substitutions, crops, licences, trade ins, insurance proceeds and any other form of proceeds.

“Existing Pledge and Security Agreement” shall have the meaning set forth in the preamble.

“Grantor” and “Grantors” shall have the respective meanings set forth in the preamble.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, tradestyles, Trade Secrets, and the Trade Secret Licenses.

“Issuer” shall mean “issuer” as defined in the STA.

“Letter of Credit Right” shall mean, without limitation, all rights to payment or performance under each letter of credit to which a Grantor is a beneficiary or to which such Grantor has rights (whether or not demand has yet been made thereunder and whether or not the beneficiary is yet entitled to demand payment or performance thereunder).

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue in relation to the use of a Patent (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all Canadian and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, all inventions and improvements described therein, all rights to sue for past, present and future infringements thereof, all licenses, claims, damages, and proceeds of suit arising therefrom, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledged Equity Interests” shall mean Capital Stock in each of the Canada Restricted Holding Company Subsidiaries as listed on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such Capital Stock, and all dividends, interest, distributions, Cash, Cash Equivalents, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“Pledged Intercompany Notes” shall mean the intercompany notes, if any, evidencing Indebtedness for borrowed money owed to any Grantor.

“Pledged Notes” shall mean (a) all promissory notes, and (b) the Pledged Intercompany Notes, in each case, other than the intercompany notes described in Clause (j) of the definition of Excluded Property.

“PPSA” shall mean the Personal Property Security Act (Ontario) as in effect from time to time and any statute substituted therefor and any amendments thereto.

“Receivables” shall mean all rights to payment, whether or not earned by performance or achievement of milestones, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, Intangible or Investment Property, together with all of such Grantor's rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Receivables, (b) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning set forth in Section 3.1.

“Sponsor” means Pattern Energy Group Inc., a Delaware Corporation.

“STA” shall mean the Securities Transfer Act, 2006 (Ontario) as in effect from time to time and any statute substituted therefor and any amendments thereto.

“Supporting Obligation” shall mean a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document of Title, Intangible, Instrument or an Investment Property.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue in relation to the use of a Trademark or permitting coexistence (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all Canadian, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and intangibles of a like nature, all registrations and applications for any of the foregoing, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying such Trade Secret, including: (a) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (b) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“ULC Laws” the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) or any other laws of Canada or any province thereof providing for the formation of corporate entities whose shareholders or members have unlimited liability.

“ULC Shares” means Pledged Equity Interests which consist of shares in the capital stock of any entity which is an unlimited company.

“unlimited company” means an unlimited company, unlimited liability company, unlimited liability corporation or similar entity incorporated or otherwise existing under any ULC Laws.

“US Borrower” shall have the meaning set forth in the preamble.

“US Bank Account” means a Bank Account maintained with a bank or financial institution in the United States of America.

“US Collection Account” means a Collection Account maintained with a bank or financial institution in the United States of America.

“US Deposit Account” means a Deposit Account maintained with a bank or financial institution in the United States of America.

“US Securities Account” means a Securities Account maintained with a bank or financial institution in the United States of America.

1.2	Definitions; Interpretation.

All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the PPSA. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.3 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All references herein to provisions of the PPSA shall include all successor provisions under any subsequent version or amendment to any Section of the PPSA.

SECTION 2.      GRANT OF SECURITY.

2.1	Grant of Security.

The Canada Borrower acknowledges and agrees that, after giving effect to this Agreement, the security interests granted in the Existing Pledge and Security Agreement shall be continuing Liens for the benefit of Royal Bank of Canada, as Collateral Agent for the Secured Parties. Without derogating from the foregoing, the Canada Borrower hereby reaffirms and ratifies, after giving effect to this Agreement, the security interest granted in the Existing Pledge and Security Agreement, and each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor's right, title and interest in, to and under the following property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)   Accounts;

(b)   Chattel Paper;

(c)   Deposit Accounts, Collection Account and the Bank Accounts;

(d)   Documents of Title;

(e)   Intangibles (including, without limitation, Intellectual Property and all goodwill of the business connected therewith or represented thereby);

(f)    Goods;

(g)   Instruments;

(h)   Insurance;

(i)    Investment Property (including, without limitation, Certificated Securities, Uncertificated Securities, Securities Accounts, Security Entitlements, and Financial Assets);

(j)    Letter of Credit Rights;

(k)   Money;

(l)    Pledged Notes;

(m)  Receivables and Receivable Records;

(n)   to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(o)   to the extent not otherwise included above, all other personal property of any kind whatsoever; and

(p)   to the extent not otherwise included above, all Proceeds (including, without limitation, all proceeds arising from any preference action under Section 95 of the Bankruptcy and Insolvency Act (Canada) as amended from time to time or any comparable preference action arising from any federal or provincial legislation (whether dealing with fraudulent conveyances or assignments and preferences or otherwise)), products, accessions, rents and profits of or in respect of any of the foregoing.

Consistent with Section 2.2, each Grantor and the Collateral Agent hereby acknowledges and agrees that the Collateral shall not include Excluded Property.

2.2	Certain Limited Exclusions.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or Lien granted under Section 2.1 hereof attach to, any Excluded Property. Each Grantor and the Collateral Agent hereby acknowledge and agree that the Lien created hereby in the Collateral is not, in and of itself, to be construed as a grant of a fee interest (as opposed to a Lien) in any Copyrights, Patents or Trademarks. For the avoidance of doubt, for so long as the applicable property continues to be Excluded Property, none of the Grantors shall be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property. For the avoidance of doubt, this Agreement is subject to the limitations on recourse set forth in Section 7.11 of the Credit Agreement.

SECTION 3.      SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1	Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by mandatory prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of an automatic stay under any Debtor Relief Laws), of all Obligations (the “Secured Obligations”) ..

3.2	Attachment.

Each Grantor confirms and agrees that (a) value has been given by the Secured Parties to such Grantor, (b) such Grantor has rights in the all existing Collateral and power to transfer rights in the Collateral, and (c) such Grantor and the Secured Parties have not postponed the time for attachment of the security interest and Liens created thereby, such that the security interest and Lien shall attach to existing Collateral upon the execution of this Agreement and shall attach to Collateral in which such Grantor hereafter acquires rights at the time that such Grantor acquires rights in such Collateral.

3.3	Continuing Liability Under Collateral.

Notwithstanding anything herein to the contrary, (a) to the extent each Grantor is liable for all Contractual Obligations under its respective Collateral, each Grantor shall remain liable for those Contractual Obligations the same as if this Agreement had not been executed and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (b) to the extent each Grantor is liable under each of the Contractual Obligations included in its respective Collateral, each Grantor shall remain liable for each Contractual Obligation the same as if this Agreement had not been executed, including any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it hereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such Contractual Obligations by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Equity Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the Contractual Obligations included in its respective Collateral.

SECTION 4.      REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1	Generally.

(a)           Representations and Warranties. Each Grantor hereby represents and warrants with respect to itself only that:

(i)     it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, in each case free and clear of any and all Liens of all other Persons, including Liens arising as a result of such Grantor becoming bound (as a result of merger, amalgamation or otherwise) as debtor under a security agreement entered into by another Person, except (x) the Liens created by this Agreement and (y) other Permitted Liens;

(ii)    it has indicated on Schedule 4.1(A) as of the Closing Date: (A) the type of organization of such Grantor, (B) the jurisdiction of organization of such Grantor, (C) its organizational or business identification number and (D) the jurisdiction where the chief executive office or its sole place of business is, located;

(iii)   as of the Closing Date, the full legal name of such Grantor is as set forth on Schedule 4.1(A);

(iv)   except as set forth on Schedule 4.1(B), as of the Closing Date, it has not changed its legal name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, amalgamation, consolidation, change in corporate form or otherwise) within the past one (1) year;

(v)    upon (A) the filing of a PPSA financing statement naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices of the Provinces set forth opposite such Grantor's name on Schedule 4.1(C), and payment of all applicable filing fees in connection therewith, to the extent that a security interest may be perfected by the filing of a PPSA financing statement, or (B) the delivery to, and possession by, the Collateral Agent of any Certificated Securities representing Pledged Equity Interests, accompanied by appropriate instruments of transfer endorsed in blank, and all Instruments, Pledged Notes, Chattel Paper and Documents of Title, a security interest in which is perfected by possession, and the obtaining and maintenance of Control by the Collateral Agent of the Collection Account, the Bank Accounts, all Deposit Accounts, Letter of Credit Rights, all Pledged Equity Interests (if any) that are Uncertificated Securities and all Securities Accounts, in each case to the extent that a security interest in which may be perfected by such Control pursuant to the applicable Governmental Rules, the security interest granted to the Collateral Agent in Section 2.1 will constitute valid and perfected First Priority Liens on all of the Collateral of such Grantor; and provided further that additional filings with the Canadian Intellectual Property Office (the “CIPO”) may be required in order to provide public notice of the Collateral Agent's Lien on registered and applied for Canada Patents, Trademarks, Copyrights and Copyright Licenses pursuant to which any Grantor is granted an exclusive license to a registered Canada copyright, as applicable by the Grantors after the Closing Date (“After-Acquired Intellectual Property”);

(vi)   no authorization, approval, consent or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or regulatory body or any other Person is required for either (A) the pledge or grant by such Grantor of the security interest purported to be created in favour of the Collateral Agent hereunder, or (B) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral of such Grantor pursuant to this Agreement, in each case, except (1) such as have been made or obtained and are in full force and effect, (2) for the filings and other actions contemplated by clause (v) above and (3) such as may be required in connection with the sale, transfer or other disposition of any Investment Property included in the Collateral of such Grantor, by laws generally affecting the offering and sale of Securities or, in the case of ULC Shares, transfer restrictions contained in the constating documents of the Issuer thereof;

(vii)  none of the Collateral of such Grantor constitutes, or is the Proceeds of, Consumer Goods;

(viii) as of the Closing Date (A) such Grantor has been duly organized as an entity of the type, and solely under the laws of the jurisdiction, as set forth opposite such Grantor's name on Schedule 4.1, (B) such Grantor remains duly existing as such, and (C) such Grantor has not filed any certificates of continuance (or equivalent) in any other jurisdiction; and

(ix)    as of the Closing Date, Schedule 4.1(D) sets forth a true and accurate list of (i) all Canadian registrations of and applications for Patents, Trademarks, and Copyrights owned by any Grantor that are registered or applied for in the CIPO and (ii) all Copyright Licenses pursuant which any Grantor is granted an exclusive license to one or more registered Canadian Copyrights that are identified in such Copyright License

(b)           Covenants and Agreements. Each Grantor hereby covenants and agrees with respect to itself only that:

(i)      except as otherwise permitted under the Credit Agreement, except for the security interest created by this Agreement and except for Permitted Liens, such Grantor shall not create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor, except Permitted Liens;

(ii)     except as otherwise permitted under the Credit Agreement, upon obtaining knowledge thereof, such Grantor shall defend its title and the existence, perfection and priority of the Collateral Agent's security interest in and to the Collateral (for the benefit of the Secured Parties) against all Persons (other than the Secured Parties and subject to Permitted Liens) that have instituted, or made a non-frivolous threat in writing of, any Adverse Proceeding claiming an interest therein adverse to the Secured Parties in any material respect;

(iii)    it shall not use any Collateral, or otherwise permit any Collateral to be used, in a manner that is unlawful or in violation of any Credit Document or Governmental Rule (in any material respect) applicable to the Collateral;

(iv)    it will not change its name or place of business from that set forth on Schedule 4.1(A), without first giving thirty (30) Business Days (or such shorter period of time as Collateral Agent may reasonably agree) prior written notice to the Collateral Agent, and each Grantor will take all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement;

(v)     except as the result of a transaction expressly permitted under Section 6.11 of the Credit Agreement or unless it shall have obtained the written consent of the Collateral Agent, it will not change its type of organization or jurisdiction of organization and will maintain all material rights, privileges, and franchises necessary to perform its obligations hereunder;

(vi)    such Grantor shall not take or permit any action which could materially impair the Collateral Agent's rights in the Collateral, subject to the Grantors' rights to dispose of or abandon rights in the Collateral to the extent permitted hereunder or under the Credit Agreement and the right to grant Permitted Liens; and

(vii)   subject to Section 4.3(c) and except as consented to (with respect to clause (B) of this Section 4.1(b)(vii), in writing) by the Administrative Agent and the Collateral Agent such consent not to be unreasonably withheld, delayed or conditioned), it shall (A) maintain at all times until the Termination Date the Collection Account and the Bank Accounts held in its name, as applicable, and (B) not, until the Termination Date, open other Deposit Accounts or Securities Accounts.

4.2	Investment Property; Other Collateral

4.2.1	Investment Property Generally

(a)           Delivery and Control. Each Grantor hereby covenants and agrees that:

(i)      With respect to any Pledged Equity Interest or Pledged Note included in the Collateral that is represented by a Certificated Security or that is an Instrument, as applicable, it shall cause such Certificated Security or Instrument, as applicable, to be subject to the exclusive

Control of the Collateral Agent or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, provided that any instrument of assignment or transfer of any ULC Shares shall be in blank only. For the avoidance of doubt, each Grantor shall comply with the provisions of this Section 4.2.1(a)(i) with respect to any Pledged Equity Interests and Pledged Notes owned by it as of the Closing Date, on the Closing Date, and (ii) with respect to any Pledged Equity Interests and Pledged Notes acquired by such Grantor after the Closing Date, promptly after acquiring rights therein; and

(ii)     in the event such Grantor receives any dividends, interest or distributions on the Pledged Equity Interests, or any Securities or other property upon the merger, consolidation, amalgamation, liquidation or dissolution of any Issuer of the Pledged Equity Interests, in each case as permitted by the Credit Agreement (A) such dividends, interest or distributions and Securities or other property (in each case, other than property that meets the definition of Excluded Property) shall be automatically included in the definition of Collateral without further action by such Grantor, and (B) such Grantor shall promptly take all steps, if any, reasonably necessary to ensure the validity, perfection, priority and, if applicable, Control by the Collateral Agent over such Pledged Equity Interests (including delivery thereof to the Collateral Agent if and to the extent required by this Agreement) and pending any such action the Pledgor shall be deemed to hold such dividends, interest, distributions, Securities or other property interest for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Each Grantor hereby consents to the grant by each other Grantor of a security interest in the Pledged Equity Interests to the Collateral Agent pursuant to this Agreement. Subject to Section 14 hereof, the Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Equity Interests included in the Collateral. In the event of such a transfer, the Collateral Agent shall within a reasonable period of time thereafter give the applicable Grantor written notice of such transfer or registration.

(b)           Voting and Distributions.

(i)      So long as no Event of Default shall have occurred and be continuing and until such time as the applicable Grantor shall have received written notice from the Collateral Agent pursuant to clause (ii) below:

(A)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement;

(B)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to Section 4.2.1(b)(i)(A) above; and

(C)	each Grantor shall be entitled to receive and retain any and all dividends and other distributions paid in respect of any Pledged Equity Interests to the extent permitted under the terms of this Agreement or the Credit Agreement.

(ii)     Upon the occurrence and during the continuation of any Event of Default and upon three (3) Business Days' prior written notice from the Collateral Agent to the applicable Grantor of the Collateral Agent's intention to exercise such rights:

(A)	except in the case of ULC Shares, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.2.1(b)(i)(A) above shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(B)	except in the case of ULC Shares, all rights of such Grantor to receive the dividends and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.2.1(b)(i)(C) above shall cease; and

(C)	except in the case of ULC Shares, in order to permit the Collateral Agent to exercise the voting and other consensual rights that it is entitled to exercise pursuant to this Agreement and to receive all dividends and other distributions that it is entitled to receive hereunder, in each case, with respect to the Pledged Equity Interests of the applicable Grantor: (x) such Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (y) such Grantor acknowledges that the Collateral Agent may use the power of attorney set forth in Section 6.1.

(c)           Certain Covenants with Respect to Other Collateral. Each Grantor hereby covenants and agrees to promptly from time to time after the Closing Date (i) deliver to the Collateral Agent any and all Chattel Paper and Documents of Title constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request; (ii) enter into such control agreements, each in form and substance reasonably satisfactory to the Collateral Agent, as may be required to obtain Control by the Collateral Agent of the Collection Account, the Bank Accounts, all Deposit Accounts and Letter of Credit Rights, all Pledged Equity Interests (if any) that are Uncertificated Securities, all Securities Accounts and other Investment Property, in each case to the extent a security interest in which may be perfected by such Control pursuant to the applicable Governmental Rules, and will promptly furnish to the Collateral Agent executed copies thereof; and (iii) execute and deliver to the Collateral Agent a security agreement, in such form and substance as the Collateral Agent may reasonably request, as applicable, based on the type of Intellectual Property on Schedule 4.1(D), in order to record the security interest granted herein to the Collateral Agent for the benefit of the Secured Parties with CIPO. If any Grantor shall, at any time after the Closing Date, obtain any ownership or other rights in and to any additional After-Acquired Intellectual Property, then the provisions of this Agreement shall automatically apply thereto and any such After-Acquired Intellectual Property constitutes Excluded Property.

4.2.2	Pledged Equity Interests

(a)           Representations and Warranties. Canada Borrower hereby represents and warrants that:

(i)      as of the Closing Date, Schedule 4.2 sets forth all of the Pledged Equity Interests owned by Canada Borrower and such Pledged Equity Interests constitute 65% of issued and outstanding shares of Capital Stock of each of the respective Issuers thereof indicated on such Schedule;

(ii)     there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Pledged Equity Interests; and

(iii)    none of such Pledged Equity Interests are or represent interests in Issuers that (A) are registered as investment companies under any applicable laws of the United States, or (B) are dealt in or traded on securities exchanges or markets.

(b)               Covenants and Agreements. Canada Borrower hereby covenants and agrees that except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit any Issuer of any Pledged Equity Interest to merge or consolidate with any other Person.

4.3	Collection Account

(a)           As of the Closing Date, Canada Borrower shall have the collection account listed opposite its name on Schedule 1 (the “Collection Account”) and the other Grantors shall have the Deposit Accounts or Securities Accounts listed opposite their respective names on Schedule 1 (the “Bank Accounts”), and thereafter Canada Borrower and the other Grantors shall maintain the Collection Account and the Bank Accounts in accordance with Section 4.1(b)(vii) (including, for certainty, requirements imposed by Section 4.3(c)).

(b)           Other than those amounts required to be paid as mandatory prepayments under Section 2.12 of the Credit Agreement, Canada Borrower shall deposit, or shall cause to be deposited, into the Collection Account, promptly upon receipt, all Cash received by Canada Borrower and any dividends, interest or distributions on any Investment Property of Canada Borrower that is included in the Collateral.

(c)           Effective as of the Closing Date and at all times until the Termination Date, any US Collection Account, US Deposit Account or US Securities Account (other than, in each case, an Excluded Account) maintained by a Grantor (whether in existence on the Closing Date or which is opened at any time thereafter) shall be subject to an Account Control Agreement with an Acceptable Bank.

(d)           If a Grantor opens any new US Deposit Account or US Securities Account (other than any Excluded Account) after the Closing Date, including a replacement US Collection Account pursuant to Section 4.3(c), such Grantor shall cause each such US Deposit Account or US Securities Account to become subject to an Account Control Agreement immediately upon the opening of, or prior to the transfer of funds into, such account (or by such later date as the Collateral Agent may approve in its sole discretion). If a Person with a US Deposit Account or a US Securities Account (other than an Excluded Account) becomes a Grantor after the Closing Date, the applicable Grantor shall, within thirty (30) days of the creation or acquisition of such Grantor (or by such later date as the Collateral Agent may approve in its sole discretion), either cause each such US Deposit Account or US Securities Account to become subject to an Account Control Agreement or transfer all funds in such US Deposit Account or US Securities Account to the US Collection Account or another US Bank Account that is subject to an Account Control Agreement, and such US Deposit Account or US Securities Account shall not following such thirty (30) day period be funded again until it is subject to an Account Control Agreement (and amounts received into such US Deposit Account or US Securities Account shall be promptly swept into a US Deposit Account or US Securities Account subject to an Account Control Agreement). Subject to the two immediately preceding sentences, any US Deposit Account or US Securities Account (other than any Excluded Account) held by a Grantor shall at all times be subject to an Account Control Agreement (or a similar instrument of control pursuant to which the Collateral Agent’s security interest shall be perfected in accordance with the laws of the applicable jurisdiction). Promptly after a Grantor has opened or closed a new US Deposit Account or US Securities Account (other than any Excluded Account), Canada Borrower shall deliver an updated Schedule 1 reflecting such accounts and any such new US Deposit Account or US Securities Account shall be deemed to be a “US Bank Account” (or, in the case of the replacement of any US Collection Account, shall be deemed to be a “US Collection Account”) under and as defined in this Agreement.

(e)           If at any time the financial institution administering the Collection Account or any Bank Account referred to above (in which funds are deposited and which is not an Excluded Account) shall not (or shall no longer) be an Acceptable Bank (including with respect to accounts outside of Canada), the applicable Grantor shall use commercially reasonable efforts (from the time it becomes aware of such status) to re-establish such account (or provide a substitute account) with an Acceptable Bank (taking into consideration such Grantor’s and its Affiliates need to maintain a consolidated cash management system), and at the request of the Collateral Agent, shall provide the Collateral Agent with reasonable updates as to its progress with respect to such reestablishment or substitution. No Grantor shall establish any new Deposit Account or Securities Account (that will not be an Excluded Account) with any financial institution that is not an Acceptable Bank at the time such Deposit Account or Securities Account (including a Collection Account) is established.

SECTION 5.      FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1	Further Assurances.

(a)           Subject to specific limitations contained herein including Section 11 hereof, each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, in each case that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing but subject to Section 11 hereof, each Grantor shall:

(i)      file, or cause to be filed, such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices (including causing to be filed, registered or recorded any and all such agreements, instruments or documents with CIPO, as applicable), in each case as may be necessary or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted hereby; and

(ii)     at any reasonable time following the occurrence and during the continuance of an Event of Default, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or Persons designated by the Collateral Agent.

(b)           Each Grantor hereby authorizes Collateral Agent to file a financing statements, financing change statements, notices, caveats or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary to perfect the security interest granted to the Collateral Agent herein. Such financing statements shall describe the Collateral in substantially the same manner as described herein.

Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, in each case as the Collateral Agent may reasonably request, all in reasonable detail.

5.2	Additional Grantors.

From time to time subsequent to the date hereof, additional Canada Restricted Holding Company Subsidiaries may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Canada Restricted Holding Company Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.      COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1	Power of Attorney.

From the date of this Agreement until the Termination Date, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or (except in the case of any power relating to ULC Shares), the Collateral Agent, a Receiver (as defined in Section 7.1) or otherwise, from time to time in the Collateral Agent's discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a)           upon the occurrence and during the continuance of any Event of Default, to obtain and adjust Insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)           upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)           upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents of Title and Chattel Paper in connection with clause (b) above;

(d)           upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)           to prepare and file any PPSA financing statements against such Grantor as debtor with respect to the Collateral;

(f)            upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(g)           upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent's option and such Grantor's expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2	No Duty on the Part of the Collateral Agent or Secured Parties.

The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers; and neither they nor any of their Representatives shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct or that of their Representatives.

SECTION 7.      REMEDIES.

7.1	Generally.

(a)           If any Event of Default shall have occurred and be continuing, the Collateral Agent, a receiver, interim receiver or receiver and manager appointed by an instrument in writing or by proceedings in any court of competent jurisdiction (collectively, a “Receiver”), may exercise in respect of all or any part of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity but subject to Section 11 hereof in all cases related to ULC Shares, all the rights and remedies of the Collateral Agent on default under the PPSA or the STA (whether or not the PPSA or the STA applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)     require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii)    without notice except as specified below or under the PPSA or the STA (as applicable) sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)           The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the PPSA or the STA (as applicable) and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the PPSA or the STA (as applicable), to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable and documented fees of any legal counsel employed by the Collateral Agent to collect such deficiency, as provided for in Section 10.2 of the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c)           The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)           The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e)           Any Receiver appointed by the Collateral Agent may be any Person or persons (including one or more officers or employees of the Collateral Agent), and the Collateral Agent may remove any Receiver so appointed and appoint another or others instead. Any such Receiver may exercise any and all of the rights, remedies and powers of the Collateral Agent provided in this Agreement. The Collateral Agent and the other Secured Parties shall not be responsible for the actions, errors or omissions of any Receiver appointed by the Collateral Agent and any such Receiver shall be deemed to act as agent for the Grantors for all purposes, including without limitation the occupation of any lands and premises of the Grantors or any of them and in carrying on the Grantors (or any one or more of them) business, unless the Collateral Agent expressly specifies in writing that the Receiver shall be agent for the Collateral Agent for one or more purposes. Without limiting the generality of the forgoing, for the purposes of realizing upon the security interest, the Receiver may sell, lease, or otherwise dispose of Collateral as agent for the Grantors or any of them or as agent for the Collateral Agent as it may specify in writing in its sole discretion. Each Grantor agrees to ratify and confirm all actions of any Receiver appointed by the Collateral Agent acting as agent for such Grantor, and to release and indemnify the Receiver in respect of all such actions, except in the case of the Receiver's fraud, wilful misconduct or gross negligence.

7.2	Application of Proceeds.

Except as expressly provided elsewhere in this Agreement or in the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent in payment of the Secured Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Credit Documents;

Second, to pay, without duplication, on a pro rata basis (i) the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (including the Cash Collateralization of Letters of Credit and Secured Hedging Obligations (if and as required pursuant to the applicable Hedge Agreements)), pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties and (ii) any counterparty to a Hedge Agreement that constitutes a Secured Hedging Obligation, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of such Secured Hedging Obligation; and

Third, any balance remaining after the occurrence of the Termination Date shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive the same.

7.3	Sales on Credit.

If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by the purchaser thereof and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

7.4	Investment Property.

Each Grantor recognizes that, by reason of certain prohibitions contained in applicable securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Property conducted without prior registration or qualification of such Investment Property under such securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favourable than those obtainable through a public sale without such restrictions and, notwithstanding such circumstances, each Grantor agrees that the fact that any such sale is conducted as a private sale shall not, in and of itself, cause such sale to not be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Property for the period of time necessary to permit the Issuer thereof to register it for a form of public sale requiring registration under applicable securities laws, even if such Issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Property, upon written request, each Grantor shall, and shall cause each Issuer of any Pledged Equity Interests to be sold hereunder that is controlled by such Grantor to, furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Property which may be sold by the Collateral Agent in exempt transactions under applicable Governmental Rules, as the same are from time to time in effect.

7.5	Cash Proceeds.

If an Event of Default shall have occurred and be continuing, all proceeds of any Collateral received by any Grantor consisting of Cash and Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall forthwith upon receipt by such Grantor be turned over to the Collateral Agent in the form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be deposited into the Collection Account and handled as required by this Agreement, the other Pledge Agreements or the Credit Agreement, and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured), or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing (including to Cash Collateralize Letters of Credit) in accordance with Section 7.2.

SECTION 8.      COLLATERAL AGENT.

The Collateral Agent has been appointed to act as the Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section 8 and with the other provisions of this Agreement. The Collateral Agent may at any time give notice of its resignation to the Secured Parties and Borrowers in accordance with Section 9.6 of the Credit Agreement.

SECTION 9.      CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but in all cases subject to the terms of the Credit Agreement and the other Credit Documents, any Lender may assign or otherwise transfer any Loans or other right held by it under the Credit Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the occurrence of the Termination Date, the security interest granted hereby shall automatically terminate for all purposes and all rights to the Collateral shall revert to the applicable Grantor(s). Upon any such termination, the Collateral Agent shall, at Grantors' request and expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as may be necessary or as any Grantor shall reasonably request, including financing statement amendments, to evidence or effect such termination. Upon any disposition of property permitted by the Credit Agreement or any asset or property becoming Excluded Property, the

Liens granted herein shall be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. Additionally, upon the consummation of a transaction permitted by the Credit Agreement pursuant to which a Grantor ceases to be a Subsidiary of Sponsor, such Grantor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Grantor shall be automatically released. The Collateral Agent shall, at Grantors' expense, execute and deliver or otherwise authorize the filing of such documents as may be necessary or as any Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence or effect such release.

SECTION 10.  STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Representatives (including, without limitation, a Receiver) shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any material agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11.  ULC SHARES

Notwithstanding anything else contained in this Agreement or any other document or agreement among all or some of the parties hereto, each Grantor is the sole registered and beneficial owner of all its Collateral which is comprised of ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Collateral Agent, any of the Secured Parties, or any nominee of any of the foregoing or any other Person on the books and records of the Issuer of such ULC Shares. Accordingly each Grantor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such Collateral (except insofar as such Grantor has granted a security interest therein and is required to deliver such Collateral in accordance with Section 4.2.1(a) hereof) and shall have the right to vote such Collateral and to control the direction, management and policies of the Issuer to the same extent as such Grantor would if such Collateral were not pledged to the Collateral Agent (for its own benefit and for the benefit of the Secured Parties, or otherwise) pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall constitute the Collateral Agent, any of the Secured Parties or any Person other than such Grantor, a member of the Issuer for the purposes of any ULC Laws until such time as prior written notice is given to such Grantor by the Collateral Agent and further steps are taken thereunder so as to register the Collateral Agent, any of the Secured Parties or any nominee of the foregoing as holder of ULC Shares of the Issuer of ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any of the Secured Parties as a member of such Issuer prior to such time, such provision shall be severed herefrom and ineffective with respect to Collateral which are ULC Shares of the Issuer without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which are not

ULC Shares of the Issuer. Except upon the exercise of rights to sell or otherwise dispose of Collateral which is ULC Shares following the occurrence and during the continuance of an Event of Default and upon the applicable Grantor having received prior written notice of such sale or other disposition from the Collateral Agent, no Grantor shall cause or permit, or enable any unlimited company in which it holds ULC Shares to cause or permit, the Collateral Agent or any other Secured Party to, and the Collateral Agent or any other Secured Party shall not have the right to: (a) be registered as a shareholder or member of such unlimited company; (b) have any notation entered in its favour in the share register of such unlimited company; (c) be held out as a shareholder or member of such unlimited company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited company by reason of Collateral Agent or any other Secured Party holding a security interest in such unlimited company; or (e) act as a shareholder or member of such unlimited company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited company.

SECTION 12.  MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any of its rights, duties or obligations hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. Nothing herein (including the use of the term Permitted Liens) or in the Credit Agreement is intended or shall be deemed to subordinate the Lien granted herein or in any other related security to any Permitted Lien or any other Lien affecting all or any part of the Collateral. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR

OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE province OF Ontario and the federal laws of Canada applicable therein, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW. THE TERMS AND CONDITIONS OF SECTION 10.16 (CONSENT TO JURISDICTION) AND SECTION 10.17 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT SHALL BE INCORPORATED INTO THIS AGREEMENT, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first written above.

Pattern Canada Finance Company ULC, as a Grantor

By:
Name:
Title:

SECOND AMENDED AND RESTATED CANADA PLEDGE AND SECURITY AGREEMENT

ROYAL BANK OF CANADA, acting through its New york Branch, as Collateral Agent

By:
Name:
Title:

SECOND AMENDED AND RESTATED CANADA PLEDGE AND SECURITY AGREEMENT

ANNEX D

 (separately attached)

~~EXECUTION VERSION~~

AMENDED & RESTATED PLEDGE AGREEMENT

dated as of December 16, 2014

between

PATTERN US OPERATIONS HOLDINGS LLC,
as Pledgor,

And

ROYAL BANK OF CANADA,
as Collateral Agent

US PLEDGE AGREEMENT (PATTERN REVOLVER)

Page

SECTION 1.	DEFINITIONS	1
1.1.	General Definitions	1
1.2.	Definitions; Interpretation	3
SECTION 2.	GRANT OF SECURITY	3
2.1.	Grant of Security	3
2.2.	Certain Limited Exclusions	3
SECTION 3.	SECURITY FOR OBLIGATIONS; PLEDGOR REMAINS LIABLE	4
3.1.	Security for Obligations	4
3.2.	Continuing Liability Under Collateral	4
SECTION 4.	REPRESENTATIONS AND WARRANTIES AND COVENANTS	4
4.1.	Generally	4
4.2.	Pledged Equity Interests	7
SECTION 5.	FURTHER ASSURANCES	9
5.1.	Further Assurances	9
SECTION 6.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	10
6.1.	Power of Attorney	10
6.2.	No Duty on the Part of Collateral Agent or Secured Parties	11
SECTION 7.	REMEDIES	11
7.1.	Generally	11
7.2.	Application of Proceeds	13
7.3.	Cash Proceeds	13
SECTION 8.	COLLATERAL AGENT	14
SECTION 9.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	14
SECTION 10.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	15
SECTION 11.	MISCELLANEOUS	15
SECTION 12.	NON-RECOURSE	16

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — PLEDGED EQUITY INTERESTS

i

US PLEDGE AGREEMENT (PATTERN REVOLVER)

This AMENDED & RESTATED PLEDGE AGREEMENT, dated as of December 16, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), between PATTERN US OPERATIONS HOLDINGS LLC, a Delaware limited liability company (the “Pledgor”), and ROYAL BANK OF CANADA, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

Reference is made to that certain Amended & Restated Credit and Guaranty Agreement, dated as of December 16, 2014 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Pattern US Finance Company LLC, a Delaware limited liability company (“US Borrower”), Pattern Canada Finance Company ULC, a Nova Scotia unlimited company (“Canada Borrower” and, together with US Borrower, “Borrowers”), the Restricted Holding Company Subsidiaries party thereto, the Lenders party thereto from time to time, the Collateral Agent and the other Persons party thereto from time to time.

WHEREAS, concurrent with the amendment and restatement of the Existing Credit Agreement, the Pledgor and Collateral Agent have agreed to enter into this Agreement in order to amend and restate that certain Pledge Agreement dated as of October 2, 2013, by and between the parties hereto (the “Existing Pledge Agreement”);

WHEREAS, the Lenders have agreed, on the terms and subject to the conditions set forth herein, to continue or extend (as applicable) Revolving Loans and Letters of Credit, as set forth in the Credit Agreement, and certain counterparties may enter into Secured Hedging Obligations with the US Borrower from time to time;

WHEREAS, in consideration of the extensions of credit and other financial accommodations of Lenders as set forth in the Credit Agreement and any Hedge Agreements in respect of Secured Hedging Obligations, the Pledgor has agreed to secure the Credit Parties’ obligations under the Credit Documents and in respect of any such Secured Hedging Obligations as and to the extent set forth herein;

WHEREAS, the Pledgor has gained and will continue to gain a substantial economic benefit from the extensions of credit and other financial accommodations made (or continued) under the Credit Agreement and/or the Secured Hedging Obligations and desires that the Collateral Agent enter into this Agreement on behalf of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that, upon and subject to the occurrence of the Closing Date, the Existing Pledge Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 1. DEFINITIONS.

US PLEDGE AGREEMENT (PATTERN REVOLVER)

1.1.   General Definitions. In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Borrowers” shall have the meaning set forth in the recitals.

“Canada Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning set forth in Section 7.3.

“Collateral” shall have the meaning set forth in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Excluded Property” shall mean (a) the fees and expenses set forth in subclause (d) of the definition of “Restricted Payment” in the Credit Agreement that have been actually received by Pledgor from either Borrower as permitted by the terms of the Credit Agreement and (b) Restricted Payments made by a Borrower that have been actually received by Pledgor from either Borrower as permitted by the terms of the Credit Agreement.

“Existing Pledge Agreement” shall have the meaning set forth in the preamble.

“Pledged Equity Interests” shall mean all Capital Stock legally or beneficially owned by the Pledgor in the US Borrower as listed on Schedule 4.2 (as such schedule may be amended, supplemented or modified from time to time) and the certificates, if any, representing such Capital Stock, and all dividends, interest, distributions, Cash, Cash Equivalents, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“Pledged Intercompany Notes” shall mean the Intercompany Notes, if any, evidencing Indebtedness for borrowed money owed to the Pledgor.

“Pledgor” shall have the meaning set forth in the preamble.

“Proceeds” shall mean: (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Pledged Equity Interests and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Secured Obligations” shall have the meaning set forth in Section 3.1.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, in the event that, by reason of

US PLEDGE AGREEMENT (PATTERN REVOLVER)

mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“US Borrower” shall have the meaning set forth in the recitals.

1.2.   Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.3 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.   GRANT OF SECURITY.

2.1.   Grant of Security. The Pledgor acknowledges and agrees that, after giving effect to this Agreement, the security interests granted in the Existing Pledge Agreement shall be continuing Liens for the benefit of Royal Bank of Canada, as Collateral Agent for the Secured Parties. Without derogating from the foregoing, Pledgor hereby reaffirms and ratifies, after giving effect to this Agreement, the security interests granted in the Existing Pledge Agreement, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of the Pledgor’s right, title and interest in, to and under all of the property of the Pledgor identified below, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)   the Pledged Equity Interests;

(b)   the Pledged Intercompany Notes; and

(c)   to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Consistent with Section 2.2, Pledgor and the Collateral Agent hereby acknowledge and agree that the Collateral shall not include Excluded Property.

2.2.   Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or Lien

US PLEDGE AGREEMENT (PATTERN REVOLVER)

granted under Section 2.1 hereof attach to, any Excluded Property. For the avoidance of doubt, for so long as the applicable property continues to be Excluded Property, the Pledgor shall not be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property.

SECTION 3.   SECURITY FOR OBLIGATIONS; PLEDGOR REMAINS LIABLE.

3.1.   Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by mandatory prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations of the Credit Parties (the “Secured Obligations”).

3.2.   Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) to the extent the Pledgor is liable under any Contractual Obligations relating to Pledged Equity Interests, the Pledgor shall remain liable to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such Contractual Obligation by reason of or arising out of this Agreement or any other document related hereto, nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any Contractual Obligations relating to the Collateral, and (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under any such Contractual Obligations included in the Collateral.

SECTION 4.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1.   Generally.

(a)   Representations and Warranties. The Pledgor hereby represents and warrants that:

(i)   it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, in each case free and clear of any and all Liens of all other Persons, including Liens arising as a result of the Pledgor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, except (x) the Liens created by this Agreement and (y) other Permitted Liens;

US PLEDGE AGREEMENT (PATTERN REVOLVER)

(ii)   it has indicated on Schedule 4.1(A) as of the date hereof: (A) its type of organization, (B) its jurisdiction of organization, (C) its organizational identification number and (D) the jurisdiction where its chief executive office or its sole place of business is located;

(iii)   as of date hereof, the full legal name of the Pledgor is as set forth on Schedule 4.1(A);

(iv)   except as set forth on Schedule 4.1(B), as of the date hereof, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, amalgamation, change in corporate form or otherwise) within the past one (1) year;

(v)   upon (1) the filing of a UCC financing statement naming the Pledgor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the Office of the Secretary of State of the State of Delaware, and payment of all applicable filing fees in connection therewith, or (2) the delivery to, and possession by, the Collateral Agent of any certificates representing Pledged Equity Interests, accompanied by appropriate instruments of transfer endorsed in blank, the security interest granted to the Collateral Agent in Section 2.1 will constitute valid and perfected First Priority Liens on all of the Collateral;

(vi)   no authorization, approval, consent or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or regulatory body or any other Person is required for either (A) the pledge or grant by the Pledgor of the security interest purported to be created in favor of the Collateral Agent hereunder or (B) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral pursuant to this Agreement, in each case, except (1) such as have been made or obtained and are in full force and effect, (2) for the filings and other actions contemplated by clause (v) above, and (3) such as may be required in connection with the sale, transfer or other disposition of any Collateral by laws generally affecting the offering and sale of Securities;

(vii)   as of the date hereof, (A) it has been duly organized as an entity of the type, and solely under the laws of the jurisdiction, as set forth opposite its name on Schedule 4.1, (B) it remains duly existing as such as of the date hereof, and (C) it has not filed any certificates of domestication, transfer or continuance in any other jurisdiction; and

(viii)   as of the date hereof, it owns 100% of the Capital Stock in the US Borrower.

(b)   Covenants and Agreements. The Pledgor hereby covenants and agrees that:

US PLEDGE AGREEMENT (PATTERN REVOLVER)

(i)   except for the security interest created by this Agreement and except for Permitted Liens, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, and it shall not enter into any other agreement prohibiting the creation or assumption of any Lien upon the Collateral to secure the Secured Obligations in favor of the Collateral Agent, for the benefit of the Secured Parties, except for the Transaction Documents;

(ii)   upon obtaining knowledge thereof, it shall defend its title and the existence, perfection and priority of Collateral Agent’s security interest in and to the Collateral (for the benefit of the Secured Parties) against all Persons (other than the Secured Parties and subject to Permitted Liens) that have instituted, or made a non- frivolous threat in writing of, any Adverse Proceeding claiming an interest therein adverse to the Secured Parties in any material respect;

(iii)   it shall not use any Collateral, or otherwise permit any Collateral to be used, in a manner that is unlawful or in violation of any Credit Document or Governmental Rule concerning the Collateral;

(iv)   it will not change its name or place of business from that set forth on Schedule 4.1(A), without first giving thirty (30) Business Days (or such shorter period of time as the Collateral Agent may reasonably agree) prior written notice to the Collateral Agent, and the Pledgor will take all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement;

(v)   except as the result of a transaction expressly permitted under Section 6.11 of the Credit Agreement or unless it shall have obtained the written consent of the Collateral Agent, it will not change its type of organization or jurisdiction of organization and will maintain all material rights, privileges, and franchises necessary to perform its obligations hereunder;

(vi)   it shall not, without the consent of the Collateral Agent, sell, transfer, assign or otherwise dispose of any of the Collateral, except to the extent that, following the consummation of such sale, transfer, assignment or other disposition, the Collateral shall be subject to a pledge executed by the buyer, transferee, assignee or other relevant party in favor of the Collateral Agent (pursuant to a pledge agreement substantially in the form of this Agreement); and

(vii)   it shall not take or permit any action which could materially impair the Collateral Agent’s rights in the Collateral, subject to the Pledgor’s rights to dispose of or abandon rights in the Collateral to the extent permitted hereunder or under the Credit Agreement and subject to Permitted Liens.

US PLEDGE AGREEMENT (PATTERN REVOLVER)

4.2.   Pledged Equity Interests.

(a)   Representations and Warranties. The Pledgor hereby represents and warrants that:

(i)   as of the date hereof, Schedule 4.2 sets forth all of the Pledged Equity Interests owned by the Pledgor and such Pledged Equity Interests constitute all of the issued and outstanding Capital Stock of the US Borrower;

(ii)   there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and

(iii)   none of the Pledged Equity Interests are or represent interests in issuers that: (A) are, or are required to be, registered as investment companies or (B) are dealt in or traded on securities exchanges or markets.

(b)   Covenants and Agreements. The Pledgor hereby covenants and agrees that:

(i)   in the event the Pledgor receives any dividends, interest or distributions on the Pledged Equity Interests, or any Securities or other property upon the merger, consolidation, amalgamation, liquidation or dissolution of any issuer of the Pledged Equity Interests, in each case as permitted by the Credit Agreement (A) such dividends, interest or distributions and Securities or other property (in each case, other than property that meets the definition of Excluded Property) shall be automatically included in the definition of Collateral without further action by the Pledgor and (B) the Pledgor shall promptly take all steps, if any, reasonably necessary to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Pledged Equity Interests (including delivery thereof to the Collateral Agent if and to the extent required by this Agreement) and pending any such action the Pledgor shall be deemed to hold such dividends, interest, distributions, Securities or other property interest for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of the Pledgor;

(ii)   except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit the US Borrower to merge or consolidate with any other Person; and

(iii)   without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to cause the US Borrower to elect or otherwise take any action to cause the Pledged Equity Interests to cease to be treated as ‘securities’ for purposes of the UCC.

(c)   Delivery and Control.

US PLEDGE AGREEMENT (PATTERN REVOLVER)

With respect to any Pledged Equity Interest that is represented by a certificate or that is an “instrument” and with respect to any Pledged Intercompany Note, it shall cause such certificate, instrument or Pledged Intercompany Note, as applicable, to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC) or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, in the case of any such certificate, regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. For the avoidance of doubt, the Pledgor shall comply with the provisions of this Paragraph (c)(i) with respect to any Pledged Equity Interests and Pledged Intercompany Notes owned by it as of the date hereof, on the date hereof, and (ii) with respect to any Pledged Equity Interests or Pledged Intercompany Notes acquired by the Pledgor after the date hereof, promptly after acquiring rights therein.

The Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Equity Interests. In the event of such a transfer, the Collateral Agent shall within a reasonable time thereafter give the Pledgor written notice of such transfer or registration.

(d)   Voting and Distributions.

(i)   So long as no Event of Default shall have occurred and be continuing and until such time as the Pledgor shall have received written notice from the Collateral Agent pursuant to clause (ii) below:

(1)   the Pledgor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement;

(2)   the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to the Pledgor all proxies and other instruments as the Pledgor may from time to time reasonably request for the purpose of enabling the Pledgor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to Section 4.2(d)(i)(1) above; and

(3)   the Pledgor shall be entitled to receive and retain any and all dividends and other distributions paid in respect of any Pledged Equity Interests to the extent permitted under the terms of this Agreement or the Credit Agreement.

(ii)   Upon the occurrence and during the continuation of any Event of Default and upon receipt of three (3) Business Days’ prior written notice from the Collateral Agent to the Pledgor of the Collateral Agent’s intention to exercise such rights:

US PLEDGE AGREEMENT (PATTERN REVOLVER)

(1)   all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 4.2(d)(i)(1) shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(2)   all rights of the Pledgor to receive the dividends and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.2(d)(i)(3) shall cease; and

(3)   in order to permit the Collateral Agent to exercise the voting and other consensual rights that it is entitled to exercise pursuant to this Agreement and to receive all dividends and other distributions that it is entitled to receive hereunder, in each case, with respect to Pledged Equity Interests: (A) the Pledgor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (B) the Pledgor acknowledges that the Collateral Agent may use the power of attorney set forth in Section 6.1.

SECTION 5.   FURTHER ASSURANCES.

5.1.   Further Assurances.

(a)   The Pledgor agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, in each case that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor shall file, or cause to be filed, such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, in each case as may be necessary or as the Collateral Agent may reasonably request in order to perfect and preserve the security interests granted hereby.

(b)   The Pledgor hereby authorizes the Collateral Agent to file a Record or Records, including, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary to perfect the security interest granted to the Collateral Agent herein. Such financing statements shall describe the Collateral in the same manner as described herein. The Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, in each case as the Collateral Agent may reasonably request, all in reasonable detail.

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SECTION 6.   COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1.   Power of Attorney. From the date of this Agreement until the Termination Date, the Pledgor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as its attorney-in-fact, with full authority in its place and stead and in its name, in the name of the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a)   upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)   upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with Section 6.1(a) above;

(c)   upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(d)   to prepare and file any UCC financing statements against the Pledgor as debtor with respect to the Collateral;

(e)   upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens or Liens arising under any Governmental Rule (but not common law)) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of the Pledgor to the Collateral Agent, due and payable immediately without demand; and

(f)   upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Pledgor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest

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therein in order to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do.

6.2.   No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Representatives shall be responsible to the Pledgor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct or that of their Representatives.

SECTION 7.   REMEDIES.

7.1.   Generally.

(a)   If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of all or part of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)   require the Pledgor, and the Pledgor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties; and

(ii)   without notice except as specified below or under the UCC, sell, assign or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)   The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any

US PLEDGE AGREEMENT (PATTERN REVOLVER)

Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(c)   The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under the Securities Act or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, the Pledgor agrees that the fact that any such sale is conducted as a private sale shall not, in and of itself, cause such sale to not be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, the Pledgor shall, and shall cause the US Borrower to, furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d)   The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or

US PLEDGE AGREEMENT (PATTERN REVOLVER)

modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e)   The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2.   Application of Proceeds. Except as expressly provided elsewhere in this Agreement or the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent in payment of the Secured Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Credit Documents;

Second, to pay, without duplication, on a pro rata basis (i) the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (including Cash Collateralization of Letters of Credit and Secured Hedging Obligations (if and as required pursuant to the applicable Hedge Agreements))), pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to the Secured Parties~~; and~~ and (ii) to any counterparty to a Hedge Agreement that constitutes a Secured Hedging Obligation, for application by it towards payment of all other amounts then due and owing and remaining unpaid in respect of such Secured Hedging Obligation; and

Third, any balance remaining after the occurrence of the Termination Date shall be paid over to the US Borrower or to whomsoever may be lawfully entitled to receive the same.

7.3.   Cash Proceeds. If an Event of Default shall have occurred and be continuing, all proceeds of any Collateral received by the Pledgor consisting of Cash and Cash Equivalents (collectively, “Cash Proceeds”) shall be held by the Pledgor in trust for the Collateral Agent, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor be turned over to the Collateral Agent in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account (as defined in the US Pledge and Security Agreement). Any Cash Proceeds received by the Collateral Agent (whether from the Pledgor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be deposited into the Collection Account (as defined in the Pledge and Security Agreement) and handled as required by this Agreement, the US Pledge and Security Agreement or the Credit Agreement, as applicable, and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied

US PLEDGE AGREEMENT (PATTERN REVOLVER)

by the Collateral Agent against the Secured Obligations then due and owing (including to Cash Collateralize Letters of Credit) in accordance with Section 7.2.

SECTION 8.   COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section and with the other provisions of this Agreement. The Collateral Agent may at any time give notice of its resignation to the Secured Parties and Borrowers in accordance with Section 9.6 of the Credit Agreement.

SECTION 9.   CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon the Pledgor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but in all cases subject to the terms of the Credit Agreement and the other Credit Documents, any Lender may assign or otherwise transfer any Loans (including participations in L/C Obligations or Swingline Loans) or other rights held by it under the Credit Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders. Upon the occurrence of the Termination Date, the security interest granted hereby shall automatically terminate for all purposes and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Collateral Agent shall, at the Pledgor’s request and expense, execute and deliver to the Pledgor, or otherwise authorize the filing of, such documents as may be necessary or as the Pledgor shall reasonably request, including financing statement amendments, to evidence or effect such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be automatically released and such property shall automatically revert to the applicable Pledgor with no further action on the part of any Person. The Collateral Agent shall, at Pledgor’s expense, execute and deliver, or otherwise authorize the filing of, such documents as may be necessary or as

US PLEDGE AGREEMENT (PATTERN REVOLVER)

the Pledgor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments, to evidence or effect such release.

SECTION 10.   STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Representatives shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or otherwise. If the Pledgor fails to perform any material agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor in accordance with Section 10.2 of the Credit Agreement.

SECTION 11.   MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the

US PLEDGE AGREEMENT (PATTERN REVOLVER)

Pledgor and their respective successors and assigns. The Pledgor shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any of its rights, duties or obligations hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between the Pledgor and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST). THE TERMS AND CONDITIONS OF SECTION 10.16 (CONSENT TO JURISDICTION) AND 10.17 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT SHALL BE INCORPORATED INTO THIS AGREEMENT, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 12.   NON-RECOURSE.

Anything herein or in any other Credit Document to the contrary notwithstanding, the obligations of the Credit Parties under the Credit Documents, and any certificate, notice, instrument or document delivered pursuant thereto are obligations of the Credit Parties and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) the Pledgor or any other Non- Recourse Party, except to the extent of the obligations of the Pledgor expressly provided for herein or in any of the other Credit Documents to which it is a party. Except for actions under or in respect of the Credit Documents to which the Pledgor or such other Non-Recourse Party, as applicable, is a party, no action shall be brought against Pledgor or such other Non-Recourse Party, as applicable, and no judgment for any deficiency upon the obligations hereunder or under the other Credit Documents, shall be obtainable by any Secured Party against the

US PLEDGE AGREEMENT (PATTERN REVOLVER)

Pledgor or such other Non-Recourse Party, as applicable; provided that nothing contained in this Section 12 or in Section 10.26 of the Credit Agreement shall be deemed to release the Pledgor or any other Non-Recourse Party from liability for its own fraudulent actions or wilful misconduct.

[Signature pages follow]

US PLEDGE AGREEMENT (PATTERN REVOLVER)

IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PATTERN US OPERATIONS HOLDINGS LLC, as Pledgor

By:
Name:
Title:

[Signature Page to Amended and Restated US Pledge Agreement]

ROYAL BANK OF CANADA, ACTING THROUGH ITS NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

[Signature Page to Amended and Restated US Pledge Agreement]

ANNEX E

(separately attached)

AMENDED AND RESTATED

CANADA LIMITED RECOURSE GUARANTEE AND PLEDGE AGREEMENT

dated as of December 17, 2014

executed and granted by

PATTERN CANADA OPERATIONS HOLDINGS ULC,
as Limited Recourse Guarantor and Pledgor

to and in favour of

ROYAL BANK OF CANADA,

as Collateral Agent

and

ROYAL BANK OF CANADA,

as Administrative Agent

PAGE

Section 1.	DEFINITIONS	2

1.1	General Definitions	2
1.2	Definitions; Interpretation	3

Section 2.	GUARANTEE.	4

2.1	Guarantee of the Obligations	4
2.2	Payment by PCOH	4
2.3	Liability Absolute	4
2.4	Waivers by PCOH	6
2.5	PCOH’s Rights of Subrogation, Contribution, etc	7
2.6	Subordination of Other Obligations	7
2.7	Bankruptcy, Etc	8
2.8	Discharge of Guarantee	8

Section 3.	GRANT OF SECURITY	9

3.1	Grant of Security	9
3.2	Certain Limited Exclusions	9

Section 4.	SECURITY FOR OBLIGATIONS; PCOH REMAINS LIABLE	10

4.1	Security for Guaranteed Obligations	10
4.2	Attachment	10
4.3	Continuing Liability Under Collateral	10

Section 5.	REPRESENTATIONS AND WARRANTIES AND COVENANTS.	10

5.1	Generally	10
5.2	Pledged Equity Interests	12

Section 6.	FURTHER ASSURANCES	15

6.1	Further Assurances	15

Section 7.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	15

7.1	Power of Attorney	15
7.2	No Duty on the Part of the Collateral Agent or Secured Parties	16

Section 8.	REMEDIES	17

SCHEDULES

SCHEDULE 5.1 – GENERAL INFORMATION

SCHEDULE 5.2 – PLEDGED EQUITY INTERESTS

This AMENDED AND RESTATED CANADA LIMITED RECOURSE GUARANTEE AND PLEDGE AGREEMENT, dated as of December 12, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is executed and granted by PATTERN CANADA OPERATIONS HOLDINGS ULC, a Nova Scotia unlimited company (“PCOH” or “Limited Recourse Guarantor and Pledgor”), to and in favour of ROYAL BANK OF CANADA, as administrative agent for the Beneficiaries (as herein defined) (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and ROYAL BANK OF CANADA, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS:

Reference is made to that certain Amended & Restated Credit and Guaranty Agreement, dated as of December 12, 2014 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Pattern US Finance Company LLC, a Delaware limited liability company (“US Borrower”), Pattern Canada Finance Company ULC, a Nova Scotia unlimited company (“Canada Borrower” and, together with US Borrower, “Borrowers”), the Restricted Holding Company Subsidiaries party thereto, the Lenders party thereto from time to time, the Collateral Agent and the other Persons party thereto from time to time.

WHEREAS, concurrent with the amendment and restatement of the credit agreement dated as of November 15, 2012 (as amended prior to the date hereof, the “Existing Credit Agreement”, PCOH and Collateral Agent have agreed to enter into this Agreement in order to amend and restate that certain Canada Limited Recourse Guarantee and Pledge Agreement dated as of October 2, 2013, by and between the parties hereto (the “Existing Limited Recourse Guarantee and Pledge Agreement”)

WHEREAS, the Lenders have agreed, on the terms and subject to the conditions set forth herein, to continue or extend (as applicable) Revolving Loans and Letters of Credit, as set forth in the Credit Agreement, and certain counterparties may enter into Secured Hedging Obligations with Canada Borrower from time to time.

WHEREAS, in consideration of the extensions of credit and other financial accommodations of Lenders as set forth in the Credit Agreement and any Hedge Agreements in respect of Secured Hedging Obligations, PCOH has agreed to secure the Credit Parties’ obligations under the Credit Documents and in respect of any such Secured Hedging Obligations as and to the extent set forth herein;

WHEREAS, PCOH has gained and will continue to gain a substantial economic benefit from the extensions of credit and other financial accommodations made (or continued) under the Credit Agreement and/or the Secured Hedging Obligations and desires to execute and grant this Agreement to and in favour of the Administrative Agent and the Collateral Agent on behalf of the Beneficiaries and the Secured Parties;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that, upon and subject to the occurrence of the Closing Date, the Existing Limited Recourse Guarantee Pledge and Agreement is hereby amended and restated to read in its entirety as follows:

Section 1.   DEFINITIONS.

1.1   General Definitions.

In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Beneficiaries” shall mean the Agents, Issuing Banks and Lenders and shall include all former Agents, Issuing Banks and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Issuing Banks or Lenders and such Obligations have not been paid or satisfied in full. For purposes of the guarantee and collateral provisions of this Agreement and the other Credit Documents, “Beneficiary” shall also include each counterparty to a Hedge Agreement that is a Secured Hedging Obligation.

“Borrowers” shall have the meaning set forth in the recitals.

“Canada Borrower” shall have the meaning set forth in the recitals.

“Cash Proceeds” shall have the meaning set forth in Section 8.2.

“Certificated Securities” shall mean “certificated securities” as defined in the PPSA.

“Chattel Paper” shall mean “chattel paper” as defined in the PPSA.

“Collateral” shall have the meaning set forth in Section 3.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Control” shall mean “control” as defined in the STA.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Document of Title” shall mean “document of title” as defined in the PPSA.

“Excluded Property” shall mean (a) the fees and expenses set forth in subclause (d) of the definition of “Restricted Payment” in the Credit Agreement that have been actually received by PCOH from either Borrower as permitted by the terms of the Credit Agreement and (b) Restricted Payments made by a Borrower that have been actually received by PCOH from either Borrower as permitted by the terms of the Credit Agreement.

 2

“Existing Limited Recourse Guarantee and Pledge Agreement” shall have the meaning set forth in the preamble.

“Guaranteed Obligations” has the meaning set out in Section 2.1(a) hereto.

“Instrument” shall mean “instrument” as defined in the PPSA.

“Issuer” shall mean “issuer” as defined in the STA.

“Investment Property” means “investment property” as defined in the PPSA.

“Pledged Equity Interests” shall mean the Capital Stock legally or beneficially owned by PCOH in Canada Borrower as listed on Schedule 5.2 (as such schedule may be amended, supplemented or modified from time to time) and the certificates, if any, representing such Capital Stock, and all dividends, interest, distributions, Cash, Cash Equivalents, Securities and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“Pledged Intercompany Notes” shall mean the Intercompany Notes, if any, evidencing Indebtedness for borrowed money owed to PCOH.

“PPSA” shall mean the Personal Property Security Act (Ontario) as in effect from time to time and any statute substituted therefor and any amendments thereto.

“PCOH” or “Limited Recourse Guarantor” shall have the meaning set forth in the preamble.

“Proceeds” shall mean: (a) all “proceeds” as defined in the PPSA, (b) payments or distributions made with respect to any Pledged Equity Interests and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“STA” shall mean the Securities Transfer Act, 2006 (Ontario) as in effect from time to time and any statute substituted therefor and any amendments thereto.

“ULC Laws” the Companies Act (Nova Scotia), the Business Corporations Act (Alberta), the Business Corporations Act (British Columbia) or any other laws of Canada or any province thereof providing for the formation of corporate entities whose shareholders or members have unlimited liability.

“ULC Shares” means Pledged Equity Interests which consist of Capital Stock of any entity which is an unlimited company.

“unlimited company” means an unlimited company, unlimited liability company, unlimited liability corporation or similar entity incorporated or otherwise existing under any ULC Laws.

 3

“US Borrower” shall have the meaning set forth in the recitals.

1.2   Definitions; Interpretation.

All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the PPSA. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the rules of interpretation set forth in Section 1.3 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. All references herein to provisions of the PPSA shall include all successor provisions under any subsequent version or amendment to any Section of the PPSA.

Section 2.   GUARANTEE.

2.1   Guarantee of the Obligations.

(a)   Subject to the limitations provided in Section 2.1(b) hereof, PCOH hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of an automatic stay under any Debtor Relief Laws) (collectively, the “Guaranteed Obligations”).

(b)   Notwithstanding any other provision hereof, the only remedy that the Administrative Agent or any other Secured Party shall have against PCOH hereunder in the event of non-payment by PCOH of the Guaranteed Obligations is to realize upon the Collateral. The Administrative Agent or any other Secured Party shall in no circumstance have any right of payment from PCOH hereunder independent of the foregoing and no judgment in the nature of money or deficiency judgment shall be enforced against PCOH out of any of its property, assets or undertaking other than the Collateral. In the event of any conflict or inconsistency between this Section 2.1(b) and any other provision in this Agreement or any other Credit Document, this Section 2.1(b) shall prevail to the extent of such conflict or inconsistency.

2.2   Payment by PCOH.

PCOH agrees, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against PCOH by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, PCOH will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case or other proceeding under the Bankruptcy Code or any Debtor Relief Laws, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against

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Borrowers for such interest in the related bankruptcy or insolvency case or other proceeding) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

2.3   Liability Absolute.

PCOH agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, PCOH agrees as follows:

(a)   this Agreement is a guarantee of payment when due and not of collectability;

(b)   the Administrative Agent may enforce this Agreement upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Secured Party with respect to the existence of such Event of Default;

(c)   the obligations of PCOH hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against PCOH whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers have joined in any such action or actions;

(d)   payment by PCOH of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge PCOH’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce PCOH’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release PCOH from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied, limit, affect, modify or abridge any other Guarantor’s liability in respect of the Guaranteed Obligations;

(e)   any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of PCOH’s liability hereunder, from time to time may: (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or

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manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of PCOH against Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Agreement and the obligations of PCOH hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not PCOH shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guarantee or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the Credit Documents or from the Proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of a Borrower or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrowers may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of PCOH as an obligor in respect of the Guaranteed Obligations.

2.4   Waivers by PCOH.

PCOH hereby waives, for the benefit of Beneficiaries: (a) any right to require any Secured Party, as a condition of payment or performance by PCOH, to (i) proceed against Borrowers, any other guarantor (including any Guarantor) of the Guaranteed Obligations or any

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other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favour of Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any Governmental Rule which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behaviour which amounts to bad faith; (e) (i) any Governmental Rules, which are or might be in conflict with the terms hereof and any legal or equitable discharge of PCOH’s obligations hereunder, (ii) to the extent permitted by Governmental Rules, the benefit of any statute of limitations affecting PCOH’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonour and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to Borrowers and notices of any of the matters referred to in Section 2.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

2.5   PCOH’s Rights of Subrogation, Contribution, etc.

Until the Termination Date, PCOH hereby waives any claim, right or remedy, direct or indirect, that PCOH now has or may hereafter have against Borrowers or any Guarantor or any of its assets in connection with this Agreement or the performance by PCOH of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by Governmental Rule or otherwise and including (a) any right of subrogation, reimbursement or indemnification that PCOH now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, PCOH shall withhold exercise of any right of contribution PCOH may have against any other guarantor (including any Guarantor) of the Guaranteed Obligations. PCOH further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification PCOH may have against Borrowers or against any collateral or security, and any rights of contribution PCOH may have against any such other guarantor,

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shall be junior and subordinate to any rights any Secured Party may have against Borrowers, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to PCOH on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

2.6   Subordination of Other Obligations.

Any Indebtedness of Borrowers or any Guarantor now or hereafter held by PCOH is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by PCOH after receipt of notice of an Event of Default (which has occurred and is continuing) by the Administrative Agent shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of PCOH under any other provision hereof.

2.7   Bankruptcy, Etc.

(a)   So long as any Guaranteed Obligations remain outstanding, PCOH shall not, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any involuntary bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers or any Guarantor. The obligations of PCOH hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or any Guarantor or by any defense which Borrowers or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   PCOH acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above against Borrowers (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of PCOH and Beneficiaries that the Guaranteed Obligations which are guaranteed by PCOH pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. PCOH will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Collateral Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c)   In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of PCOH hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

2.8   Discharge of Guarantee.

If all of the Capital Stock of PCOH or any of its successors in interest hereunder shall be sold or otherwise disposed of (including my merger, amalgamation or consolidation, other than an amalgamation that results in the surviving or successor entity being a Canadian entity) to a Person that is not a Borrower or a Subsidiary of a Borrower in accordance with the terms and conditions of the Credit Agreement, the guarantee provided in this Section 2 shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 3.   GRANT OF SECURITY.

3.1   Grant of Security.

PCOH acknowledges and agrees that, after giving effect to this Agreement, the security interests granted in the Existing Limited Recourse Guarantee and Pledge Agreement shall be continuing Liens for the benefit of Royal Bank of Canada, as Collateral Agent for the Secured Parties. Without derogating from the foregoing, PCOH hereby reaffirms and ratifies, after giving effect to this Agreement, the security interests granted in the Existing Limited Recourse Guarantee and Pledge Agreement, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and continuing lien and charge on all of PCOH’s right, title and interest in, to and under all of the property of PCOH identified below, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)   the Pledged Equity Interests;

(b)   the Pledged Intercompany Notes; and

(c)   to the extent not otherwise included above, all Proceeds (including, without limitation, all proceeds arising from any preference action under Section 95 of the Bankruptcy and Insolvency Act (Canada) as amended from time to time or any comparable preference action arising from any federal or provincial legislation (whether dealing with fraudulent conveyances or assignments and preferences or otherwise)), products, accessions, rents and profits of or in respect of any of the foregoing.

Consistent with Section 3.2, PCOH and the Collateral Agent hereby acknowledge and agree that the Collateral shall not include Excluded Property.

3.2   Certain Limited Exclusions.

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Notwithstanding anything herein to the contrary, in no event shall the Collateral include, or the security interest or Lien granted under Section 2.1 hereof attach to, any Excluded Property. For the avoidance of doubt, for so long as the applicable property continues to be Excluded Property, PCOH shall not be required to take any action intended to cause any Excluded Property to constitute Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property constituting Excluded Property.

Section 4.   SECURITY FOR OBLIGATIONS; PCOH REMAINS LIABLE.

4.1   Security for Guaranteed Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance by PCOH in full when due, whether at stated maturity, by mandatory prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of an automatic stay under any Debtor Relief Laws), of all Guaranteed Obligations.

4.2   Attachment.

PCOH confirms and agrees that (a) value has been given by the Collateral Agent to PCOH, (b) PCOH has rights in all existing Collateral and power to transfer rights in the Collateral to the Collateral Agent, and (c) PCOH and the Collateral Agent have not postponed the time for attachment of the security interest and Liens created thereby, such that the security interest and Liens shall attach to existing Collateral upon the execution of this Agreement and shall attach to Collateral in which PCOH hereafter acquires rights at the time that PCOH acquires rights in such Collateral.

4.3   Continuing Liability Under Collateral.

Notwithstanding anything herein to the contrary, (a) to the extent PCOH is liable under any Contractual Obligations relating to Pledged Equity Interests, PCOH shall remain liable to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such Contractual Obligation by reason of or arising out of this Agreement or any other document related hereto, nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any Contractual Obligations relating to the Collateral, and (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release PCOH from any of its duties or obligations under any such Contractual Obligations included in the Collateral.

Section 5.   REPRESENTATIONS AND WARRANTIES AND COVENANTS.

5.1   Generally.

(a)   Representations and Warranties. PCOH hereby represents and warrants that:

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(i)   it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, in each case free and clear of any and all Liens of all other Persons, including Liens arising as a result of PCOH becoming bound (as a result of merger, amalgamation or otherwise) as debtor under a security agreement entered into by another Person, except (x) the Liens created by this Agreement and (y) other Permitted Liens;

(ii)   it has indicated on Schedule 5.1(A) as of the date hereof: (A) its type of organization, (B) its jurisdiction of organization, (C) its organizational identification number and (D) the jurisdiction where its chief executive office or its sole place of business is located;

(iii)   as of the date hereof, the full legal name of PCOH is as set forth on Schedule 5.1(A);

(iv)   except as set forth on Schedule 5.1(B), as of the date hereof, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, amalgamation, change in corporate form or otherwise) within the past one (1) year;

(v)   upon (1) the filing of a PPSA financing statement naming PCOH as “debtor” and the Collateral Agent as “secured party”, and payment of all applicable filing fees in connection therewith, or (2) the delivery to, and possession by, the Collateral Agent of any Certificated Securities representing the Pledged Equity Interests, accompanied by appropriate instruments of transfer endorsed in blank, the security interest granted to the Collateral Agent in Section 3.1 will constitute valid and perfected First Priority Liens on all of the Collateral;

(vi)   no authorization, approval, consent or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or regulatory body or any other Person is required for either (A) the pledge or grant by PCOH of the security interest purported to be created in favour of the Collateral Agent hereunder or (B) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral pursuant to this Agreement, in each case, except (1) such as have been made or obtained and are in full force and effect, (2) for the filings and other actions contemplated by clause (v) above, and (3) such as may be required in connection with the sale, transfer or other disposition of any Collateral by laws generally affecting the offering and sale of Securities or, in the case of ULC Shares, transfer restrictions contained in the constating documents of the Issuer thereof;

(vii)   as of the date hereof, (A) it has been duly organized as an entity of the type, and solely under the laws of the jurisdiction, as set forth opposite its name on Schedule 4.1, (B) it remains duly existing as such as of the date hereof, and (C) it has not taken any steps to continue in any other jurisdiction; and

(viii)   as of the date hereof, it owns 100% of the Capital Stock in Canada Borrower.

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(b)   Covenants and Agreements. PCOH hereby covenants and agrees that:

(i)   except for the security interest created by this Agreement and except for Permitted Liens, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, and it shall not enter into any other agreement prohibiting the creation or assumption of any Lien upon the Collateral to secure the Guaranteed Obligations in favour of the Collateral Agent, for the benefit of the Secured Parties, except for the Transaction Documents;

(ii)   upon obtaining knowledge thereof it shall defend its title and the existence, perfection and priority of Collateral Agent’s security interest in and to the Collateral (for the benefit of the Secured Parties) against all Persons (other than the Secured Parties subject to Permitted Liens) that have instituted, or made a non-frivolous threat in writing of, any Adverse Proceeding claiming an interest therein adverse to the Secured Parties in any material respect;

(iii)   it shall not use any Collateral, or otherwise permit any Collateral to be used, in a manner that is unlawful or in violation of any Credit Document or Governmental Rule applicable to the Collateral;

(iv)   it will not change its name or place of business from that set forth on Schedule 5.1(A), without first giving thirty (30) Business Days (or such shorter period of time as the Collateral Agent may reasonably agree) prior written notice to the Collateral agent, and the Pledgor will take all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interests granted under this Agreement;

(v)   except as a result of a transaction expressly permitted under Section 6.11 of the Credit Agreement or unless it shall have obtained the written consent of the Collateral Agent, it will not change its type of organization or jurisdiction of organization and will maintain all material rights, privileges, and franchises necessary to perform its obligations hereunder;

(vi)   it shall not, without the consent of the Collateral Agent, sell, transfer, assign or otherwise dispose of any of the Collateral, except to the extent that, following the consummation of such sale, transfer, assignment or other disposition, the Collateral shall be subject to a pledge executed by the buyer, transferee, assignee or other relevant party in favour of the Collateral Agent (pursuant to a pledge agreement substantially in the form of this Agreement); and

(vii)   it shall not take or permit any action which could materially impair the Collateral Agent’s rights in the Collateral, subject to PCOH’s rights to dispose of or abandon rights in the Collateral to the extent permitted hereunder or under the Credit Agreement and subject to Permitted Liens.

5.2   Pledged Equity Interests.

(a)   Representations and Warranties. PCOH hereby represents and warrants that:

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(i)   as of the date hereof, Schedule 5.2 sets forth all of the Pledged Equity Interests owned by PCOH and such Pledged Equity Interests constitute 65% of the issued and outstanding Capital Stock of Canada Borrower;

(ii)   there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and

(iii)   none of the Pledged Equity Interests are or represent interests in Issuers that (A) are, or are required to be, registered as investment companies under any applicable laws of the United States, or (B) are dealt in or traded on securities exchanges or markets.

(b)   Covenants and Agreements. PCOH hereby covenants and agrees that:

(i)   in the event PCOH receives any dividends, interest or distributions on the Pledged Equity Interests, or any Securities or other property upon the merger, consolidation, amalgamation, liquidation or dissolution of any Issuer of the Pledged Equity Interests, in each case as permitted by the Credit Agreement (A) such dividends, interest or distributions and Securities or other property (in each case, other than property that meets the definition of Excluded Property) shall be automatically included in the definition of Collateral without further action by PCOH, and (B) PCOH shall promptly take all steps, if any, reasonably necessary to ensure the validity, perfection, priority and, if applicable, control by the Collateral Agent over such Pledged Equity Interests (including delivery thereof to the Collateral Agent if and to the extent required by clause (iii) of this paragraph (b) or otherwise by this Agreement) and pending any such action PCOH shall, subject to Section 14 hereof in the case of any ULC Shares, be deemed to hold such dividends, interest, distributions, Securities or other property interest for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of PCOH;

(ii)   except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit Canada Borrower to amalgamate, merge or consolidate with any other Person; and

(iii)   it shall at all times cause 65% of the Capital Stock of the Canada Borrower to be subject to the Lien constituted by this Agreement and deliver to the Collateral Agent Certificated Securities representing 65% of the Capital Stock of the Canada Borrower, together with stock transfer powers relating thereto, in form and substance satisfactory to the Collateral Agent and, in the case of ULC Shares, in blank.

(c)   Delivery and Control.

With respect to any Pledged Equity Interest or Pledged Intercompany Notes that is represented by a Certificated Security or that is an Instrument, as applicable, it shall cause such Certificated Security or Instrument, as applicable, to be subject to the exclusive control of the Collateral Agent or accompanied by such instruments of

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assignment and transfer in such form and substance as the Collateral Agent may reasonably request, provided that any instruments of assignment or transfer relating to any ULC Shares shall be in blank only. For the avoidance of doubt, PCOH shall comply with the provisions of this Paragraph (c) with respect to any Pledged Equity Interests and Pledged Intercompany Notes owned by it as of the date hereof, on the date hereof, and (ii) with respect to any Pledged Equity Interests or Pledged Intercompany Notes acquired by PCOH after the date hereof, promptly after acquiring rights therein.

Subject to Section 14 hereof, the Collateral Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, to transfer to or to register in its name or in the name of any of its nominees any or all of the Pledged Equity Interests. In the event of such a transfer, the Collateral Agent shall within a reasonable time thereafter give PCOH written notice of such transfer or registration.

(d)   Voting and Distributions.

(i)   So long as no Event of Default shall have occurred and be continuing and until such time as PCOH shall have received written notice from the Collateral Agent pursuant to clause (ii) below:

(1)   PCOH shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement;

(2)   the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to PCOH all proxies and other instruments as PCOH may from time to time reasonably request for the purpose of enabling PCOH to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to Section 5.2(d)(i)(1) above; and

(3)   PCOH shall be entitled to receive and retain any and all dividends and other distributions paid in respect of any Pledged Equity Interests to the extent permitted under the terms of this Agreement or the Credit Agreement.

(ii)   Upon the occurrence and during the continuation of any Event of Default and upon receipt of three (3) Business Days’ prior written notice from the Collateral Agent to PCOH of the Collateral Agent’s intention to exercise such rights:

(1)   except in the case of ULC Shares, all rights of PCOH to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5.2(d)(i)(1) shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(2)   except in the case of ULC Shares, all rights of PCOH to receive the dividends and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(d)(i)(3) shall cease; and

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(3)   except in the case of ULC Shares, in order to permit the Collateral Agent to exercise the voting and other consensual rights that it is entitled to exercise pursuant to this Agreement and to receive all dividends and other distributions that it is entitled to receive hereunder, in each case, with respect to Pledged Equity Interests (A) PCOH shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request, and (B) PCOH acknowledges that the Collateral Agent may use the power of attorney set forth in Section 7.1.

Section 6.   FURTHER ASSURANCES.

6.1   Further Assurances.

(a)   Subject to Section 14 hereof, PCOH agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, in each case that may be necessary or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, but subject to Section 14 hereof, PCOH shall file, or cause to be filed, such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, in each case as may be necessary or as the Collateral Agent may reasonably request in order to perfect and preserve the security interests granted hereby.

(b)   PCOH hereby authorizes the Collateral Agent to file a record or records, including, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary to perfect the security interest granted to the Collateral Agent herein. Such financing statements shall describe the Collateral in the same manner as described herein. PCOH shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, in each case as the Collateral Agent may reasonably request, all in reasonable detail.

Section 7.   COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

7.1   Power of Attorney.

From the date of this Agreement until the Termination Date, PCOH hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as its attorney-in-fact, with full authority in its place and stead and in its name or (except in the case of any power relating to ULC Shares) in the name of the Collateral Agent, a Receiver (as defined in Section 8.1) or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following:

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(a)   upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b)   upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents of Title and Chattel Paper in connection with Section 6.1(a) above;

(c)   upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(d)   to prepare and file any PPSA financing statements against PCOH as debtor with respect to the Collateral;

(e)   upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens or Liens arising under any Governmental Rule (but not common law)) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent, any such payments made by the Collateral Agent to become obligations of PCOH to the Collateral Agent, due and payable immediately without demand; and

(f)   upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and PCOH’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as PCOH might do.

7.2   No Duty on the Part of the Collateral Agent or Secured Parties.

(a)   The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Representatives shall be responsible to PCOH for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct or that of their Representatives.

(b)   Any Credit Extension may be made to Borrowers or continued from time to time, in each case without notice to or authorization from PCOH regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with PCOH its assessment, or PCOH’s assessment, of

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the financial condition of Borrowers. PCOH has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and its ability to perform its obligations under the Credit Documents and PCOH assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. PCOH hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Secured Party.

Section 8.   REMEDIES.

8.1   Generally.

Subject to Section 2.1(b) of this Agreement:

(a)   If any Event of Default shall have occurred and be continuing, the Collateral Agent or its Representatives, including, without limitation, a receiver, interim receiver or receiver and manager appointed by an instrument in writing or by proceedings in any court of competent jurisdiction (collectively a “Receiver”), may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity but subject to Section 14 hereof in all cases related to ULC Shares, all the rights and remedies of the Collateral Agent on default under the PPSA or the STA (whether or not the PPSA or the STA applies to the affected Collateral) to collect, enforce or satisfy any Guaranteed Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)   require PCOH, and PCOH hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties; and

(ii)   without notice except as specified below or under the PPSA or STA (as applicable) sell, assign or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)   The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the PPSA or the STA (as applicable) and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the PPSA or the STA (as applicable), to use and apply any of the Guaranteed Obligations as

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a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of PCOH, and PCOH hereby waives (to the extent permitted by applicable law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. PCOH agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to PCOH of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. PCOH hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(c)   PCOH recognizes that, by reason of certain prohibitions contained in applicable securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Equity Interests conducted without prior registration or qualification of such Pledged Equity Interests under such securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Equity Interests for their own account, for investment and not with a view to the distribution or resale thereof. PCOH acknowledges that any such private sale may be at prices and on terms less favourable than those obtainable through public sale without such restrictions and, notwithstanding such circumstances, PCOH agrees that the fact that any such sale is conducted as a private sale shall not, in and of itself, cause such sale to not be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Equity Interests for the period of time necessary to permit the Issuer thereof to register it for a form of public sale requiring registration under applicable securities laws, even if such Issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Pledged Equity Interests, upon written request, PCOH shall, and shall cause Canada Borrower to, furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Pledged Equity Interests which may be sold by the Collateral Agent in exempt transactions under applicable Governmental Rules, as the same are from time to time in effect.

(d)   The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e)   The Collateral Agent shall have no obligation to marshal any of the Collateral.

(f)   Any Receiver appointed by the Collateral Agent may be any Person or persons (including one or more officers or employees of Collateral Agent), and the Collateral Agent may remove any Receiver so appointed and appoint another or others instead. Any such Receiver

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may exercise any and all of the rights, remedies and powers of the Collateral Agent provided in this Agreement. The Collateral Agent and the other Secured Parties shall not be responsible for the actions, errors or omissions of any Receiver appointed by the Collateral Agent and any such Receiver shall be deemed to act as agent for PCOH for all purposes, unless the Collateral Agent expressly specifies in writing that the Receiver shall be agent for the Collateral Agent for one or more purposes. Without limiting the generality of the forgoing, for the purposes of realizing upon the security interest, the Receiver may sell, lease, or otherwise dispose of Collateral as agent for PCOH or as agent for the Collateral Agent as it may specify in writing in its sole discretion. PCOH agrees to ratify and confirm all actions of any Receiver appointed by the Collateral Agent acting as agent for PCOH, and to release and indemnify the Receiver in respect of all such actions, except in the case of the Receiver’s fraud, willful misconduct or gross negligence.

8.2   Cash Proceeds.

If an Event of Default shall have occurred and be continuing, all Proceeds of any Collateral received by PCOH consisting of Cash and Cash Equivalents (collectively, the “Cash Proceeds”) shall be held by PCOH in trust for the Collateral Agent, segregated from other funds of PCOH, and shall, forthwith upon receipt by PCOH be turned over to the Collateral Agent in the exact form received by PCOH (duly indorsed by PCOH to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account (as defined in the Canada pledge and security agreement of even date herewith (the “Canada Pledge and Security Agreement”) between Canada Borrower and the Collateral Agent, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time). Any Cash Proceeds received by the Collateral Agent (whether from PCOH or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be deposited into the Collection Account (as defined in the Canada Pledge and Security Agreement) and handled as required by this Agreement, the other Pledge Agreements or the Credit Agreement, and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing (including to Cash Collateralize Letters of Credit) in accordance with Section 8.3.

8.3   Application of Proceeds.

Except as expressly provided elsewhere in this Agreement or the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent in payment of the Guaranteed Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Agents under the Credit Documents;

Second, to pay, without duplication, on a pro rata basis (i) the Administrative Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Guaranteed Obligations (including Cash

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Collateralization of Letters of Credit and Secured Hedging Obligations (if and as required pursuant to the applicable Hedge Agreements)), pro rata among the Secured Parties according to the amounts of the Guaranteed Obligations then due and owing and remaining unpaid to the Secured Parties and (ii) any counterparty to a Hedge Agreement that constitutes a Secured Hedging Obligation, for application by it towards payment of all amounts then due and owing and remaining unpaid in respect of such Secured Hedging Obligation; and

Third, any balance remaining after the occurrence of the Termination Date shall be paid over to Canada Borrower or to whomsoever may be lawfully entitled to receive the same.

Section 9.   COLLATERAL AGENT.

The Collateral Agent has been appointed to act as the Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 9, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section and with the other provisions of this Agreement. The Collateral Agent may at any time give notice of its resignation to the Secured Parties and Borrowers in accordance with Section 9.6 of the Credit Agreement.

Section 10.   CONTINUING GUARANTEE AND SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement is a continuing guarantee and creates a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon PCOH, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject in all cases to the terms of the Credit Agreement and the other Credit Documents, any Lender may assign or otherwise transfer any Loans (including participations in L/C Obligations or Swingline Loans) or other rights held by it under the Credit Documents to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders. Upon the occurrence of the Termination Date, the security interest granted hereby shall automatically terminate for all purposes and all rights to the Collateral shall revert to PCOH. Upon any such termination, the Collateral Agent shall, at PCOH’s request and expense, execute and deliver to PCOH, or otherwise authorize the filing of, such documents as may be necessary or as PCOH shall reasonably request, including financing statement amendments, to evidence or effect such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be automatically released and such property shall automatically revert to

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PCOH with no further action on the part of any Person. The Collateral Agent shall, at PCOH’s expense, execute and deliver, or otherwise authorize the filing of, such documents as may be necessary or as PCOH shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments, to evidence or effect such release.

Section 11.   STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Representatives (including, without limitation, a Receiver) shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of PCOH or otherwise. If PCOH fails to perform any material agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by PCOH in accordance with Section 10.2 of the Credit Agreement.

Section 12.   LIMITATIONS ACT.

PCOH acknowledges and agrees that any Secured Party may make a claim or demand payment under this Agreement notwithstanding any limitation period regarding such claim or demand set forth in the Limitations Act, 2002 (Ontario) or under any other Governmental Rules with similar effect and, to the maximum extent permitted by Governmental Rules, any limitations period set forth in such Act or Governmental Rules are hereby explicitly excluded or, if excluding such limitations periods is not permitted by such Act or Governmental Rules, are hereby extended to the maximum limitation period permitted by such Act or Governmental Rules. For greater certainty, PCOH acknowledges and agrees that this Agreement is a “business agreement” as defined under Section 22 of the Limitations Act, 2002 (Ontario).

Section 13.   MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement, with notices to PCOH to be made in the same manner as notices to the Credit Parties as provided in the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any

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other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and PCOH and their respective successors and assigns. PCOH shall not, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any of its rights, duties or obligations hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between PCOH and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. Nothing herein (including the use of the term Permitted Liens) is intended or shall be deemed to subordinate the Lien granted herein or in any other related security to any Permitted Lien or any other Lien affecting all or any part of the Collateral. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed original.

THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE province of Ontario and the FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW. THE TERMS AND CONDITIONS OF SECTION 10.16 (CONSENT TO JURISDICTION) AND SECTION 10.17 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT SHALL BE INCORPORATED INTO THIS AGREEMENT, MUTATIS MUTANDIS, AS IF SET FORTH HEREIN, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

Section 14.   ULC SHARES.

Notwithstanding anything else contained in this Agreement or any other document or agreement among all or some of the parties hereto, PCOH is the sole registered and beneficial owner of all its Collateral which is comprised of ULC Shares and will remain so until such time

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as such ULC Shares are effectively transferred into the name of the Collateral Agent, any of the Secured Parties, or any nominee of any of the foregoing or any other Person on the books and records of the Issuer of such ULC Shares. Accordingly, PCOH shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such Collateral (except insofar as PCOH has granted a security interest therein and is required to deliver such Collateral in accordance with Section 5.2(c) hereof) and shall have the right to vote such Collateral and to control the direction, management and policies of the Issuer to the same extent as PCOH would if such Collateral were not pledged to the Collateral Agent (for its own benefit and for the benefit of the Secured Parties, or otherwise) pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall constitute the Collateral Agent, any of the Secured Parties or any Person other than PCOH, a member of the Issuer for the purposes of any ULC Laws until such time as prior written notice is given to PCOH by the Collateral Agent and further steps are taken thereunder so as to register the Collateral Agent, any of the Secured Parties or any nominee of the foregoing as holder of ULC Shares of the Issuer of ULC Shares. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any of the Secured Parties as a member of such Issuer prior to such time, such provision shall be severed herefrom and ineffective with respect to Collateral which are ULC Shares of the Issuer without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral which are not ULC Shares of the Issuer. Except upon the exercise of rights to sell or otherwise dispose of Collateral which is ULC Shares following the occurrence and during the continuance of an Event of Default and upon PCOH having received prior written notice of such sale or other disposition from the Collateral Agent, PCOH shall not cause or permit, or enable any unlimited company in which it holds ULC Shares to cause or permit, the Collateral Agent or any other Secured Party to, and the Collateral Agent or any other Secured Party shall not have the right to: (a) be registered as a shareholder or member of such unlimited company; (b) have any notation entered in its favour in the share register of such unlimited company; (c) be held out as a shareholder or member of such unlimited company; (d) receive, directly or indirectly, any dividends, property or other distributions from such unlimited company by reason of Collateral Agent or any other Secured Party holding a security interest in such unlimited company; or (e) act as a shareholder or member of such unlimited company, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such unlimited company.

Section 15.   ALTERATION.

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by PCOH and Collateral Agent.

Section 16.   SEVERABILITY.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining

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provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.   HEADINGS.

Section headings are included herein for convenience of reference only, and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 18.   SUCCESSORS AND ASSIGNS.

This Agreement shall enure to the benefit of, and be binding on, PCOH and its successors and assigns (as permitted by section 10.6 of the Credit Agreement), and shall enure to the benefit of, and be binding on, Collateral Agent and its successors and assigns. PCOH may not assign this Agreement, or any of its rights or obligations under this Agreement except as permitted by the Credit Agreement. Collateral Agent may assign this Agreement and any of its rights and obligations hereunder to any Person that replaces it in its capacity as such in accordance with the Credit Agreement.

Section 19.   ELECTRONIC SIGNATURE.

Delivery of an executed signature page to this Agreement by PCOH by facsimile or other electronic form of transmission shall be as effective as delivery by PCOH of a manually executed copy of this Agreement by PCOH.

Section 20.   NON-RECOURSE.

Anything herein or in any other Credit Document to the contrary notwithstanding, the obligations of the Credit Parties under the Credit Documents, and any certificate, notice, instrument or document delivered pursuant thereto are obligations of the Credit Parties and do not constitute a debt or obligation of (and no recourse shall be had with respect thereto to) PCOH or any other Non-Recourse Party, except to the extent of the obligations of the Pledgor expressly provided for herein or in any of the other Credit Documents to which it is a party. Except for actions under or in respect of the Credit Documents to which PCOH or such other Non-Recourse Party, as applicable, is a party, no action shall be brought against PCOH or such other Non- Recourse Party, as applicable, and no judgment for any deficiency upon the obligations hereunder or under the other Credit Documents, shall be obtainable by any Secured Party against PCOH or such other Non-Recourse Party, as applicable; provided that nothing contained in this Section 20 or in Section 10.26 of the Credit Agreement shall be deemed to release PCOH or any other Non-Recourse Party from liability for its own fraudulent actions or wilful misconduct.

[Signature pages follow]

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IN WITNESS WHEREOF, the Limited Recourse Guarantor and Pledgor have caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first written above.

PATTERN CANADA OPERATIONS HOLDINGS ULC, Limited Recourse Guarantee and Pledgor

By:
Name:
Title:

ROYAL BANK OF CANADA,
ACTING THROUGH ITS NEW YORK BRANCH
as Collateral Agent

By:
Name
Title: